As filed with the Securities and Exchange Commission on December 29, 1998


                                                     Registration No. 333-68759

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
				                         ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             CYTOGEN CORPORATION
            (Exact name of registrant as specified in its charter)

      		    ------------------------------------------------------


          Delaware                          2835                   22-2322400
(State or other jurisdiction          (Primary Standard       (I.R.S. Employer
of incorporation or organization) Industrial Classification  Identification No.)
                                         Code Number)
                         -------------------------------------

                             600 College Road East CN 5308
                           Princeton, New Jersey  08540-5308
                                     (609) 987-8200
                       (Address, including zip code and telephone
                       number, including area code, of registrant's
                               principal executive offices)

                         --------------------------------------


                               Donald F. Crane, Jr., Esq.
                          Vice President and General Counsel
                                  CYTOGEN Corporation
                             600 College Road East CN 5308
                            Princeton, New Jersey 08540-5308
                                     (609) 987-8200
                  (Name, address, including zip code, and telephone
                   number,including area code, of agent for service)

                        -----------------------------------------

           Approximate date of commencement of proposed sale to the public:
     As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________ If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.[ ]

                        ----------------------------

                                      CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                       Proposed Maximum      Proposed Maximum
   Title of Each Class of          Amount To Be         Offering Price      Aggregate Offering        Amount of
Securities To Be Registered       Registered (1)           Per Share               Price          Registration Fee

Common Stock ($.01 per share)    8,000,000 Shares         $.9687 (2)            $7,750,000 (2)          $2,155
===================================================================================================================


(1) In the event of a stock split, stock dividend, or other transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act, which applies to stock splits, stock dividends, or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee. Includes preferred stock purchase rights pursuant to Cytogen
    Corporation's Shareholder Rights Agreement.


   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS	        Subject to Completion, dated December 29, 1998

                           8,000,000 Shares

                         CYTOGEN CORPORATION

                             Common Stock

	This prospectus relates to the sale by CYTOGEN Corporation, from time to time, of up to 8,000,000 shares of our common stock.  Information with respect to the terms of any particular offering of common stock pursuant to this prospectus will be contained in a prospectus supplement.

 Our common stock is listed on the Nasdaq Stock Market under the symbol "CYTO." The last sales price of our common stock as reported by the Nasdaq on December 8, 1998 was $.9687 per share.

 Investing in the common stock involves certain risks which are described in the "Risk Factors" section beginning on page 7 of this prospectus.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 This prospectus may not be used to consummate sale of securities unless accompanied by a prospectus supplement.

 CYTOGEN's principal executive offices are located at 600
College Road East, CN 5308, Princeton, New Jersey 08540-5308,
(609) 987-8200.

--------- __, 1998

                          TABLE OF CONTENTS

                                                                Page
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . .		 3
Risk Factors	. . . . . . . . . . . . . . . . . . . . . . . . . .   7
Price Range of Our Common Stock. . . . . . . . . . . . . . . . .  23
Dividend Policy. . . . . . . . . .	. . . . . . . . . . . . . . .  23
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .  23
Capitalization	. . . . . . . . . . . . . . . . . . . . . . . . .	 24
Selected Consolidated Financial Data	. . . . . . . . . . . . . .	 25
Management's Discussion and Analysis of Financial Condition and
 Results of Operations	. . . . . . . . . . . . . . . . . . . . .  26
Business of the Company. . . . . . . . . . . . . . . . . . . . .  36
Where You Can Find More Information. . . . . . . . . . . . . . .  53
Management	. . . . . . . . . . . . . . . . . . . . . . . . . . .	 54
Executive Compensation . . . . . . . . . . . . . . . . . . . . .  57
Security Ownership of Certain Beneficial Owners and
 Management. . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Description of Capital Stock . . . . . . . . . . . . . . . . . .  65
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .  68
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  69
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Index to Consolidated Financial Statements . . . . . . . . . . .	F-1

                         __________________________








  ProstaScint and OncoScint are registered trademarks of CYTOGEN. PIE and SynGene are trademarks of CYTOGEN, pending registration. Quadramet is a trademark of Dow, licensed to CYTOGEN.

                    PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

The Company

	CYTOGEN Corporation ("CYTOGEN" or the "Company") is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of cancer and other diseases. CYTOGEN was incorporated in Delaware in 1981. Unless the context otherwise indicates, as used herein, the term "Company" refers to CYTOGEN and its subsidiaries, taken as a whole.

Our Products

	We introduced to the market during 1997 our two principal products, each of which have been approved by the U.S. Food and Drug Administration ("FDA"):

           - ProstaScint (kit for the preparation of Indium In111 Capromab Pendetide). ProstaScint has been approved as a diagnostic imaging agent for prostate cancer, the most frequently diagnosed malignancy and second leading cause of cancer death in men.

           - Quadramet (Samarium Sm153 Lexidronam Injection). Quadramet has been approved for the treatment of bone pain due to cancers that have spread to the skeleton and that can be visualized on a bone scan.

 Our OncoScint CR/OV imaging agent is also approved and marketed as a diagnostic imaging agent for colorectal and ovarian cancer.

	We believe that our products represent a significant improvement over existing technologies because our products provide improved diagnostic information and/or treatment in a site-specific manner with relatively low levels of toxicity.

	We also develop other products and technologies, both directly and through subsidiaries, and have engaged in development efforts with other parties.

Research and Development

	Historically, we have emphasized research and development of a broad array of potential products, based on monoclonal antibodies and other technologies. Having identified and commercialized products which we believe have substantial potential, we have:

      - Conducted or sponsored clinical studies to evaluate existing products in additional indications;
      - Focused on development of technology with near term commercial significance;
      - Reviewed all current research and development programs to assess their commercial potential; and

      - Recently curtailed basic research expenditures in order to allocate resources toward implementing our business strategy.

Business Strategy

	Our business strategy calls for:

      - Devoting our primary efforts to the marketing of ProstaScint and Quadramet to increase revenue and achieve profitability;
      - Expanding the use of ProstaScint and other products into foreign markets;
      - Developing products utilizing our proprietary technology;
      - Expanding our current product portfolio through the continued in-licensing of additional products and related technologies, in the same manner as Quadramet;
      - Establishing strategic alliances; and
      - Acquiring other companies with related or complementary products, technologies and/or services.

 We cannot predict, however, whether we can accomplish these objectives or whether accomplishment of these objectives will lead to new commercially viable products or technologies. In addition, our efforts to develop or acquire new products depend on our available resources, our ability to commit resources to potential products or strategic activities without unduly impacting current operations or financial results, and whether or not such activities in the near term would affect the marketing of our products or the efforts of management to commercialize the Company successfully.

Restructuring Activities

	During 1998, we reviewed our assets and business prospects to determine which projects demonstrated adequate potential for a continued investment of corporate resources. As a result of this review, we:

      - Terminated our ALT program.
          Our subsidiary Cellcor, Inc. ("Cellcor") had been developing Autologous Lymphocyte Therapy ("ALT") for the treatment of metastatic renal cell carcinoma ("mRCC"), a life threatening kidney cancer for which there are no adequate therapies. We had planned to submit a Biologics License Application for ALT. Cellcor completed pivotal Phase III clinical trials of ALT in mRCC patients in January 1997. Although we believe the results of the trials are favorable, ALT was not considered a priority for allocation of available resources. We halted our preparation for submission of the Biologics License Application and closed our Cellcor facility in September 1998.
      - Sold our interest in Targon Corporation.
          Our review determined that the projects under development by Targon Corporation ("Targon") were not consistent with our corporate strategies. During August 1998, we sold our interest in Targon to our partner in the venture, Elan Corporation plc ("Elan") for $2 million in cash. In addition, we received $2 million from Elan in exchange for a convertible promissory note.
      - Offered our manufacturing facility for sale.
       	  We have determined that outsourcing manufacturing of the Company's products is more economical and consistent with our strategies. As a result, we have offered the facility for sale with the condition that any purchaser agrees to continue to manufacture the Company's products currently manufactured at the facility.
      - Reduced expenses.
          We have downsized the workforce by eliminating positions which were no longer critical to our strategic plans and have curtailed expenses for basic research.

       Summary Consolidated Financial Information
          (In thousands, except per share data)

 The summary consolidated financial information below has been derived from the Annual and Interim Consolidated
Financial Statements of CYTOGEN Corporation included elsewhere in this prospectus. This information should be read in conjunction with our Annual Financial Statements and the Interim Financial Statements, and the Notes thereto, which are included in this prospectus. Results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results of operations for the whole year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  Nine Months Ended
                	                                   September 30,	             	            Year Ended December 31,
                                                 -------------------     -----------------------------------------------------
                                                   1998       1997         1997       1996       1995        1994        1993
                                                   ----       ----         ----       ----       ----        ----        ----
Statement of Operations Data:
	Revenues:
    Product.................................... $  6,244   $  3,708     $  5,252   $  1,507   $  1,377    $  1,411    $  1,591
	   Royalties..................................    1,664      1,652        3,282         -          -           -           -
    License and contract.......................    1,456      4,834        5,886      4,223      3,608       1,047       8,763
                                                ---------  ---------    ---------  ---------  ---------   ---------   ---------
		    Total revenues...........................    9,364     10,194       14,420      5,730      4,985       2,458      10,354
                                                ---------  ---------    ---------  ---------  ---------   ---------   ---------

	Operating Expenses:
	   Cost of product related and contract
		    manufacturing revenues (1)..............     6,090     4,604         5,939         -          -           -           -
	   Research and development..................     8,341    14,739        17,913     20,539     22,594      20,321      24,844
    Acquisition of in-process
      technology..............................        -         -             -          -      45,878       4,647          -
	    Equity loss in Targon subsidiary (2).....     1,020     8,709         9,232        288         -           -           -
	    Selling and marketing....................     3,581     3,782         5,492      4,143      4,493       5,536       9,399
	    General and administrative...............     5,833     4,760         6,871      5,494      4,804       3,962       7,016
                                                ---------  --------      --------  ---------  ---------   ---------   ---------
  		   Total operating expenses...............    24,865    36,594        45,447     30,464     77,769      34,466      41,259
                                                ---------  --------      --------  ---------  ---------   ---------   ---------
       Operating Loss.........................   (15,501)  (26,400)      (31,027)   (24,734)   (72,784)    (32,008)    (30,905)

	    Gain on sale of Targon subsidiary........     2,833        -             -          -          -           -           -
     Other non-operating income (expense).....         2       308           315        968        264        (798)      1,676
                                                ---------  --------      --------  ---------  ---------   ---------   ---------
    	Net loss.................................   (12,666)  (26,092)      (30,712)   (23,766)   (72,520)    (32,806)    (29,229)
	    Dividends, including deemed
		    dividends on preferred stock...........       (119)       -         (1,352)    (4,571)        -           -           -
                                                ---------  --------     ---------   ---------  ---------   ---------   ---------
    	Net loss to common stockholders.........   $(12,785) $(26,092)     $(32,064)   $(28,337)  $(72,520)   $(32,806)   $(29,229)
                                                ========= =========     =========   =========  =========   =========   =========
    	Basic and diluted net loss per common
    		share..................................   $  (0.23) $  (0.51)     $  (0.63)   $  (0.59)  $  (2.11)   $  (1.38)   $  (1.38)
                                                ========= =========     =========  ==========  =========   =========   =========
    	Basic and diluted weighted average
		    common shares outstanding..............      55,426   51,124        51,134      48,401     34,333      23,822      21,121
                                                ========== ========     =========  ==========  =========   =========   =========

Consolidated Balance Sheet Data:               September 30,                              December 31,
                                                                   ---------------------------------------------------
	                                                  1998              1997        1996       1995       1994      1993
                                                   ----              ----        ----       ----       ----      ----
 Cash, short term investments and
 restricted cash............................     $ 3,027           $ 7,401     $24,765    $29,135    $ 7,700   $23,764
	Total assets...............................       8,880            27,555      41,543     37,149     19,690    34,635
	Long term liabilities......................       2,141            10,171       1,855      3,275      4,310       192
	Redeemable common stock....................          -                 -           -       2,000      2,000
	Stockholders'equity (deficit)..............      (2,569)            9,983      32,927     25,276      4,368    21,731


(1) Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing, therefore cost of product sales were immaterial and included in research and development expenses.
(2) Restated in 1997 and 1996 to give retroactive effect to the change in accounting for its investment in Targon. See Notes to the Consolidated Financial Statements.

                         RISK FACTORS

	Prospective investors in the common stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.

History of Losses and Accumulated Deficit

	We have a history of losses as follows:


                                     Operating        Net Loss to Common
                                      Losses             Stockholders
                                      ------             ------------
Nine months
ended September 30, 1998           $15,501,000           $ 12,785,000

Year Ended December 31, 1997        31,027,000             32,064,000

Year Ended December 31, 1996        24,734,000             28,337,000


	The losses were due in part to limited revenues and to various expenditures, including:

- Research and development activities;
- Acquiring of complementary products and technologies;
- Seeking regulatory approvals for our products;
- Preclinical and clinical studies related to our products;
- Preparing of submissions to the United States Food and Drug Administration;
- Developing of sales, marketing, manufacturing and distribution channels;
- Developing of internal manufacturing capabilities relating to ProstaScint; and
- General and administrative expenses.

	We expect to incur operating losses in the future due primarily to:

- Continuing product development;
- Acquiring, developing and commercializing complementary products and technologies; and
- Expansion of our sales and marketing activities.

 As a result of these losses, as of September 30, 1998, we had an accumulated deficit of approximately $302 million.

Uncertainty of Profitability

	Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our products, including Quadramet and ProstaScint. There can be no assurance that we will ever be able to successfully commercialize our products or that we will ever achieve profitability.

Fluctuating Results of Operations

	Our results of operations have fluctuated on an annual and quarterly basis and may fluctuate significantly from period to period in the future, due to, among other factors:

- Variations in revenue from sales of  and royalties from our products;
- Timing of regulatory approvals and other regulatory announcements relating to our products;
- Variations in our marketing, manufacturing and distribution channels;
- Timing of the acquisition and successful integration of complementary products and technologies;
- Timing of new product announcements and introductions by the Company and its competitors, and
- Product obsolescence resulting from new product introductions.

	Many of these factors, and others not listed above, are outside our control. Due to one or more of these factors, our results of operations may fall below the expectations of securities analysts and investors in one or more future quarters. If this happens, the market price of our common stock could be materially and adversely affected.

Risk of possible delisting from the Nasdaq Stock Market

	There is a possibility that our common stock could be delisted from the Nasdaq Stock Market ("NSM"). While our common stock is currently quoted on the NSM, in order to remain quoted on the NSM, we must meet certain requirements with respect to:

- Market capitalization (the market value of all outstanding shares of our common stock);
- Public float (the number of outstanding shares of common stock held by non-affiliates of the Company);
- Market value of public float;
- Market price of the common stock;
- Number of market makers;
- Number of shareholders; and
- Net tangible assets (total assets minus total liabilities and goodwill).

	At September 30, 1998, net tangible assets was below the minimum level required for continued quotation on the NSM. We have been in discussions with the NSM as to our failure to meet the minimum net tangible assets standard, as to the fact that our common stock could be delisted as a result, as to seeking an exception to this requirement as we restructure, and as to our plans for achieving compliance. There can be no assurance that we will be granted an exemption, or that our common stock will not be delisted from quotation on the NSM. If our common stock is delisted from the NSM, we could apply to have the common stock quoted on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market has a similar set of criteria for initial and continued quotation. There can be no assurance that we would meet the requirements for initial or continued quotation on the Nasdaq SmallCap Market, however. If we were to fail to meet the requirements of the Nasdaq SmallCap Market, trading of our common stock could be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, in what is commonly referred to as the "pink sheets."

     In October, 1998, we entered into an Equity Line Agreement with Kingsbridge Capital Limited ("Kingsbridge") that provides that we may issue to Kingsbridge, from time to time, up to $12,000,000 of our common stock, subject to certain conditions, including the requirement that our common stock remain quoted on the Nasdaq Stock Market. If our common stock were delisted from the NSM, we would not have the right to obtain funds under the Equity Line Agreement and it could be more difficult for us to obtain future financing. In addition, if our common stock is delisted, investors' interest in our common stock would be reduced, which would materially and adversely affect trading in, and the price of, our common stock.


Need for Additional Capital

	We have incurred negative cash flows from operations since inception, and have expended, and will need to expend, substantial funds to complete our planned product development efforts, including:

- Acquisition of products and complementary technologies;
- Research and development;
- Clinical studies and regulatory activities; and
- Expansion of our marketing, sales and distribution activities.

In addition to the above requirements, we expect that we will require additional capital either in the form of debt or equity, irrespective of whether and when we reach profitability, for the following activities:

- Working capital;
- Acquisitions of additional products and technologies; and
- Further product development.

	Our future capital requirements and the adequacy of our available funds depend on numerous factors, including:

- Successful commercialization of our products;
- Acquisition of complementary products and technologies;
- Magnitude, scope and results of our product development efforts;
- Progress of preclinical studies and clinical trials;

- Progress of regulatory affairs activities;
- Costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
- Competing technological and market developments; and
- Expansion of strategic alliances for the sale, marketing and distribution of our products.

     We currently expect that our existing cash, together with decreased operating costs, and revenues generated by product sales and royalties will be adequate to fund our operations into 1999. We have entered into an Equity Line Agreement with Kingsbridge which provides that we may issue and sell, from time to time, up to an aggregate of $12,000,000 of our common stock, subject to the satisfaction of certain conditions. While there can be no assurance that we will meet all of the conditions required to obtain financing under the Equity Line Agreement, we believe that the Equity Line Agreement will provide us with adequate cash to fund operatins into the year 2000. However, there can be no assurance that we will not consume our available capital resources before that time. If we experience unanticipated cash requirements, we may require additional capital to:

              - Fund operations;
              - Continue research and development programs;
              - Continue pre-clinical and clinical testing of
                potential products; or
              - Commercialize any products that may be developed.

  Possible Unavailability of  Other Financing

	Our ability to raise capital through the Equity Line
Agreement is subject to the satisfaction of certain conditions at the time of each sale of common stock to Kingsbridge. These conditions include, but are not limited to, the following:

- The registration statement we have filed to register for resale common stock purchased by Kingsbridge under the Equity Line Agreement must have been declared effective by the Commission;
- Our representations and warranties to Kingsbridge set forth in the Equity Line Agreement must be accurate as of the date of each put;
- No statue, rule, regulation, executive order, decree, ruling or injuction shall be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Equity Line Agreement;
- At the time of a put, there shall have been no material adverse change in our business, operations, properties, prospects or financial condition since the date of filing of our most recent report with the Commission pursuant to the Securities Exchange Act of 1934;
- Our common stock shall not have been delisted from the Nasdaq Stock Market nor suspended from trading;
- The number of shares already held by Kingsbridge, together with those shares we are proposing to put, shall not exceed 9.9% of the total amount of our common stock that would be outstanding upon completion of the put;
- Our common stock must have a minimum bid price of $.75 per share at the time of the put;
- At least 20 trading days must have elapsed since the date of the last put notice; and
- The average trading volume of our common stock must be at least 50,000 shares per day.

 There can be no assurance that we will satisfy all of these conditions, or be able to sell shares pursuant to the Equity Line Agreement. For a more complete description of the Equity Line Agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 There can be no assurance we will be able to obtain additional financing on acceptable terms, if at all. We may seek to raise additional capital through public or private offerings of equity or debt or through collaborative agreements, strategic alliances with corporate partners and others, or through other contractual arrangements with third parties. We may receive additional funds upon the exercise of common stock purchase warrants and stock options, but there can be no assurance that any warrants or stock options will be exercised or that the amounts received will be sufficient to meet our capital needs.
If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or certain aspects of our operations, or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our products, product candidates, technologies or potential markets, that we would otherwise not relinquish. If adequate funds are not available, our business, financial condition and results of operations will be materially and adversely affected. Our ability to raise capital through the Equity Line Agreement is subject to the satisfaction of certain conditions at the time of each sale of common stock to Kingsbridge.

Possible Dilution or Requirement to Comply with Covenants

	Additional equity financing may result in substantial dilution to shareholders, and additional debt financing may limit our ability to declare dividends, or may require us to comply with covenants that would alter the way we conduct business.

Uncertainty Regarding Our Ability to Continue as a Going Concern

	Our independent public accountants, Arthur Andersen LLP, in their audit report on the consolidated financial statements for the year ended December 31, 1997 contained in our Annual Report and elsewhere in this prospectus included an explanatory paragraph indicating their view that the Company would require additional funding to continue operations which raised substantial doubt about our ability to continue as a going concern. There can be no assurance that Arthur Andersen LLP's opinion on future financial statements will not include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash flow from operations to cover the cost of our operations. The inclusion of such an explanatory paragraph could raise concerns about our ability to fulfill our contractual obligations, thereby adversely affecting our relationships with third parties, and could impact our ability to complete future financings. Accordingly, the inclusion of such a paragraph in Arthur Andersen LLP's opinion on any future financial statements could have a material adverse effect on our business, business prospects, financial condition and results of operations.

Dependence on Market Acceptance of ProstaScint and Quadramet for Revenues

	None of our products has a significant history of revenues. ProstaScint and Quadramet were introduced to the market during the first half of 1997 and are expected to account for a significant percentage of our product-related revenues in the foreseeable future. For the year ended December 31, 1997, revenues from ProstaScint and Quadramet accounted for over 86% of our product related revenues.

	Because these products contribute the majority of our revenues, our business, financial condition and results of operations depend on their acceptance as safe, effective and cost efficient alternatives to other available treatment and diagnostic protocols by the medical community, including:

           - health care providers, such as hospitals and physicians
           - third-party payors, including Medicare, Medicaid, private insurance carriers and health maintenance organizations


Market Acceptance of ProstaScint

		ProstaScint is marketed by the urological division of C. R. Bard, Inc. ("BARD"), with CYTOGEN retaining co-marketing rights. We believe that efforts to market
ProstaScint to physicians and hospitals have been well received, based on increasing sales, statements by physicians to our employees as to the benefits of ProstaScint and presentations on ProstaScint by physicians at medical association meetings. However, training by physicians, technicians and other health care professionals is required before certain of our products can be used for diagnosis or therapy. In order to use ProstaScint, our customers, including technologists and physicians, must successfully complete our Partners in Excellence Program
("PIE Program"), a proprietary training program designed to promote the correct acquisition and interpretation of ProstaScint images. This approach is, therefore, technique dependent and requires a learning commitment on the part of users. There can be no assurance that additional physicians will make this commitment or otherwise accept this product as part of their treatment practices.

CYTOGEN has a program dedicated to providing information to and resolving issues with managed care organization ("MCOs") relating to reimbursement. BARD is obligated to market ProstaScint to MCOs, but has not yet implemented a significant program in this area. Failure to market ProstaScint to MCOs could hinder acceptance or reimbursement, although we cannot quantify what impact, if any, this marketing effort could have on sales of ProstaScint.

Market Acceptance of Quadramet

	Berlex Laboratories, Inc. ("Berlex") is responsible for the marketing of Quadramet, including marketing to MCOs, by an agreement entered in October 1998, with marketing efforts to begin in the first quarter of 1999. Berlex has no previous experience with the marketing of Quadramet. There can be no assurance that Berlex will be able to successfully market Quadramet, or that this agreement will be profitable for the Company.

	We have licensed the rights to Quadramet from The Dow Chemical Company ("Dow"). Such rights are currently limited to North and Latin America with respect to currently approved indications. We also hold a license from Dow for use of Quadramet in treatment of refractory rheumatoid arthritis in North and Latin America and in other countries, including European countries and Japan. There can be no assurance that Quadramet will be accepted in the United States and Canada, where the product is currently approved. We also can not give any assurance that Quadramet will be accepted in any markets outside the United States and Canada, or approved for additional indications in any locations, due to the influence of established medical practices and other social and economic factors beyond our control.

	Accordingly, there can be no assurance that ProstaScint or Quadramet will achieve market acceptance on a timely basis, or at all. The failure of ProstaScint or Quadramet to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

Risks Relating to Potential Additional Cuts in Company Programs

	We are reviewing and prioritizing programs, and there can be no assurance that we will not cut programs to conserve capital. After reviewing and prioritizing our business opportunities, we have ceased various developmental and research programs, including submission of a Biologics License Application for ALT.
In addition, we have ceased basic research in our Genetic
Diversity Library ("GDL") program. Any additional cuts would increase our dependence on our remaining programs, and would increase the risk from such programs to the Company as a whole, which could materially and adversely affect our chances of obtaining profitability. While we plan to allocate our resources to those programs with the greatest potential to contribute to a sound financial and operating position, there can be no assurance that we will be successful in doing so.

Dependence on our Collaborative Partners

	Our success depends in significant part upon the success of our collaborative partners. We have entered into the following agreements for the sales, marketing, distribution and manufacture of our products, product candidates and technologies:

- Sub-license and marketing agreement with Berlex relating to the Quadramet technology that we have licensed from Dow. Berlex is responsible for marketing, selling and arranging manufacturing and distribution of Quadramet in the United States, Canada, and Latin America. This agreement expires on the later of December 20, 2014 or upon the expiration of the patents covering Quadramet.
- Co-promotion agreement with BARD, granting BARD's Urological Division the exclusive right to market ProstaScint to urologists; and
- Agreement for manufacture of Quadramet by The DuPont Pharmaceuticals Company (formerly the radiopharmaceuticals division of the DuPont Merck Company, "DuPont").

 Because our collaborative partners are responsible for certain of our sales, marketing, manufacturing and distribution activities, these activities are outside our direct control. There can be no assurance that our partners will perform their obligations under these arrangements with the Company. In the event that our collaborative partners do not successfully market and sell our products, or breach their obligations under the above agreements, the successful commercialization of Quadramet and ProstaScint would not be achieved or would be delayed, and new product development could be inhibited, which could have a material adverse effect on our business, financial condition and results of operations.

	There can be no assurance that we will be able to maintain our existing collaborative arrangements; if they expire or are terminated, there can be no assurance that they will be renewed, or that new arrangements will be available on acceptable terms, if at all. In addition, there can be no assurance that any new arrangements or renewals of existing arrangements will be successful, that the parties to any new or renewed agreements will perform their obligations thereunder, or that any potential collaborators will not compete with us.

	There can also be no assurance that our existing or future collaborations will lead to the development of product candidates or technologies with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights for our product candidates or technologies developed in connection with these arrangements, or that we will be able to ensure the confidentiality of proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Limited Sales, Marketing and Distribution Capabilities

	We have limited internal sales, marketing and distribution capabilities. We are substantially dependent on Berlex for the sales, marketing and distribution of Quadramet, and on BARD for the sale and marketing of ProstaScint. If we are unable to establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, our business, financial condition and results of operations could be materially adversely effected.

We have limited marketing history for our products.

- ProstaScint was approved for marketing by the FDA in October 1996, and commercially launched in February 1997. ProstaScint sales have experienced growth since product launch. However, there can be no assurance that such growth will continue; and
- Quadramet was approved for marketing by the FDA in March 1997 and launched by DuPont in June 1997. Quadramet sales during the period from initial launch were below the levels of minimum royalty payments we recorded under our agreement with DuPont. Growth during early months was limited by the need for hospitals to obtain license amendments under federal and state law to receive and handle this new radioactive product. In addition, initial marketing efforts by DuPont were directed primarily to nuclear medicine physicians who directly administer the product to patients. While we believe this approach was necessary to generate product understanding, marketing to primary caregivers for likely candidates for treatment with Quadramet is necessary for extensive penetration into the market. Berlex maintains a sales force which calls on the physician oncological community; however, there is no significant experience with sales efforts for Quadramet and there can be no assurance that sales efforts will be successful.

	The failure of our marketing efforts to achieve commercial success would have a material adverse effect on our business and results of operations.

Risks Associated with Manufacturing; Third-Party Manufacturers'
Dependence on Single Source Suppliers; Need to Comply with
Manufacturing Regulations

	Our products must be manufactured either internally or through third-party manufacturers in compliance with regulatory requirements and at acceptable costs.

	While we believe that our manufacturing operations currently address our needs for the production of our products, there can be no assurance that we will be able to continue to manufacture, arrange for manufacture on a commercially reasonable basis, or successfully outsource the manufacturing of our products. If we are unable to successfully manufacture or arrange for the manufacture of our products and product candidates, there would be a material adverse effect on our business, financial condition and results of operations.

	Quadramet is manufactured by DuPont pursuant to an agreement with both Berlex and CYTOGEN. Certain components of Quadramet, particularly Samarium-153 and EDTMP, are provided to DuPont by outside suppliers. Due to radioactive decay, Samarium-153 must be produced on a weekly basis. On one occasion, DuPont was unable to manufacture Quadramet on a timely basis due to the failure of a supplier to provide Samarium-153. If DuPont cannot obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, it would be unable to manufacture Quadramet on a timely and cost-effective basis which could have a material adverse effect on our business, financial condition and results of operations. Alternative sources for these components may not be readily available. If DuPont were to lose its sources of supply for such components, production of Quadramet would be interrupted, which could have a material adverse effect on our business, financial condition and results of operations.

	The Company and its third party manufacturers are required to adhere to FDA regulations setting forth requirements for current Good Manufacturing Practices ("cGMP") and similar regulations in other countries, which include extensive testing, control and documentation requirements. Ongoing compliance with cGMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure of the Company and its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

Risks Associated with Reimbursement by Third-Party Payors

	Our business, financial condition and results of operations will continue to be affected by the efforts of governments and other third-party payors to contain or reduce the costs of healthcare through various means. There have been, and we expect that there will continue to be, a number of federal and state proposals to implement government control of pricing and profitability of therapeutic and diagnostic imaging agents such as our products. In addition, an emphasis on managed increases possible pressure on pricing of these products. While we cannot predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on our business, the announcement of such proposals and the adoption of such proposals or efforts could have a material adverse effect on our business, financial condition and results of operations. Further, to the extent such proposals or efforts have a material adverse effect on other companies that are prospective corporate partners for the Company, our ability to establish strategic alliances may be materially and adversely affected.

	Sales of our products depend in part on the availability of reimbursement to the consumer from third-party payors, including Medicare, Medicaid, and private health insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that our products will be considered cost-effective and that reimbursement to consumers will continue to be available, or will be sufficient to allow us to sell our products on a competitive basis. Approval of our products for reimbursement by a third party payor may depend on a number of factors, including the payor's determination that our products are clinically useful and cost-effective, medically necessary and not experimental or
investigational.   Reimbursement is determined by each payor
individually and in specific cases. The reimbursement process can be time consuming and costly. If we cannot secure adequate third party reimbursement for our products, there would be a material adverse effect on our business, financial condition and results of operations.

Intense Competition in the Biotechnology and Pharmaceutical Industries

	The biotechnology and pharmaceutical industries are subject to intense competition from large pharmaceutical, biotechnology and other companies, as well as universities and research institutions.

	Many of these competitors have, compared to us, substantial advantages with respect to their:

- Financial, marketing, sales, manufacturing, distribution and technological resources;
- Sales and marketing expertise;
- Distribution channels;
- Experience in establishing third-party reimbursement for their products;
- Research and development expertise;
- Experience in conducting clinical trials;
- Experience in regulatory matters;
- Manufacturing efficiency; and
- Name recognition.

	Due to this intensely competitive environment, there can be no assurance that we will be able to compete effectively against such existing or potential competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations.

Quadramet competes with other more traditional treatments or therapies, such as:

- External beam radiation;
- Chemotherapy agents;
- Narcotic analgesics; and
- Radiopharmaceuticals.

	In addition, certain of our competitors may be in the process of seeking FDA or foreign regulatory approval for their own products, which compete directly or indirectly with ours.

	We are highly dependent upon proprietary technology and seek to protect such technology through a combination of patents, licenses and trade secrets. We have applied for, obtained and licensed patents for certain proprietary aspects of our technology and processes in the U.S. and other countries. We are particularly dependent upon the enforceability of our license with Dow with respect to Quadramet. There can be no assurance that our owned and licensed patents will prove to be enforceable or that additional patents will be issued. Neither can assurance be given that the technologies we use do not infringe upon the proprietary rights of others, although we are not aware of any such infringement or any adverse claim. Insofar as we rely in part on trade secrets and unpatented know-how to maintain our competitive position, there can be no assurance that others will not independently develop similar or superior technologies or that our trade secrets and know-how will not become known to others. We could incur substantial costs in seeking enforcement of our patents against infringement or preventing unauthorized use of our trade secrets by others, or in defending patent infringement claims brought against the Company.

	Our success depends, in part, on our ability, and the ability of our collaborators or licensors, to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of third parties. Because of the substantial length of time and expense associated with development of new products, the biopharmaceutical industry places considerable importance on obtaining, and maintaining, patent and trade secret protection for new technologies, products and processes. We have obtained rights to certain patents and patent applications and may obtain or seek rights from third parties to additional patents and patent applications. There can be no assurance that patent applications relating to our products or technologies will result in patents being issued, that any issued patents will afford us adequate protection, or that such patents will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that others have not developed, or will not develop, similar products or technologies that will compete with ours without infringing upon our intellectual property rights.

	Legal standards relating to the scope of claims and the validity of patents in the biopharmaceutical industry are uncertain and still evolving, and no assurance can be given as to the degree of protection that will be afforded any patents we are issued or license from others. There can be no assurance that, if challenged by others in litigation, the patents we have been assigned or have licensed from others will not be found invalid. There can be no assurance that our activities would not infringe patents owned by others. Defense and prosecution of patent matters can be expensive and time-consuming and, regardless of whether the outcome is favorable to us, can result in the diversion of substantial financial, management and other resources. An adverse outcome could:

- Subject us to significant liability to third parties,
- Require us to cease any related research and development activities and product sales; or
- Require us to obtain licenses from third parties.

 No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. Moreover, the laws of certain countries may not protect our proprietary rights to the same extent as United States law.

	Our success also depends on the skill, knowledge, and experience of our scientific and technical personnel. To help protect our rights, we require all employees, consultants, advisors and collaborators to enter into confidentiality agreements that require disclosure, and in most cases, assignment to us, of their ideas, developments, discoveries and inventions, and that prohibit the disclosure of confidential information to anyone outside the Company. There can be no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Product Development

	Product development involves a high degree of risk. There can be no assurance that the product candidates we develop, pursue or offer will prove to be safe and effective, will receive the necessary regulatory approvals or will ultimately achieve market acceptance. These product candidates will require substantial additional investment, laboratory development, clinical testing and regulatory approvals prior to their commercialization. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. If we are unable to successfully develop and commercialize products on a timely basis or at all, or achieve market acceptance of such products, there could be a material adverse effect on our business, financial condition and results of operations.

	Before we obtain regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the our clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products.
A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, there can be no assurance that product issues will not arise following successful clinical trials and FDA approval.

	The rate of completion of the our clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

	Any products tested, manufactured or distributed by us or on our behalf pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by numerous regulatory authorities, including primarily the FDA. Changes in existing requirements or adoption of new requirements or policies could adversely affect our ability to comply with regulatory requirements. If we fail to comply with regulatory requirements, there could be a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon our business, financial condition and results of operations.

	Numerous federal, state and local governmental authorities (each a "Regulatory Agency"), principally the FDA, and similar agencies in other countries, regulate the preclinical testing, clinical trials, manufacture and promotion of any compounds we or our collaborative partners develop and the manufacturing and marketing of any resulting drugs. The drug development and regulatory approval process is lengthy, expensive, uncertain and subject to delays.

- Any compound we or our collaborative partners develop must receive Regulatory Agency approval before it may be marketed as a drug in a particular country.
- The regulatory process, which includes preclinical testing and clinical trials of each compound in order to establish its safety and efficacy, varies from country to country, can take many years and requires the expenditure of substantial resources.
- In all circumstances, approval of the use of previously unapproved radioisotopes in certain of our products requires approval of either the Nuclear
  Regulatory Commission or equivalent state regulatory agencies. A radioisotope is an unstable form of an element which undergoes radioactive decay, thereby emitting radiation which may be used, for example, to image or destroy harmful growths or tissue.

  There can be no assurance that such approvals will be obtained on a timely basis, or at all.
- Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent
  Regulatory Agency approval.
- Delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of drug development and/or the period of review of any application for Regulatory Agency approval for a compound. These delays could adversely affect the marketing of any products we or our collaborative partners develop, impose costly procedures upon our activities, diminish any competitive advantages we or collaborative partners may attain and adversely affect our ability to receive royalties.

	There can be no assurance that, even after such time and expenditures, Regulatory Agency approvals will be obtained for any compounds developed by or in collaboration with the Company. Moreover, if Regulatory Agency approval for a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such drug. Furthermore, if and when such approval is obtained, the marketing, manufacture, labeling, storage and record keeping related to our products would remain subject to extensive regulatory requirements. Discovery of previously unknown problems with a drug, its manufacture, or its manufacturer may result in restrictions on such drug, manufacture or manufacturer, including withdrawal of the drug from the market. Failure to comply with regulatory requirements could result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution.

	The U. S. Food, Drug and Cosmetics Act requires that our products be manufactured in FDA registered facilities subject to inspection. The manufacturer must be in compliance with current good manufacturing practices, or, cGMP, which imposes certain procedural and documentation requirements upon us, and our manufacturing partners with respect to manufacturing and quality assurance activities. Noncompliance with cGMP can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for drugs, withdrawal of marketing approvals and criminal prosecution. If we or our manufacturing partners were to fail to comply with the requirements of cGMP, there could be a material adverse effect on the Company's business, financial condition and results of operations.

Attraction and Retention of Key Personnel

	We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might significantly delay or prevent the achievement of research, development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future.

 We have an employment agreement with our President and Chief Executive Officer, H. Joseph Reiser, Ph.D., which provides for bonuses and vesting of options for the purchase of shares of common stock based on continued employment and on the achievement of performance objectives defined by the Board of Directors. We do not have employment agreements with our other key personnel.

If we are unable to hire and retain personnel in key positions, there could be a material adverse effect on the Company's business, financial condition and results of operations.

Potential Inadequacy of Product Liability Insurance

	Our business is subject to product liability risks inherent in the testing, manufacturing and marketing of our products.
There can be no assurance that product liability claims will not be asserted against us, our collaborators or licensees. While we currently maintain product liability insurance in amounts we believe are adequate, there can be no assurance that such coverage will be adequate to protect us against future product liability claims or that product liability insurance will be available to us in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that we will be able to avoid significant product liability claims and adverse publicity. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on our business, financial condition and results of operations.

Environmental Regulation

We are subject to a variety of local, state and federal government regulations relating to:

                - Storage
                - Discharge;
                - Handling;
                - Emission;
                - Generation;
                - Manufacture; and
                - Disposal

of toxic, infectious or other hazardous substances used to manufacture our products. If we fail to comply with these regulations, we could be subject to significant liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Volatility of Stock Price

	The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock has fluctuated over a wide range and may continue to fluctuate for various reasons, including, but not limited to, announcements concerning the Company or our competitors regarding:

- Results of clinical trials;
- Technological innovations or new commercial products;
- Changes in governmental regulation or the status of our regulatory approvals or applications;
- Changes in earnings;
- Changes in health care policies and practices;
- Developments or disputes concerning proprietary rights;

- Litigation or public concern as to safety of the our potential products; and
- Changes in general market conditions.

Fluctuations or decreases in the trading price of the common stock may adversely affect the Company's ability to raise capital through the Equity Line Agreement or through other future equity financings.

Impact of Anti-takeover Provisions on the Market Price of Common Stock

	We have adopted various anti-takeover provisions which may affect the market price of the common stock.

	Our Board of Directors has the authority, without further action by the holders of common stock, to issue from time to time, up to 5,200,000 additional shares of preferred stock in one or more classes or series, and to fix the rights and preferences
of such preferred stock.   Pursuant to these provisions, we have
implemented a Stockholder Rights Plan by which one preferred stock purchase right is attached to each share of common stock, as a means to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without some mechanism to secure a fair price for all of our stockholders if an acquisition was completed. These rights will be exercisable if a person or group acquires beneficial ownership of 20% or more of our common stock and can be made exercisable by action of our Board of Directors if a person or group commences a tender offer which would result in such person or group beneficially owning 20% or more of our common stock. Each right will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock for $20. If any person or group becomes the beneficial owner of 20% or more of CYTOGEN 's common stock (with certain limited exceptions), then each right not owned by the 20% stockholder will entitle its holder to purchase, at the right's then current exercise price, common shares having a market value of twice the exercise price. In addition, if after any person has become a 20% stockholder, we are involved in a merger or other business combination transaction with another person, each right will entitle its holder (other than the 20% stockholder) to purchase, at the right's then current exercise price, common shares of the acquiring company having a value of twice the right's then current exercise price.

	We are subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit us from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of our common stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner.

	These provisions of the Stockholder Rights Plan, our Certificate of Incorporation, and of Delaware law may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the common stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of the common stock.


Impact of Shares Eligible for Future Sale on the Market Price of the Common Stock

	A large number of shares of common stock already outstanding, or issuable upon exercise of options and warrants, are eligible for resale, which may adversely affect the market price of the common stock. As of September 30, 1998, the Company had 58,602,852 shares of common stock outstanding. An additional 6,795,578 shares of common stock are issuable upon the exercise of outstanding options and warrants (including 300,000 shares issuable upon exercise of warrants granted to Kingsbridge and the May Davis Group, Inc., placement agent for the Equity Line Agreement (collectively, the "Warrants"). Substantially all of such shares subject to outstanding options and warrants will, when issued upon exercise thereof, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 promulgated thereunder. In addition, the Equity Line Agreement provides that we are obligated to issue at least $3,000,000, after deducting discounts, (up to a maximum of $12,000,000, after deducting discounts) of common stock during its term, which continues until the earlier of when:

   - We sell $12,000,000 (after deducting discounts) of common stock to Kingsbridge;
   - We fail to meet certain conditions of  the Equity Line Agreement; or
   - 24 months from the date of effectiveness of the registration statement covering the shares issuable pursuant to the Equity Line Agreement.

The shares of stock which may be acquired by Kingsbridge and the May Davis Group, Inc. under the Equity Line Agreement and Warrants will be available for immediate resale in the public market pursuant to this prospectus. Such resales, or the prospect of such resales, may have an adverse effect on the market price of the common stock.

Dilutive Effects of Equity Line Agreement

	The sale of shares pursuant to the Equity Line Agreement will have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially decreased in future periods, and the market price of our common stock could be materially and adversely affected. In addition, the common stock to be issued under the Equity Line Agreement will be issued at a discount to the then-prevailing market price of the common stock. These discounted sales could have an immediate adverse effect on the market price of the common stock. We also issued to Kingsbridge a warrant for 200,000 shares of common stock exercisable until April 2002 at an exercise price of $1.016 per share and warrants to the May Davis Group for 100,000 shares of common stock exercisable until October, 2001 at an exercise price of $2.00 per share. The issuance or resale of such shares and the shares issuable upon exercise of these warrants would have a further dilutive effect on our common stock and could adversely affect on its price.

                  PRICE RANGE OF OUR COMMON STOCK

	Our common stock is currently quoted on the Nasdaq Stock
Market under the symbol "CYTO." For each quarter since the beginning of 1996, the high and low closing prices for our common stock, as reported by Nasdaq, were as follows:

1996                                 High        Low
----                                 ----        ---
First Quarter.....................     10       5 1/8
Second Quarter....................  9 1/2     5 13/16
Third Quarter.....................      9      5 3/16
Fourth Quarter....................  7 1/8      4 7/16

1997
----
First Quarter.....................  6 1/2      4 3/4
Second Quarter.................... 6 5/16    4 11/16
Third Quarter..................... 5 1/16      3 5/8
Fourth Quarter....................  4 3/4     1 7/16

1998
----
First Quarter..................... 2 7/16      1 1/4
Second Quarter....................      2        5/8
Third Quarter..................... 2 9/16        3/4
Fourth Quarter
 (through December 10, 1998).......  1 7/8      11/16

 The foregoing bid quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                         DIVIDEND POLICY

 We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

                         USE OF PROCEEDS

 We intend to use the proceeds from the sale of common stock hereunder to support corporate development initiatives, including expansion of corporate programs and opportunities, which may include development of our AxCell Biosciences proteonics program, product opportunities, and marketing programs. The proceeds may also be used for general corporate purposes.

                           CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1998. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.


                                                               September 30, 1998
                                                               -------------------
                                                           (All amounts in thousands
                                                                except share data)

Long-term Liabilities (1)                                          $    2,141
                                                                   -----------
Stockholders' Deficit


	Preferred stock, $.01 par value, 5,400,000 shares authorized--
     	Series C Junior Participating Preferred Stock, $.01 par value
     	200,000 shares authorized, 0 shares issued and outstanding           -
	Common Stock, $.01 par value, 89,600,000 shares authorized,
     	58,602,852 shares issued and outstanding actual                    586
 Additional paid-in capital                                          298,371
 Accumulated  deficit                                               (301,526)
                                                                   ----------
	           Total Stockholders' Deficit                               (2,569)
                                                                   ----------


Total Capitalization                                              $     (428)
                                                                  ===========


(1) For information concerning the Company's long-term debt, see
    "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Notes to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL DATA
               (In thousands except per share data)

 The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1997 have been derived from the Consolidated Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Prospectus. The selected consolidated financial data as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 has been derived from the Interim Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The Interim financial statements, in the opinion of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the full year.

 The information set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. Results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results of operations for future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                             Nine Months Ended
                                               September 30,                          Year Ended December 31,
                                             ------------------       -------------------------------------------------
                                              1998       1997         1997        1996      1995       1994       1993
                                              ----       ----         ----        ----      ----       ----       ----
Statements of Operations Data:
Revenues:
  Product................................  $  6,244   $  3,708     $  5,252   $  1,507   $  1,377   $  1,411   $  1,591
 	Royalties..............................     1,664      1,652        3,282         -          -          -          -
 	License and contract...................     1,456      4,834        5,886      4,223      3,608      1,047      8,763
                                           ---------  ---------    ---------  ---------  ---------  ---------  ---------
    		Total revenues.....................     9,364     10,194       14,420      5,730      4,985      2,458     10,354
                                           ---------  ---------    ---------  ---------  ---------  ---------  ---------
Operating Expenses:
 	Cost of product related and contract
		 manufacturing revenues (1).............    6,090      4,604        5,939         -          -          -           -
	 Research and development................   	8,341     14,739       17,913     20,539     22,594     20,321      24,844
 	Acquisition of in-process technology....       -          -            -          -      45,878      4,647          -
 	Equity loss in Targon subsidiary (2)....   	1,020      8,709        9,232        288         -          -           -
 	Selling and marketing...................    3,581      3,782        5,492      4,143      4,493      5,536       9,399
 	General and administrative..............    5,833      4,760        6,871      5,494      4,804      3,962       7,016
                                           ---------   --------     --------   --------  ---------  ---------   ---------
     	Total operating expenses............   24,865     36,594       45,447     30,464     77,769     34,466      41,259
                                           ---------   --------     --------   --------  ---------  ---------   ---------
      Operating Loss......................  (15,501)   (26,400)     (31,027)   (24,734)   (72,784)   (32,008)    (30,905)
 	Gain on sale of Targon subsidiary.......    2,833         -            -          -          -          -           -
	 Other non-operating income (expense)....        2        308          315        968        264       (798)      1,676
                                           ---------  ---------     --------   --------  ---------  ---------   ---------
	 Net loss................................  (12,666)   (26,092)     (30,712)   (23,766)   (72,520)   (32,806)    (29,229)
 	Dividends, including deemed
		 dividends on preferred stock...........     (119)        -        (1,352)    (4,571)        -          -           -
                                           ---------  ---------    ---------  ---------   ---------  ---------  ---------
 	Net loss to common stockholders.........	$(12,785)  $(26,092)    $(32,064)  $(28,337)   $(72,520)  $(32,806)  $(29,229)
                                           =========  =========    =========  =========   =========  =========  =========
 	Basic and diluted net loss per common
   share.................................. $  (0.23)  $  (0.51)    $  (0.63)  $  (0.59)   $  (2.11)  $  (1.38)  $  (1.38)
                                           =========  =========    =========  =========   =========  =========  =========
 	Basic and diluted weighted average
		 common shares outstanding..............   55,426     51,124       51,134     48,401       34,333    23,822     21,121
                                           =========  =========    =========  =========   ========== =========  =========


Consolidated Balance Sheet Data:               September 30,          		           December 31,
                                               -------------    -------------------------------------------------
                                                    1998           1997      1996      1995       1994     1993
                                                    ----           ----      ----      ----       ----     ----
Cash, short term investments and
 restricted cash............................      $ 3,027        $ 7,401    $24,765   $29,135   $ 7,700   $23,764
Total assets................................        8,880         27,555     41,543    37,149    19,690    34,635
Long term liabilities.......................        2,141         10,171      1,855     3,275     4,310       192
Redeemable common stock.....................           -              -          -         -      2,000     2,000
Stockholders' equity (deficit)..............       (2,569)         9,983     32,927    25,276     4,368    21,731


(1) Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing, therefore cost of product sales were immaterial and included in research and development expenses.
(2) Restated in 1997 and 1996 to give retroactive effect to the change in accounting for its investment in Targon. See Notes to the Consolidated Financial Statements.

              MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	From time to time, as used herein, the term "Company" may include CYTOGEN Corporation and its subsidiaries AxCell Biosciences Corporation ("AxCell"), Cellcor and Targon, taken as a whole, where appropriate. In 1998, we sold our interest in Targon and closed our Cellcor facility. See "Business of the Company."

Results of Operations

	Background. To date, the Company's revenues have resulted primarily from (i) sales and royalties from ProstaScint, Quadramet and OncoScint CR/OV, (ii) the cost recovery related to the treatment of patients receiving ALT for metastatic renal cell carcinoma under a Treatment Investigational New Drug program and compassionate protocol which permits patients who do not qualify for or have completed treatment under an ongoing study approved by the FDA to receive treatment, (iii) payments received from contract manufacturing and research services pursuant to agreements, (iv) fees generated from the licensing of its technology and marketing rights to its products, and (v) milestone payments received when events stipulated in the collaborative agreements with third parties have been achieved.

	CYTOGEN launched its second FDA-approved product, ProstaScint, a monoclonal antibody-based imaging agent developed to detect the presence and extent of metastatic prostate cancer, in February 1997. In connection with the launch, CYTOGEN has developed its PIE accreditation program by establishing a network of qualified nuclear medicine sites and physicians. Each site is trained and certified in acquiring, processing and interpreting the antibody-derived images. As of November 1998 there were 228 PIE Sites in operation. ProstaScint is available for use only at qualified PIE Sites, thus providing quality control and support. BARD is currently marketing ProstaScint to urologists while CYTOGEN markets ProstaScint to the medical imaging community and oncologists through its PIE Program. Both companies are responsible for marketing ProstaScint to MCOs. CYTOGEN's focus is to increase the MCOs' awareness of and to obtain coverage for ProstaScint while Bard is working with the MCOs to incorporate ProstaScint in the MCOs' patient practice guidelines. CYTOGEN's costs of its efforts related to marketing to MCOs are immaterial and primarily attributable to its own marketing personnel.

	In October 1998 CYTOGEN announced an exclusive license and marketing agreement ("Berlex Agreement") with Berlex for the manufacture and sale of its third FDA approved product, Quadramet, a treatment for bone pain arising from cancers which have spread to the skeleton and that can be visualized on standard bone scans. CYTOGEN and Berlex, in November 1998, jointly finalized a long-term supply agreement with DuPont, the current contract manufacturer of Quadramet. Under the terms of the Berlex Agreement, CYTOGEN received an $8 million up-front payment upon completion of the supply agreement with DuPont, of which $4 million is payable to DuPont for securing a long-term manufacturing commitment. Berlex will pay CYTOGEN royalties on net sales of Quadramet, as well as milestone payments based on achievement of certain sales levels. See Note 2 of Notes to the Interim Consolidated Financial Statements.

	Quadramet was previously marketed in the United States beginning in June 1997 by DuPont. Under this arrangement, CYTOGEN recorded royalty revenues based on a percentage of sales of Quadramet or guaranteed contractual minimum royalty payments, whichever was greater. Actual sales were substantially less than the minimum royalties. On June 3, 1998, pursuant to an agreement (the "Termination Agreement") between CYTOGEN and DuPont, CYTOGEN reclaimed marketing rights to Quadramet and the minimum royalty arrangement was terminated. All terms of the Termination Agreement have been met. As a result, near-term royalty revenues were adversely affected and Quadramet revenues are now based on actual sales.

	On September 15, 1998, CYTOGEN implemented a restructuring plan including operating expense reductions with the closure of the Cellcor subsidiary and a corporate downsizing. As a result, significant aspects of the Company's operations were scaled back or eliminated to increase its focus on marketing of its products, Quadramet, ProstaScint and OncoScint CR/OV. In conjunction with this restructuring plan, CYTOGEN recorded a charge of $1.7 million in the third quarter of 1998 to its general and administrative expenses for severances, other closure related expenses and costs to implement a corporate turn-around plan.

	On August 12, 1998, CYTOGEN completed the sale of its remaining 49.875% ownership interest of Targon to Elan for $2.0 million As a result, the Company recognized a non-operating gain of approximately $2.8 million in the third quarter of 1998. All previous notes among CYTOGEN, Targon and Elan were canceled.
Also on August 14, 1998, CYTOGEN received $2.0 million from Elan in exchange for a convertible promissory note. See Notes 3 and 5 of Notes to the Interim Consolidated Financial Statements.

Years Ended 1997, 1996 and 1995

	Revenues. Total revenues were $14.4 million in 1997, $5.7 million in 1996 and $5.0 million in 1995. Product related revenues, including product and royalty revenues, accounted for 59%, 26% and 28% of revenues in 1997, 1996 and 1995, respectively. The 1997 growth was due to the launch and revenues generated from ProstaScint and Quadramet. License and contract revenues accounted for the remainder of revenues with 41%, 74% and 72% of the revenues in 1997, 1996 and 1995, respectively.

	Product revenues were $5.3 million, $1.5 million and $1.4 million in 1997, 1996 and 1995, respectively. ProstaScint accounted for 77% and 4% of the revenues in 1997 and 1996, respectively, while OncoScint accounted for 18%, 85% and 99% of the revenues in 1997, 1996 and 1995, respectively. Sales from ProstaScint were $4.1 million and $55,000, in 1997 and 1996, respectively. Sales from OncoScint CR/OV were $950,000, $1.3 million and $1.4 million in 1997, 1996 and 1995, respectively. Revenues from ALT treatments for mRCC were $245,000 in 1997, $178,000 in 1996 and $16,000 in 1995. Due to the discontinuance of the program in September 1998, the Company will receive no
additional revenues from ALT.   No significant history of
revenues exists with respect to the Company's products, ProstaScint and Quadramet. The Company's future product and royalty revenues will be dependent upon the market place acceptance of its products.

	Product related revenues from royalties for 1997 were $3.3 million or 38% of the revenues. All royalty revenues were related to the sales of Quadramet. From the time of product launch in the second quarter of 1997 up to June 3, 1998, CYTOGEN recorded royalty revenues from DuPont based on minimum contractual payments, which were in excess of actual sales. Subsequent to June 3, 1998, the minimum royalty arrangement was discontinued and CYTOGEN has recorded product revenues from Quadramet based on actual sales.

	License and contract revenues for 1997, 1996 and 1995 were $5.9 million, $4.2 million and $3.6 million, respectively, and included up-front and milestone payments, contract manufacturing and research revenues. License and contract revenues have fluctuated in the past and may fluctuate in the future. Revenues from up-front and milestone payments were $2.1 million, $845,000 and $2.1 million in 1997, 1996 and 1995, respectively. In 1997, CYTOGEN received a $2.0 million milestone payment from DuPont Merck upon FDA approval of Quadramet. In 1996, the payments were derived primarily from BARD and CIS biointernational ("CISbio"), the Company's marketing partners, and in 1995, the payments consisted primarily of $2.0 million from Dow, which was received upon the Company's filing of the New Drug Application ("NDA") for Quadramet with FDA (see Note 6 of Notes to the Annual
Consolidated Financial Statements).

	 Revenues from contract manufacturing and research revenues were $3.9 million, $3.4 million and $1.5 million in 1997, 1996, and 1995, respectively. The 1997 revenues included $1.5 million from DuPont Merck for the continued clinical development of Quadramet (see Note 5 of Notes to the Annual Consolidated
Financial Statements), $924,000 from Elan for a combined research program between CYTOGEN and Elan to collaboratively develop orally administered products (see Note 3 to the Annual
Consolidated Financial Statements), and $984,000 from eleven contract manufacturing customers. The 1996 revenues included
$1.5 million from DuPont, $1.3 million from Elan, and $405,000 from three customers for contract manufacturing services. In
1995, CYTOGEN recorded $1.3 million of research revenue from DuPont.

	Operating Expenses. Total operating expenses were $45.4 million in 1997, $30.5 million in 1996, and $77.8 million in 1995. The operating expenses in 1997 reflect the Company's efforts in acquiring, developing and marketing of new products. The 1997 Operating expenses included a one-time license fee of $7.5 million for the acquisition of Morphelan (see Note 2 of Notes to the Annual Financial Statements) and a milestone payment of $4.0 million to Dow upon FDA approval of Quadramet. The 1995 operating expenses included one-time non-cash charges of $45.9 million for acquisition of in-process technology from CytoRad Incorporated ("CytoRad") and Cellcor (see Note 4 of Notes to the Annual Financial Statements). Even excluding the aforementioned one-time charges, the operating expenses in 1997 were higher than prior year periods due to $5.9 million in cost of sales attributable to increased revenues, product development efforts by Targon and AxCell, two new strategic business units established during the second half of 1996, higher administrative costs and increased selling and marketing efforts to promote ProstaScint and to establish and maintain PIE Sites. The operating expenses are composed of cost of product related and
contract manufacturing revenues,   research and development
expenses, acquisition of in-process technology expenses, equity loss in Targon subsidiary, selling and marketing expenses, and general and administrative expenses. The Company continues to incur significant research and development and other costs. In addition, selling and marketing expenses are expected to increase as the Company continues to generate increased revenues from its products.

	Cost of product related and contract manufacturing revenues was $5.9 million in 1997. Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing;
therefore, costs of products were immaterial and included in research and development expenses.

	Research and development expenses were $17.9 million in 1997, $20.5 million in 1996 and $22.6 million in 1995. These expenses principally reflect product development efforts and support for various ongoing clinical trials. The 1997 research and development expenses included a one-time milestone payment of $4.0 million to Dow and increased expenses associated with AxCell. The 1995 expenses included a charge of $2.9 million to research and development for write downs of commercial inventory relating to OncoScint CR/OV.

	Acquisition of in-process technology expenses was $45.9 million in 1995 which included $19.7 million and $26.2 million of one-time non-cash charges representing the amounts by which the purchase prices exceeded the fair value of net assets acquired in connection with the CytoRad and Cellcor mergers, respectively.

These acquisitions were recorded as in-process technology given the development stage nature of the related technology.

	Equity loss in Targon was $9.2 million in 1997 and $288,000 in 1996. The expense included a $7.5 million one-time product acquisition fee and various product development and clinical support programs.

	Selling and marketing expenses were $5.5 million in 1997, $4.1 million in 1996 and $4.5 million in 1995. The 1997 increase from the prior year periods is primarily attributable to expenses associated with the launch of ProstaScint, including expenses to establish the PIE Program. The 1996 decrease compared to 1995 is primarily attributable to the reduction of promotional expenses associated with OncoScint CR/OV.

	General and administrative expenses were $6.9 million in 1997, $5.5 million in 1996 and $4.8 million in 1995. The increase over prior year periods is attributable to the expansion of the Company's insurance program, the addition of consultants to support the Company's investor relations efforts, and increased legal costs for general corporate purposes.

	Other Income/Expense. Net gains on investments for 1997, 1996 and 1995 were $606,000, $1.4 million and $857,000, respectively. The changes from the prior year periods is due primarily to changes in the average cash and short term investment balances for the periods.

	Interest expense was $291,000 in 1997, $451,000 in 1996 and $593,000 in 1995. In addition to the imputed interest on liabilities associated with CYTOGEN's termination agreements with Knoll Pharmaceuticals Company ("Knoll") and Chiron B.V.
("Chiron"), in 1997, the Company recorded $310,000 of interest expense in connection to the $10.0 million note due to Elan.

	Net Loss. Net losses to common stockholders were $32.1 million, $28.3 million and $72.5 million in 1997, 1996 and 1995, respectively. Losses per common share were $0.63, $0.59 and $2.11 in 1997, 1996, and 1995, respectively, on 51.1 million,
48.4 million and 34.3 million average common shares outstanding in each year, respectively. The 1997 loss was increased by the $1.4 million deemed and accrued dividends on the Series B Preferred Stock and the $9.2 million equity loss in Targon subsidiary. The 1996 loss was increased by a $4.6 million deemed dividend on the Series A Preferred Stock (see Note 11 of Notes to the Annual Consolidated Financial Statements). The net loss for 1996 decreased in comparison to 1995 primarily due to the 1995 charges to the statement of operations for the acquisition of in-process technology.

Nine Months Ended September 30, 1998 and 1997

	Revenues. Total revenues for the nine months ended September 30, 1998 and 1997 were $9.4 million and $10.2 million, respectively. The product related revenues accounted for 84% of total revenues in 1998 versus 53% from the same period of the prior year. License and contract revenues accounted for the remainder of revenues with 16% and 47% of total revenues recorded in the nine months ended September 30, 1998 and 1997, respectively.

	Product related revenues for the nine months ended September 30, 1998 and 1997 were $7.9 million and $5.4 million, respectively. ProstaScint accounted for 58% and 52% of product related revenues in 1998 and 1997, respectively, while Quadramet royalty and sales revenue accounted for 33% and 31% of product related revenues in 1998 and 1997, respectively (see Note 2 of Notes to the Interim Consolidated Financial Statements). Sales from ProstaScint were $4.6 million in the nine months ended

September 30, 1998 compared to $2.8 million in the comparable period of 1997. Royalty and sales revenues from Quadramet were $2.6 million and $1.7 million in 1998 and 1997, respectively.

	During the interim period until the re-launch of Quadramet by Berlex in the first quarter of 1999, the Company does not expect Quadramet sales to be significant. Although CYTOGEN believes that Berlex is an advantageous marketing partner, there can be no assurance that Quadramet will following re-launch of the product achieve market acceptance on a timely basis or sufficiently to result in significant revenues for CYTOGEN. Other Revenues, including sales from OncoScint CR/OV and ALT treatments, were $696,000 in 1998 compared to $929,000 recorded in the comparable
period of 1997.   There is no revenue from ALT treatment after
September 15, 1998 as a result of closure of Cellcor.

	License and contract revenues for the nine months ended September 30, 1998 and 1997 were $1.5 million and $4.8 million, respectively. The 1998 license and contract revenues included $1.1 million in contract manufacturing revenues from eleven customers, $127,000 from Boston Life Sciences for clinical services and $100,000 license fee from Antisoma. The 1997 revenues included a $2.0 million milestone payment from DuPont, $1.1 million and $810,000 in research revenues from DuPont for continued clinical development of Quadramet and from Elan, respectively, and $781,000 in contract manufacturing revenues from eleven customers.

	Operating Expenses. The current year operating expenses reflect the Company's continued efforts to control spending. For the nine months ended September 30, 1998, operating expenses were $24.9 million compared to $36.6 million recorded in the same period of 1997. The decrease from the prior year period is due to the overall savings from cost containment efforts in 1998, a one-time $4.0 million milestone payment to Dow recorded in the first quarter of 1997 upon the approval of Quadramet by FDA, and a one-time $7.5 million charge recorded in the third quarter of 1997 for product acquisition by Targon. The decrease is partially offset by a $1.5 million increase in costs of sales, and $1.7 million in restructuring charges and in costs related to the implementation of a turn-around plan recorded in the third quarter of 1998.

	Cost of product related and contract manufacturing revenues for the nine months ended September 30, 1998 were $6.1 million compared to $4.6 million recorded in the same period of 1997.
The increase from the prior period is due primarily to increased manufacturing costs associated with increased revenues in 1998, and to expenses related to Quadramet including royalty, manufacturing and distribution costs (see Note 2 of Notes to the Annual Financial Statements).

	Research and development expenses for the nine months ended September 30, 1998 were $8.3 million compared to $14.7 million recorded in the same period of 1997. These expenses principally reflect product development efforts and support of clinical trials. The decrease from the prior year period is due to the aforementioned $4.0 million milestone payment to Dow in the first quarter of 1997 combined with various savings from the Company's product development efforts in 1998 including the scale back of the GDL program and AxCell subsidiary. Pursuant to the Company's restructuring, research and development expenses have been curtailed significantly. See "Business of the Company - Research and Development."

	Equity loss in Targon subsidiary for the nine months ended September 30, 1998 was $1.0 million reflecting Targon's product development and clinical trials programs. The Company did not recognize Targon's losses after March 31, 1998, based on the completion of the sale of Targon. For the comparable period in 1997, the Company recorded $8.7 million for equity loss in Targon subsidiary which included a one-time charge of $7.5 million recorded in the third quarter of 1997 for a product acquisition

	Selling and marketing expenses were $3.6 million and $3.8 million for the nine months ended September 30, 1998 and 1997, respectively. The 1998 expenses reflected the marketing efforts to increase ProstaScint sales and expenses to establish and maintain PIE sites. The 1997 expenses included costs associated with ProstaScint launch and PIE program.

	General and administrative expenses for the nine months ended September 30, 1998 were $5.8 million which included $1.2 million of restructuring costs associated with the closure of Cellcor and work force reduction and $500,000 of expenses related to the implementation of a corporate turn-around plan. Excluding the aforementioned charges, the 1998 general and administrative expenses were lower than the $4.8 million recorded in the comparable period of 1997 reflecting cost containment efforts.

	Gain on sale of Targon subsidiary was $2.8 million recorded in the third quarter of 1998, a result of a sale of CYTOGEN's ownership interest in Targon to Elan (see Note 3 of Notes to the Interim Consolidated Financial Statements).

	Interest Income/Expense. Interest income for the nine months ended September 30, 1998 was $537,000 compared to $527,000 realized in the same period in 1997. The increase from the prior year period is due to the $410,000 interest income realized in 1998 from the $10.0 million note due to CYTOGEN from Targon, partially offset by lower investment income due to lower cash and short term investment balances for the periods. As mentioned above, the note was canceled as a result of a sale of Targon to Elan.

	Interest expense for the nine months ended September 30, 1998 was $535,000 compared to $219,000 recorded in the same period of 1997. The increase from the prior year period is due to the 1998 interest expense of $410,000 associated with the $10.0 million note due to Elan which was canceled as a result of a sale of Targon to Elan in August 1998.

	Net Loss. Net loss to common stockholders for the nine months ended September 30, 1998 was $12.8 million compared to a net loss of $26.1 million incurred in the same period of 1997. The loss per common share was $0.23 on 55.4 million average common shares outstanding compared to $0.51 on 51.1 million average common shares outstanding for the same period in 1997. The 1998 net loss to common stockholders included $119,000 of accrued dividends on Series B Preferred Stock. The 1997 net loss to common stockholders included a one-time $7.5 million charge or a $0.15 per share loss for the product acquisition.

Liquidity and Capital Resources

	The Company's cash and cash equivalents were $3.0 million as of September 30, 1998, compared to $7.4 million as of December
31, 1997 and $24.8 million as of December 31, 1996. The cash used for operating activities for the nine months ended September 30, 1998 was $8.2 million compared to $17.9 million in the same period of 1997. The decrease in cash usage for operating activities from the prior year period was primarily due to lower research and development spendings and to the receipts of revenues generated by sales and royalties from Quadramet and ProstaScint.

	Historically, the Company's primary sources of cash have been proceeds from the issuance and sale of its stock through public offerings and private placements, product related revenues, revenues from contract manufacturing and research services, fees paid under its license agreements and interest earned on its cash and short term investments.

 Pursuant to the registration statement of which this prospectus forms a part, we have registered pursuant to Rule 415 under the Securities Act of 1933, as amended, 8,000,000 shares of common stock which may be sold from time to time. All proceeds from the sale of such common stock will be used for general corporate purposes.

	On October 23, 1998, the Company entered into an agreement with Kingsbridge for a $12,000,000 common stock equity line.
Pursuant to the Equity Line Agreement, the Company, subject to the satisfaction of certain conditions including the effective registration of such shares, was granted the right to issue and sell to the Kingsbridge, and the Kingsbridge would be obligated to purchase up to $12,000,000 of CYTOGEN common stock from time to time over a two year period at a purchase price per share equal to 85% of the average of lowest trading prices of CYTOGEN common stock during five designated trading days as determined under the Equity Line Agreement. The Company can put shares every 20 trading days in the amounts ranging from $150,000 to $1,000,000, subject to the satisfaction of minimum trading volume, market price of CYTOGEN common stock and registration of the shares of common stock under the Securities Act of 1933, as amended. The Company is required to put shares with respect to a minimum of $3 million over the life of the Equity Line Agreement. In addition, the Company granted to the Kingsbridge a warrant to purchase up to 200,000 shares of CYTOGEN common stock at an exercise price of $1.016 per share through April 2002.

	On October 19, 1998, the Company entered into a $750,000 term loan agreement with The CIT Group/Credit Finance Inc., using the Company's tangible assets as collateral. The note bears interest at prime plus 3%. The note is payable over 35 monthly principal payments of $12,500 plus interest with the remaining balance due October 2001.

	On August 14, 1998, CYTOGEN received $4.0 million from Elan consisting of $2.0 million for the sale of CYTOGEN's remaining interest in Targon and $2.0 million in exchange for a convertible promissory note. The note is convertible into CYTOGEN common shares at $2.80 per share, subject to adjustments, and matures in seven years. The note bears interest of 7% compounded semi-annually; however, such interest is not payable in cash but will be added to the principal for the first 24 months; thereafter, interest will be payable in cash.

	Quadramet. On October 29, 1998 CYTOGEN announced an exclusive license agreement with Berlex for the manufacture and sale of Quadramet. Under the terms of the Berlex Agreement, CYTOGEN received an $8 million up front payment, of which $4 million is payable to DuPont for securing a long-term manufacturing commitment. Berlex will pay CYTOGEN royalties on net sales of Quadramet, as well as milestone payments based on achievement of certain sales levels (see Note 2 of Notes to the Annual Financial Statements). In connection with the Berlex Agreement, CYTOGEN granted Berlex a warrant to purchase 1 million shares of CYTOGEN common stock at an exercise price of $1.002 per share through October 2003 and exercisable after the earlier of one year or the achievement of defined sales levels.

	CYTOGEN acquired an exclusive license to Quadramet in the U.S., Canada and Latin America from Dow. The agreement requires the Company to pay Dow royalties based on a percentage of net sales of Quadramet, or guaranteed contractual minimum payments, whichever is greater, and future payments upon achievement of certain milestones. Minimum royalties due Dow are $500,000 during 1998 and 1999, $750,000 in 2000 and 2001 and $1.0 million per year for the following 11 years.  For the nine months ended

September 30, 1998 and 1997, the Company recorded $375,000 and
$189,000 in royalty expenses for Quadramet.

	 ProstaScint. ProstaScint was launched in February 1997.
Significant cash will be required to support the Company's marketing program and expansion and maintenance of the PIE program.

	In 1996, CYTOGEN entered into an agreement with BARD (the "Co-Promotion Agreement") to market and promote ProstaScint, pursuant to which BARD will make payments upon the occurrence of certain milestones, which include expansion of co-marketing rights in selected countries outside the U.S. During the term of the Co-Promotion Agreement, BARD will receive performance-based compensation for its services. For the year-to-date periods in 1998 and 1997, the Company recorded $550,000 and $393,000, respectively, for BARD commissions.

	OncoScint CR/OV. To date, sales of OncoScint CR/OV have not been material. In 1994, the Company reacquired all U.S.
marketing rights to OncoScint from Knoll Pharmaceuticals Company ("Knoll") and is required to pay Knoll $1.7 million on or before December 15, 1998 in addition to accrued interest from July 1, 1998 (the original due date) through the date of payment at the prevailing prime rate of interest as of such date. The Company will fund this payment from product related revenues and other sources.

	The Company's capital and operating requirements may change depending upon various factors, including: (i) the success of the Company and its strategic partners in manufacturing, marketing and commercialization of its other products; (ii) the amount of resources which the Company devotes to clinical evaluations and the expansion of marketing and sales capabilities; (iii) results of preclinical testing, clinical trials and research and development activities; and (iv) competitive and technological developments.

	The Company's financial objectives are to meet its capital and operating requirements through revenues from existing products, contract manufacturing, license and research contracts, and control of spending. To achieve its strategic objectives, the Company may enter into research and development partnerships and acquire, in-license and develop other technologies, products or services. Certain of these strategies may require payments by the Company in either cash or stock in addition to the costs associated with developing and marketing a product or technology. The Company currently has no commitments or specific plans for acquisitions or strategic alliances. However, the Company believes that, if successful, such strategies may increase long term revenues. There can be no assurance as to the success of such strategies or that resulting funds will be sufficient to meet cash requirements until product revenues are sufficient to cover operating expenses. To fund these strategic and operating activities, the Company may sell equity and debt securities as market conditions permit or enter into credit facilities.

	The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts, including acquisition of products and complementary technologies, research and development, clinical studies and regulatory activities, and to further expand its marketing and sales. The Company expects that its existing capital resources, together with decreased operating costs, $750,000 proceeds from the term loan, the $4.0 million net cash receipt from Berlex, but exclusive of the Equity Line Agreement, will be adequate to fund the Company's operations into 1999. Management believes the addition of the Equity Line Agreement, will provide the Company with adequate cash flow to sustain operations into 2000. No assurance can be given that the Company will not consume a significant amount of its available resources before that time. In addition, the Company expects that it will have additional requirements for debt or equity capital, irrespective of whether and when it reaches profitability, for further development of products, product and technology acquisition costs, and working capital. The Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of its products, the costs associated with the acquisition of complementary products and technologies, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies and clinical trials, progress with regulatory affairs activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the expansion of strategic alliances for the sales, marketing, manufacturing and distribution of its products. To the extent that the currently available funds and revenues including the Equity Line Agreement, $750,000 proceeds from the term loan, and the $4.0 million net cash receipt from Berlex are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. Based on the Company's historical ability to raise capital and current market conditions, the Company believes other financing alternatives are available. There can be no assurance that the financing commitments described above or other financial alternatives will be available when needed or at terms commercially acceptable to the Company. If adequate funds are not available, the Company may be required to delay, further scale back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely affected.

Year 2000 Compliance

	The "Year 2000 problem" describes the concern that certain computer applications, which use two digits rather than four to represent dates, will interpret the year 2000 as 1900 and malfunction on January 1, 2000.

	CYTOGEN's Internal Systems. The efficient operation of the Company's business is dependent in part on its computer software programs and operating systems (collectively, Programs and Systems). These Programs and Systems are used in several key areas of the Company's business, including clinical, purchasing, inventory management, sales, shipping, and financial reporting, as well as in various administrative functions. The Company has completed its evaluation of the Program and Systems to identify any potential year 2000 compliance problem. Based on present information, the Company believes that it will be able to achieve year 2000 compliance through combination of modification of some existing Programs and Systems and replacement of others with new Programs and Systems that are already year 2000 compliant. The majority of the Company internal systems have been replaced with fully compliant new systems. The remaining are expected to be completed by February 28, 1999. The total future cost is estimated at $40,000. However, there can be no assurance that the required expenditures will not exceed that amount.

	Readiness of Third Parties. The Company is also working with its processing banks and network providers to ensure their systems are year 2000 compliant. All these costs will be borne by the processors, network and software companies. In the event some of the processors are unable to convert their systems appropriately, the Company will switch merchant accounts to those that are able to perform the processing.

	Risks Associated with the Year 2000. The Company is not aware, at this time, of any Year 2000 non-compliance that will not be fixed by the Year 2000 and that will materially affect the Company. However, some risks that the Company faces include: the failure of internal information systems, defects in its work environment and a slow down in its customers' ability to make payments.

	Contingency Plans. The Company is in the process of developing contingency plans to address a worst case year 2000 scenario. This contingency plan is expected to be completed by February 28, 1999.

Recently Enacted Accounting Pronouncements

There have been no recently enacted accounting pronouncements which the Company believes would have an effect on the Company's financial position or results of operations.

                     BUSINESS OF THE COMPANY


Overview

	CYTOGEN is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of cancer and other diseases.

Our Products
	We introduced to the market during 1997 our two principal products, each of which have been approved by the FDA:
ProstaScint (kit for the preparation of Indium In111 Capromab Pendetide) and Quadramet (Samarium Sm153 Lexidronam Injection). Our OncoScint CR/OV imaging agent is also approved and marketed as a diagnostic imaging agent for colorectal and ovarian cancer.

Cancer Diagnostic Imaging Products

	Our cancer diagnostic products, ProstaScint and OncoScint, are monoclonal antibody-based imaging agents for prostate, colorectal and ovarian cancers. These products utilize our proprietary targeted delivery system, employing whole monoclonal antibodies, to deliver the diagnostic radioisotope Indium-111 to malignant tumor sites. A radioisotope is an element which, because of nuclear instability, undergoes radioactive decay, thereby emitting radiation. The imaging products are supplied to hospitals and central radiopharmacies without the radioisotope. Prior to patient administration, the radioisotope is added to the product by the radiopharmacist using a simple liquid transfer procedure we have developed, thereby creating the radiolabeled monoclonal antibody product.

	During an imaging procedure, the radiolabeled monoclonal antibody product is administered intravenously into the patient. The antibody travels through the body seeking out and binding to tumor sites. The radioactivity from the isotope that has been attached to the antibody can be detected from outside the body by a gamma camera. The resultant image identifies the existence, location and extent of disease in the body. Based on clinical studies conducted to date by physicians on our behalf, the imaging agents may provide new and useful information not available from other diagnostic modalities regarding the existence, location and extent of the disease throughout the body. We believe that this information has the potential to affect the way physicians manage their patients' individual treatments. We also believe that, because our products use a very low dose of one milligram or less of antibody conjugate per administration, the products have the additional advantages of low manufacturing cost and ease of administration.

	ProstaScint

	ProstaScint is a diagnostic imaging agent utilizing a monoclonal antibody which targets prostate specific membrane antigen ("PSMA"), a protein expressed by prostate cancer cells and, to a lesser extent, by normal prostate epithelial cells. We are the exclusive licensee of the antibody utilized in ProstaScint. ProstaScint is prepared by combining this antibody with the radioisotope Indium-111 just prior to intravenous administration. Due to the selective expression of PSMA, the ProstaScint imaging procedure can detect the spread of prostate cancer. Since the patterns of spread of prostate cancer can vary substantially from one patient to another, by identifying the unique pattern of metastases in a particular patient, we believe that ProstaScint aids physicians in the selection of appropriate treatments to meet the special needs of that patient.

	In 1996, we received FDA approval to market ProstaScint in two clinical settings:

- As a diagnostic imaging agent in newly-diagnosed patients with biopsy-proven prostate cancer thought to be clinically localized after standard diagnostic evaluation and who are at high risk for spread of their disease to pelvic lymph nodes; and
- For use in post-prostatectomy patients in whom there is a high suspicion that the cancer has recurred.

The risk of spread of prostate cancer in both newly-diagnosed and recurrent disease patients is determined by several factors, including the stage of the disease when initially diagnosed, microscopic evaluation of the primary tumor, and the prostate specific antigen ("PSA") level. PSA is a widely used blood test currently used for detecting and monitoring prostate cancer.

	We believe that ProstaScint has clinical utility in newly diagnosed patients with prostate cancer who are thought to be candidates for therapies such as:

                 - Radical prostatectomy;
                 - External beam radiation therapy; and
                 - Brachytherapy (radioactive seed implants).

 Before a physician decides upon a course of therapy, it is critical to determine whether the prostate cancer has spread to other parts of the body, thereby dramatically reducing the likelihood of successful treatment. Studies from The Johns Hopkins University and Stanford University Medical Center have shown that almost one-third of the prostate cancer patients treated at these two institutions who have undergone prostatectomy or radiation therapy experienced disease recurrence within five years following treatment, and half of the patients had recurrence of their disease within ten years. Prior to the availability of ProstaScint, determining whether newly diagnosed disease was limited to the prostate or had spread distantly was based upon statistical inference from the biopsy appearance of the tumor and the patient's serum level of PSA. Conventional imaging methods, such as computed tomography, magnetic resonance imaging and transrectal ultrasound, are all relatively insensitive since they rely on anatomic structure (form) and therefore require that the normal structures (i.e. lymph nodes) become enlarged or altered in shape to indicate suspicion of malignancy. The ProstaScint scan images disease based upon function (expression of the PSMA molecule) and, therefore, can image low volume disease not detectable with conventional procedures. A clear understanding of the existence and location of any prostate cancer metastasis is crucial in selecting the most appropriate form of treatment to be administered. We believe that ProstaScint enhances tumor detection in patients who are candidates for its use in comparison with alternative means of detection.

	In the U.S., following prostatectomy, prostate cancer patients are monitored to ascertain changes in the level of PSA. In this setting, a rise in PSA is strong and presumptive evidence of recurrence of the patient's prostate cancer. Knowledge of the extent and location of disease is a critical consideration in choosing the most appropriate form of treatment. Patients whose disease is confined to the prostatic fossa may have the potential to be cured by receiving "salvage" radiation therapy; patients with more widespread disease would not benefit from such an approach and instead should receive systemic treatment such as hormonal therapy. We believe that the results of a ProstaScint scan performed prior to radiation therapy to the pelvis may help predict which recurrent disease patients are likely to benefit from salvage radiation therapy. This distinction is currently not possible using any other technique and approximately 70% of recurrent disease patients currently treated with salvage radiation therapy fail to achieve long-term control of their disease, since the cancer has already metastasized to other points in the body. A prospective study is planned to evaluate ProstaScint in this setting.


ProstaScint Marketing, Sales, Manufacturing and Distribution

	According to the American Cancer Society, about 185,000 American men will be diagnosed with prostate cancer in 1998, of whom approximately 20% will be at high risk for metastatic spread of their disease. In addition, estimates indicate that in 1998, 40,000 to 60,000 patients previously treated for prostate cancer will develop symptoms of recurrent cancer which has not yet progressed to the point of skeletal involvement. We believe that there are approximately 75,000 to 100,000 patients with prostate cancer in the U.S. that are candidates, based on current indications, to receive a ProstaScint scan each year.

		In February 1997, we announced the commercial launch of ProstaScint, which is co-marketed with the urological division of BARD, a marketer of broad range of urology products exclusively to the urology community. Pursuant to our agreement with BARD:

- BARD is responsible for the promotion of ProstaScint to urologists, the group of physicians most likely to order or generate referrals for ProstaScint scans;
- Our marketing activities are focused on the training of the nuclear medicine imaging community, including those physicians most likely to perform ProstaScint scans;
- We are responsible for manufacturing and distributing ProstaScint as well as instructing physicians in its proper use;
- BARD will make payments to the Company upon the occurrence of certain milestones; and
- BARD will receive performance-based compensation for its services.

Our agreement with BARD has an initial term of ten years and is subject to renewal.

	In 1997, we entered into a distribution agreement which granted Faulding (Canada), Inc. ("Faulding") the exclusive right to distribute and sell ProstaScint in Canada.

	ProstaScint is a "technique-dependent" product that requires a high degree of proficiency in nuclear imaging, as well as a thorough appreciation of the information the scan can provide.
We believe that this information regarding the existence, location and extent of disease has the potential to assist a physician in making appropriate patient management decisions. We have established a network of accredited nuclear medicine imaging centers through our PIE Program (each accredited center, a "PIE Site"). Each PIE Site receives rigorous training, undergoes proficiency testing, and is subject to ongoing quality assurance protocols. To qualify as a PIE Site, each center must be certified as proficient in the interpretation of ProstaScint scans by the American College of Nuclear Physicians. We developed this program in preparation for the launch of ProstaScint in February 1997. As of November 1998, there were over 220 PIE Sites, including a substantial majority of the National Cancer Institute designated Comprehensive Cancer
Centers.  ProstaScint may only be administered by PIE Sites.

	We plan to add PIE Sites on a selective basis in order to ensure that new sites are adequately qualified and committed to a minimum number of scans for training purposes At the present time, we bear the expense of qualification of each site.

	We currently employ 16 field representatives, each of whom is a certified or registered nuclear medicine technologist with experience working in a nuclear medicine department. These field representatives assist in training of physicians and qualification of nuclear imaging centers as PIE Sites, and provide BARD marketing representatives with technical information and support of ProstaScint and its usage.

	We believe that approximately 80% of patients with prostate cancer are managed by urologists, with the remainder being managed primarily by medical and radiation oncologists. Through a Joint Marketing Committee, the Company and BARD coordinate our respective educational and promotional activities to ensure that PIE Sites receive appropriate patient referrals from urologists and that future PIE Sites are located in medical facilities served by urologists who are ordering the ProstaScint test. The product is not marketed directly to managed care organizations or other payor groups, however, we maintain points of contact with reimbursement specialists for physicians, patients, and payors to assist with and ensure reimbursement and insurance coverage. Medical and radiation oncologists also order diagnostic procedures such as ProstaScint for advanced prostate cancer patients, and our promotional efforts are addressing this segment of the medical community directly.

	OncoScint CR/OV. OncoScint CR/OV was approved by the FDA in the U.S. in December 1992. OncoScint CR/OV was initially approved for single use with other appropriate, commercially available diagnostic tests, to locate malignancies outside the liver in patients with known colorectal or ovarian cancer. In November 1995, FDA approved an expanded indication allowing for repeat administration of OncoScint CR/OV. OncoScint CR/OV is also approved for sale in eleven European countries and Canada.
To date, OncoScint has not enjoyed substantial sales. We believe this product is effective in imaging both primary and metastatic colorectal and ovarian tumors. However, this information has not yet been widely used by physicians for patients with these conditions. We are currently funding an investigator-initiated study designed to demonstrate the benefits of performing an OncoScint study as soon as an initial diagnosis of ovarian cancer is made, to determine which patients would benefit by a more aggressive initial treatment of their disease. We believe a more aggressive treatment at an earlier date could provide the potential for improved prognoses for the patients following diagnosis of their malignancy.

	Promotion of OncoScint CR/OV involves several different physician audiences, including those who prescribe imaging procedures for their patients as well as those who obtain and interpret the image. Referring physicians are likely to be surgeons and oncologists. OncoScint CR/OV, like ProstaScint, is technique dependent, requiring training and expertise in reviewing and interpreting images. Acceptance by the medical community of the benefits of OncoScint CR/OV depends in part on the degree to which physicians acquire such skills. Since May 1994, we have been the sole marketer of OncoScint CR/OV in the U.S.

	In 1995, we entered into a distribution agreement (the "Faulding Agreement") with Faulding granting to Faulding the exclusive right to distribute and sell OncoScint CR/OV in Canada. Faulding received regulatory approvals to market the product in Canada in January 1998. The Faulding Agreement provides for payments for minimum annual purchases of OncoScint CR/OV by Faulding, and for certain royalties based upon net sales, if any, of OncoScint CR/OV by Faulding. The initial term of the Faulding Agreement is seven years.

	In 1996, we entered into a distribution agreement (the "CISbio Agreement") with CIS biointernational, granting to CISbio the exclusive right to distribute and sell OncoScint in all the countries of the world, except for the U.S. and Canada. CISbio has markets OncoScint CR/OV in various European countries. The CISbio Agreement provides for minimum annual purchases of the components of OncoScint CR/OV by CISbio, and for certain royalties based upon net sales of OncoScint CR/OV by CISbio. The initial term of the CISbio Agreement is seven years following the first commercial sale of the product by CISbio.


Cancer Therapeutic Product

	Quadramet.   Quadramet, a proprietary cancer therapeutic
agent, received marketing approval from the FDA in March 1997 for the relief of pain in patients with metastatic bone lesions that image on conventional bone scan, a routinely performed nuclear medicine procedure. Quadramet consists of a radioactive isotope, Samarium-153, which delivers cell-killing beta radiation, and a targeting agent, EDTMP, which guides the drug to sites of new bone formation.

	According to American Cancer Society and National Cancer Institute statistics, approximately 600,000 new cases of cancer that typically metastasize to bone occurred in the U.S. in 1997. We believe that over 200,000 patients each year will suffer from bone pain that is severe enough to require palliative intervention.

	Once tumors have metastasized to the skeleton, they continue to grow and cause destruction of the adjacent bone. This erosion of bone stimulates new bone formation, which results in a rim of newly formed bone which encircles the metastatic tumor. The continued growth from the expanding tumor causes pressure which the patient perceives as pain at the site of such metastasis. By targeting these areas of bone formation, Quadramet delivers site-specific radiation, which may result in significant pain reduction. As such areas of tumor involvement expand, they weaken the bone and eventually lead to fracture of the affected bone. The medical complications associated with bone metastases may also include bone fractures, spinal cord compression and paralysis.

	Current competitive treatments for severe cancer bone pain include:

       - Narcotic analgesics
               These drugs work by masking the brain's ability to
               perceive the pain induced by the tumors as they
               expand and grow within the bone.  While narcotic
               analgesics can be effective in addressing cancer-
               related bone pain, their prolonged and escalating
               use can result in undesirable side effects,
               including nausea and vomiting, sedation, confusion
               and severe constipation.
       - External beam radiation therapy
               External beam radiation therapy, while usually
               effective in relieving pain, is most appropriately
               used to treat solitary lesions.   In addition,
               retreatment of painful areas is often not feasible due to unacceptable toxicities to neighboring organs and tissues. Treatments are generally administered in five to ten or more sessions over two to three weeks necessitating frequent visits by the patient and contributing to the high cost of this procedure.
       - Metastron, a radiopharmaceutical product of Nycomed Amersham plc

                Metastron is the only other therapeutic
                radiopharmaceutical approved by the FDA for the treatment of cancer bone pain. It contains a non-imageable radionuclide, Strontium-89. This radionuclide decays with a very long radioactive half-life (approximately 50 days), resulting in a delayed onset of pain relief, generally several weeks after administration. Further, the long half-life causes a prolonged and variable degree of bone marrow suppression. Prolonged bone marrow toxicity limits the usage of other potential therapies such as chemotherapy and radiation therapy, as well as the ability to administer additional doses of this drug.
       - Novantrone, a chemotherapeutic product of Immunex  Corporation
         ("Immunex")
                Novantrone, a chemotherapeutic drug frequently used in the management of acute non-lymphocytic leukemia, is also marketed by Immunex for use in combination with steroids for pain related to hormone refractory prostate cancer. The Company believes that Quadramet offers significant advantages over Novantrone, including lower toxicity, fewer side effects, and more rapid onset of pain relief. However, Novantrone is well known to oncologists because of its other applications and this may provide some marketing advantages to Immunex.

	Quadramet has numerous characteristics which we believe are advantageous for the treatment of cancer bone pain, including early onset of pain relief; predictability of recovery from bone marrow toxicity; ease of administration; and length of pain relief. Quadramet is administered as a single intravenous injection on an outpatient basis and directly targets sites of new bone formation which include those areas in the skeleton that have been invaded by metastatic tumors. Quadramet exhibits high and very selective uptake in bone with little or no detectable accumulation in soft tissue. The fraction of the injected dose that is not taken up in the skeleton is excreted in an unmodified form in the urine over a period of four to six hours. Further studies are planned to evaluate the safety and efficacy of repeat dosing.

	We intend to expand the use of Quadramet within the currently approved indication and extend its use to new indications by performing additional clinical trials and seeking regulatory approvals, primarily by and through our marketing partner, Berlex. Clinical trials are either planned or currently underway to evaluate the use of Quadramet in combination with other cancer therapies (such as external beam radiation therapy), as a potential therapeutic agent for treatment of cancer and as a therapy for children with malignancies which have either arisen in bone or have spread to bone. Future trials are also planned to evaluate the extension of the use of Quadramet to patients whose bone metastases can be visualized on conventional bone scan, but who are not yet experiencing pain from these metastases. Our continuation of these trials will depend upon their progress, success and on the ability to obtain funding from our existing or potential marketing partners.

	The first non-cancer use of Quadramet under investigation is the treatment of patients with refractory rheumatoid arthritis. These patients often demonstrate enhanced uptake of radionuclide in affected joints on diagnostic bone scans. In such cases, we believe Quadramet can target the diseased joints and provide a high but localized dose of radiation to the area. Published studies by foreign investigators have suggested benefits from Quadramet in the relatively small numbers of rheumatoid arthritis patients studied. We are currently conducting a Phase I dose escalation study of Quadramet to evaluate the safety and preliminary efficacy of Quadramet in refractory rheumatoid arthritis patients.

Quadramet Marketing, Sales, Manufacturing and Distribution

	We have licensed the rights to Quadramet from Dow. Quadramet was previously marketed through DuPont, which
arrangement was terminated during June 1998.   In October 1998,
we entered into an exclusive agreement with Berlex for the marketing of Quadramet. We anticipate that Berlex will re-launch Quadramet during the first quarter of 1999. Berlex maintains a sales force which calls upon the oncological community. Pursuant to our agreement with Berlex, we are entitled to royalty payments based on net sales of the Quadramet product and milestone payments based upon sales levels achieved.

	Quadramet was originally launched in June 1997. During the first year of launch, Quadramet was marketed principally to the nuclear medicine community, which administers the treatment to patients. However, the treatment is more typically prescribed by caregiving physicians, including oncologists and urologists. We believe that successful commercialization of Quadramet will depend upon marketing to these referring physicians.

	DuPont, a leading supplier of radiopharmaceutical products in the U.S., will continue to manufacture and distribute the
product.   Berlex has agreed to bear all costs of manufacture of
Quadramet.

Sales, Marketing and Distribution

	We have limited sales, marketing and distribution capabilities. With respect to the sales, marketing and distribution of Quadramet and the co-promotion of ProstaScint, we are substantially dependent on the efforts of Berlex and BARD. See "ProstaScint Marketing, Sales, Manufacturing and Distribution" and "Quadramet Marketing, Sales, Manufacturing and Distribution." If we are unable to successfully establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, there would be a material adverse effect on our business, financial condition and results of operations. We anticipate that future products would require similar marketing collaborations upon which we would be dependent for the success of any such products.

	There can be no assurance that we be able to maintain our existing collaborative arrangements or enter into collaborative and license arrangements in the future on acceptable terms, if at all, that such arrangements will be successful, that the parties with which the Company has or may establish arrangements will perform their obligations under such arrangements, or that potential collaborators will not compete with the Company by seeking alternative means of developing products for the indications targeted by the Company.

Product Contribution

	The Company's currently marketed products and other sources of income constitute a single business segment. No significant history of revenues exists with respect to any of the Company's products. ProstaScint and Quadramet were introduced to the market during the first half of 1997 and account for a
significant percentage of the Company's product and royalty revenues and total revenues and are expected to do so for the foreseeable future. For the year ended December 31, 1997, revenues related to ProstaScint and Quadramet accounted for approximately 86% of the Company's product and royalty revenues. ProstaScint sales have experienced continued growth since product launch. However, there can be no assurance that such growth will continue indefinitely. Quadramet sales during the period from its launch have not grown significantly.  From the period
beginning in the second half of 1997, in which the product was launched in the commercial marketplace, through June 1998, reported revenues related to Quadramet sales were based on
minimum royalty payments due from its original commercial
partner, DuPont.   Actual sales were substantially less than
minimum royalty payments. Growth of Quadramet sales were initially slow because of the need for hospitals to obtain license amendments under federal and state law to receive and handle this new radioactive product. In addition, marketing efforts by DuPont were directed primarily to nuclear medicine physicians who directly administer the product to patients.
While this sales effort was necessary to generate product understanding, the Company believes that marketing to oncologists and urologists, the primary care-givers for patients who may benefit from Quadramet, is necessary for adequate penetration into the market.

 The marketing agreement with DuPont has been terminated and the Company the Company has since entered into an exclusive license and marketing agreement for the marketing of Quadramet with Berlex, which maintains an experienced sales force calling on the oncology community. The Company and Berlex have entered into an agreement with DuPont for the manufacture of Quadramet. Pursuant to this agreement, Berlex bears the manufacturing costs for Quadramet. Marketing by Berlex will commence during the first
quarter of 1999.    There can be no assurance that ProstaScint
and Quadramet will achieve market acceptance on a timely basis, or at all. The Company's success will be dependent upon the acceptance of ProstaScint and Quadramet by the medical community, including health care providers, such as hospitals and physicians, and third-party payors (such as employers, insurers, and health maintenance organizations), as safe, effective and cost efficient alternatives to other available treatment and diagnostic protocols. The failure of ProstaScint or Quadramet to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

Product Development

	AxCell Biosciences. AxCell, a wholly owned subsidiary of the Company created in August 1996, utilizes GDL technology to support advances in combinatorial chemistry, genomics and drug discovery. AxCell has developed an integrated set of tools to map selective protein-protein interactions and is using these tools to develop an Inter-Functional Proteomic Database ("IFP-dBase"). The IFP-dBase includes data relating to protein-protein interaction linked to a variety of other relevant bioinformatic data. We believe this informational database has potential value in the use by scientists in the pharmaceutical industry as a means to validate pharmaceutical targets. We believe such information will be of value to pharmaceutical companies in conducting research on new drugs.

	AxCell is pursuing arrangements with software companies toward development of a prototype bioinformatics interface for
the IFP-dBase.   We expect that substantial funding will be
required to refine the prototype and to pursue further research to identify protein-protein interactions which would be useful in and necessary to a commercially viable bioinformatics database. Funding is being sought from collaborators for the AxCell program, from venture capital funds, or from other sources, including corporate resources if adequate to provide such funding. No assurance can be provided that the program will be developed, will be successful, or that we will retain substantially all ownership or even a majority interest of AxCell.

	Genetic Diversity Library Technology. Long-term research, much of which is preliminary, had been conducted over a period of time by the Company on GDL technology. The GDL program consists of research on long peptides that fold to form three-dimensional structures. These peptides, which are biologically produced, create vast, highly diverse compound libraries. We believe that the ability of these compounds to bind to predetermined sites may mediate certain therapeutic or diagnostic effects more effectively than other existing products. Unlike conventional small molecule drugs or short peptides, long peptides can act more like proteins and can fold to take on very precise biological functions such as specific recognition units ("RUs"). Depending upon the application, these RUs can act as receptors, as targeting agents, or ligands for biological receptors. In certain applications, it may be more advantageous to administer the synthetic gene which encodes for the RU. This technology has been utilized in the development of the AxCell program discussed above. Certain peptides believed to have commercial potential have been identified from the GDL program and may be subject to further development efforts, although we would at present pursue such development only in connection with a commercial partner. Otherwise, the basic research component of the GDL program has been cancelled as part of our ongoing review of its long term research projects and focus on programs with nearer term economic potential. We are actively pursuing corporate alliances and basic research and development agreements to support and advance the GDL technology toward commercialization.

	The Company has entered into a license agreement granting Elan worldwide rights to a group of peptides and associated GDL technology for orally administered drugs that are transported across the gastrointestinal epithelium, as well as rights to other orally delivered drugs derived from the research program. Elan is responsible for the further development and commercialization of this technology.

	PSMA. In 1993, CYTOGEN and Memorial Sloan-Kettering Cancer Center ("MSKCC") began a development program involving PSMA and CYTOGEN's prostate cancer monoclonal antibody, CYT-351. PSMA is an unique antigen expressed in prostate cancer cells and by the normal prostate epithelial cells. In July 1996, a patent entitled "Prostate-Specific Membrane Antigen" was issued to Sloan-Kettering Institute for Cancer Research, an affiliate of MSKCC. In November 1996, we exercised our option for the exclusive license to this technology.

	In December 1996, CYTOGEN exclusively licensed the use of PSMA in prostate cancer vaccines for certain immunotherapeutic treatments of prostate cancer to Prostagen, Inc. ("Prostagen"), a privately held company in New York. The agreement with Prostagen provides for an up-front fee, several milestone payments throughout the development of any potential products, and royalties payable if and when products come to market. Products are currently under development by third parties in collaboration with and under license from Prostagen. Currently, a dendritic cell therapy using PSMA for treatment of prostate cancer is in Phase II clinical studies.

	In January 1997, we granted a non-exclusive option for the PSMA technology to Boehringer Mannheim in the area of in vitro diagnostics, including reverse transcriptase-polymerase chain reaction assays, a technique used to detect circulating prostate cancer cells in the blood of patients. We have issued licenses to various third parties for different uses of the PSMA technology in diagnostic and therapeutic applications. These agreements provide the Company with royalties payable if and when products come to market.

	In 1996, Targon was granted exclusive rights to certain other fields of use for the PSMA technology, including recent developments in the area of prodrugs for prostate cancer. These rights were relinquished to Cytogen in connection with the sale of our interest in Targon to Elan.

	Other Applications. While we have retained all rights for therapeutic and in vivo diagnostic uses of the antibody utilized in ProstaScint for the Company and its affiliates, we have licensed the antibody for in vitro diagnostic use to the Pacific Northwest Research Foundation, which in turn, has established a collaboration with Hybritech Incorporated ("Hybritech") to exploit this antibody in a serum-based in vitro diagnostic test. We will receive royalties on product sales by Hybritech, if any.

	We believe that certain of our technologies under development may have medical applications in various other areas, including autoimmune disorders and infectious diseases. We intend to expand the research and development of these technologies primarily through strategic alliances with other entities. We cannot predict the establishment or the timing of such alliances. To the extent funding is available, we expect to devote resources to these other areas. No prediction can be made, however, as to when or whether the areas of research described above will yield new scientific discoveries, or whether such research will lead to new commercial products.

Research and Development

	Our research and development expenditures include projects conducted by the Company and payments made to customer sponsored research programs. Our expenses for research and development activities (including customer sponsored programs) were:

      - Nine months ended September 30, 1998 - $8.3 million
      - 1997 - $17.9 million
      - 1996 - $20.5 million
      - 1995 - $22.6 million

	Research and development expenditures for customer sponsored programs were:

      - Nine months ended September 30, 1998 - $1.5 million
      - 1997 - $1.5 million
      - 1996 - $1.1 million
      - 1995 - $200,000

 We intend to pursue research and development activities having commercial potential and to review all of our programs to determine whether possible market opportunities, near and longer term, provide an adequate return to justify the commitment of human and economic resources to their initiation or continuation. Anticipated research and development spending for 1998 and 1999 has been dramatically curtailed.

Health Care Reimbursement

	Our business, financial condition and results of operations will continue to be affected by the efforts of governments and third-party payors to contain or reduce the costs of healthcare through various means. There have been, and we expect that there will continue to be, federal and state proposals to implement government control of pricing and profitability of therapeutic and diagnostic imaging agents. In addition, an increasing emphasis on managed care has and will continue to increase the pressure on pricing of these products. While we cannot predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on our business, the announcement of such proposals and the adoption of such proposals or efforts could have a material adverse effect on our business, financial condition and results of operations. Further, to the extent such proposals or efforts have a material adverse effect on other companies that are prospective corporate partners of the Company, our ability to establish strategic alliances may be materially and adversely affected.

	Sales of our products depend in part on the availability of reimbursement to the consumer from third-party payors, including Medicare, Medicaid, and private health insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. To the extent we succeed in bringing products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to consumers will be available or will be sufficient to allow us to sell our products on a competitive basis. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that our products are clinically useful and cost-effective, medically necessary and not experimental or investigational. Since reimbursement approval is required from each payor individually, seeking such approvals can be a time consuming and costly process which could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor separately. If we are unable to secure adequate third party reimbursement for our products, there would be material adverse effect on its business, financial condition and results of operations.


Competition

	The biotechnology and pharmaceutical industries are subject to intense competition, including competition from large pharmaceutical companies, biotechnology companies and other companies, universities and research institutions. Competition with the Company's existing therapeutic products is posed by a wide variety of other firms, including firms which provide products used in more traditional treatments or therapies, such as external beam radiation, chemotherapy agents and narcotic analgesics. In addition, the Company's existing and potential competitors may be able to develop technologies that are as effective as, or more effective than those offered by the Company, which would render the Company's products noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, manufacturing, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA or foreign regulatory approval for their respective products or may also enjoy substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, many of these companies may have more experience in establishing third-party reimbursement for their products. Accordingly, there can be no assurance that the Company will be able to compete effectively against such existing or potential competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Cancer Diagnostic Imaging Products - ProstaScint" and "Cancer
Therapeutic Products - Quadramet".

Cellcor

	In 1995 we acquired Cellcor for the continued development of ALT. As part of our restructuring activities during 1998, we determined that Cellcor was no longer in lone with our strategic
and financial objectives.   In  September  1998, we terminated
our Cellcor  program and closed our facility.

Manufacturing

 We have established a limited commercial-scale, cGMP-compliant manufacturing capacity in Princeton for the manufacturing of our products. An Establishment License Application for the facility for the manufacture of our products was approved by the FDA for the manufacture of ProstaScint in October 1996 and for manufacture of OncoScint in December 1992. It is expected that this facility will allow us to meet our projected production requirements for ProstaScint and OncoScint for the foreseeable future, although no assurances can be given to that effect.

	In November 1997, the FD&C Act was amended to make the approval and review process for biologics more similar to that for drugs. The new law requires only one license to market a biological product, a BLA, eliminating the need for separate license for the facility. Therefore, while we will continue to maintain compliance with cGMPs, under the new law, we are not required to obtain separate licenses of its commercial manufacturing facilities in the future. Moreover, we will retain the status of having met the FDA's establishment licensing requirements which we believes is an important competitive advantage in attracting contract manufacturing business (discussed below).

	Our products must be manufactured either internally or through third-party manufacturers in compliance with regulatory requirements and at commercially acceptable costs. While we believe that our manufacturing operations currently address our needs for our other products, there can be no assurance that will we be able to continue to manufacture such products on a commercially reasonable basis, that we will have the capacity to manufacture additional products and product candidates or successfully outsource such manufacturing needs. If we are unable to successfully manufacture or arrange for the manufacture of our products and product candidates there could be a material adverse effect on our business, financial condition and results of operations.

	The Company and its third party manufacturers are required to adhere to FDA regulations setting forth requirements for cGMP and similar regulations in other countries, which include extensive testing, control and documentation requirements.
Ongoing compliance with cGMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure of the Company and its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on the Company, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

	The annual production capacity of our facility is approximately 100,000 OncoScint or ProstaScint kits. The facility was utilized approximately 15% in 1998, 15% in 1997, and 20% in 1996 for manufacture of our products.

	There has been a strong trend toward outsourcing of manufacturing and development services by companies in the drug and biotechnology sectors of the pharmaceutical industry in the past few years. We offer excess capacity in our cGMP compliant manufacturing facility to prospective client companies that are seeking an outsourcing solution for the manufacture of their products. With our manufacturing facility, and its cGMP status, we have been able to attract clients that are seeking a third-party manufacturing outsourcing option for manufacture of low volumes of sterile, preservative-free liquid formulations of biological products. Contract manufacturing activities are supported by our quality control groups that perform raw material and product testing, monitoring of environmental conditions in the manufacturing facility and review of manufacturing documentation and quality assurance functions. We currently provide development and manufacturing services to eleven customers. Our contract manufacturing revenues were approximately $1.1 million for the nine months ended September 30, 1998, $984,000 in 1997 and $405,000 in 1996.

	Currently we are actively seeking to divest or sell our manufacturing operations and outsource the manufacture of certain of our products. To the extent that we do not outsource manufacture of its products, we plan to continue to utilize and develop our contract manufacturing capacity to offset fixed costs associated with the operation and maintenance of its manufacturing facility. Our proposed terms of sale of the facility would require any purchaser to contract with us to continue to manufacture our products currently manufactured in the facility. We believe that such a contract would reduce significantly our expenses, including costs of goods sold.

Raw Materials and Suppliers

	The active raw materials used for the manufacture of our products include different antibodies. We have both exclusive and non-exclusive license agreements which permit the use of specific monoclonal antibodies in our products. Our first product, OncoScint CR/OV, uses the same monoclonal antibody which has been supplied in clinical quantities and is being supplied in commercial quantities by a single contract manufacturer, Lonza Biologics (which acquired the Company's former supplier, Celltech, in 1996), through a shared manufacturing agreement. We anticipate that Lonza Biologics will be able to meet our needs for commercial quantities of monoclonal antibody.

	We currently have the in-house production capacity necessary to produce projected commercial quantities of monoclonal antibody for manufacture of ProstaScint. If we outsource manufacturing of ProstaScint, we will be dependent on third parties for our production.

	Quadramet is manufactured by DuPont pursuant to an agreement with Berlex and CYTOGEN. Certain components of Quadramet, particularly Samarium-153 and EDTMP, are provided to DuPont by sole source suppliers. Due to its radiochemical properties, Samarium-153 must be produced on a weekly basis by its supplier in order to meet DuPont's manufacturing requirements. On one occasion, DuPont was unable to manufacture Quadramet on a timely basis due to the failure of the sole source supplier to provide an adequate supply of Samarium-153. In the event that DuPont is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, DuPont would be unable to manufacture Quadramet on a timely and cost-competitive basis. In addition, sources for certain of these components may not be readily available. Thus, the loss by DuPont of its sources for such components could result in an interruption of supply and could have a material adverse effect on the Company's business, financial condition and results of operations.


Patents and Proprietary Rights

	Consistent with industry practice, we have a policy of using patent and trade secret protection to preserve our right to exploit the results of our research and development activities and, to the extent it may be necessary or advisable, to exclude others from appropriating our proprietary technology.

	Our policy is to protect aggressively our proprietary technology by selectively seeking patent protection in a worldwide program. In addition to the U.S., we file patent applications in Canada, major European countries, Japan and additional foreign countries on a selective basis to protect inventions important to the development of its business. We believe that the countries in which we have obtained and are seeking patent coverage for our proprietary technology represent the major focus of the pharmaceutical industry in which the Company and certain of our licensees will market our respective products.

	We hold 31 current U.S. patents and 66 current foreign patents. We have filed and currently have pending a number of additional U.S. and foreign patent applications, covering certain aspects of our technology for diagnostic and therapeutic products, and the methods for their production and use. We intends to file patent applications with respect to subsequent developments and improvements when we believe such protection is in our the best interest.

	We are the exclusive licensee of certain patents and patent applications held by the University of North Carolina at Chapel Hill covering GDL technology. We hold an exclusive license under certain patent and patent applications held by the Memorial Sloan Kettering Institute covering PSMA. We are the exclusive licensee of certain U.S. patents and applications held by Dow covering Quadramet.

	We may be entitled under certain circumstances to seek extension of the terms of our patents. See "Government
Regulation and Product Testing - FDA Approval".

	We also rely upon, and intend to continue to rely upon, trade secrets, unpatented proprietary know-how and continuing technological innovation to develop and maintain our competitive position. We typically enter into confidentiality agreements with our licensees and any scientific consultants, and each of our employees have entered into agreements requiring that they forbear from disclosing confidential information, and assign to us all rights in any inventions made while in our employ. We believe that our valuable proprietary information is protected to the fullest extent practicable; however, there can be no assurance that:

- Any additional patents will be issued to the Company in any or all appropriate jurisdictions;
- Litigation will not be commenced seeking to challenge the patent protection or such challenges will not be successful;
- Our processes or products do not or will not infringe upon the patents of third parties; or
- The scope of patents issued will successfully prevent third parties from developing similar and competitive products.

It is not possible to predict how any patent litigation will affect the Company's efforts to develop, manufacture or market its products.

	The technology applicable to our products is developing rapidly. A substantial number of patents have been issued to other biotechnology companies. In addition, competitors have filed applications for, or have been issued, patents and may obtain additional patents and proprietary rights relating to products or processes that are competitive with ours. In addition, others may have filed patent applications and may have been issued patents to products and to technologies potentially useful to us or necessary to commercialize our products or achieve our business goals. There can be no assurance that we will be able to obtain licenses of such patents on acceptable terms. See "Competition."

Government Regulation and Product Testing

	The development, manufacture and sale of medical products utilizing our technology are governed by a variety of statutes and regulations in the U.S. and by comparable laws and agency regulations in most foreign countries.

	The FD&C Act requires that our products be manufactured in FDA registered facilities subject to inspection. The manufacturer must be in compliance with cGMP which imposes certain procedural and documentation requirements upon us and our manufacturing partners with respect to manufacturing and quality control activities. Noncompliance with cGMP can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for drugs, withdrawal of marketing approvals and criminal prosecution. Any failure by us or our manufacturing partners to comply with the requirements of cGMP could have a material adverse effect on the Company's business, financial condition and results of operations.

	FDA Approval. The major regulatory impact on the diagnostic and therapeutic products in the U.S. derives from the FD&C Act and the Public Health Service Act, and from FDA rules and regulations promulgated thereunder. These laws and regulations require carefully controlled research and testing of products, government notification, review and/or approval prior to marketing the products, inspection and/or licensing of manufacturing and production facilities, adherence to good manufacturing practices, compliance with product specifications, labeling, and other applicable regulations.

	The medical products which we apply our technology is subject to substantial governmental regulation and may be classified as new drugs or biologics under the FD&C Act. FDA and similar health authorities in most other countries must approve or license the diagnostic and therapeutic products before they can be commercially marketed. In order to obtain FDA approval, an applicant must submit, as relevant for the particular product, proof of safety, purity, potency and efficacy. In most cases such proof entails extensive pre-clinical, clinical and laboratory studies. The studies and the preparation and prosecution of those applications by FDA is expensive and time consuming, and may take several years to complete. Difficulties or unanticipated costs may be encountered by us or our licensees in their respective efforts to secure necessary governmental approval or licenses, which could delay or preclude the Company or its licensees from marketing their products. Limited indications for use or other conditions could also be placed on any such approvals that could restrict the commercial applications of such products. With respect to patented products or technologies, delays imposed by the government approval process may materially reduce the period during which we will have the exclusive right to exploit them, because patent protection lasts only for a limited time, beginning on the date the patent is first granted in the case of U.S. patent applications filed prior to June 6, 1995, and when the patent application is first filed in the case of patent applications filed in the U.S. after June 6, 1995, and applications filed in the European Economic Community. We intend to seek to maximize the useful life of our patents under the Patent Term Restoration Act of 1984 in the U.S. and under similar laws if available in other countries.

	The majority of our diagnostic and therapeutic products will likely be classified as new drugs or biologics and will be evaluated in a series of in vitro, non-clinical and human clinical testing. Typically, clinical testing is performed in three phases to further evaluate the safety and efficacy of the drug. In Phase I, a product is tested in a small number of patients primarily for safety at one or more dosages. In Phase
II, in addition to safety, the efficacy of the product against particular diseases is evaluated in a patient population generally somewhat larger than Phase I. Clinical trials of certain diagnostic and cancer therapeutic agents frequently combine Phase I and Phase II into a single Phase I/II study. In Phase III, the product is evaluated in a larger patient population sufficient to generate data to support a claim of safety and efficacy within the meaning of the FD&C Act.
Permission by the FDA must be obtained before clinical testing can be initiated within the U.S. This permission is obtained by submission of an IND application which typically includes the results of in vitro and non-clinical testing and any previous human testing done elsewhere. FDA has 30 days to review the information submitted and makes a final decision whether to permit clinical testing with the drug or biologic. A similar procedure applies to medical device and diagnostic products.

	After completion of in vitro, non-clinical and clinical testing authorization to market a drug or biologic must be granted by FDA. FDA grants permission to market through the review and approval of either an NDA (New Drug Application) for drugs or a BLA (Biologic License Application) for biologics. These applications provide detailed information on the results of the safety and efficacy of the drug conducted both in animals and humans. Additionally, information is submitted describing the facilities and procedures for manufacturing the drug or biologic.

	The Prescription Drug User Fee Act and subsequently, the Food and Drug Administration Modernization Act of 1997 have established application review times for both NDAs and BLAs. For new drugs and biologics, FDA is to review and make a recommendation for approval within 12 months. For drugs and biologics designated as "priority," the review time is six months.

	Once a drug or biologic is approved, we are required to maintain approval status of the products by providing certain safety and efficacy information at specified intervals. Additionally, the Company is required to meet other requirements specified by the FD&C Act including but not limited to the manufacture of products, labeling and promotional materials and the maintenance of other records and reports. Failure to comply with these requirements or the occurrence of unanticipated safety effects from the products during commercial marketing, could lead to the need for product recall, or FDA initiated action, which could delay further marketing until the products are brought into compliance. Similar laws and regulations apply in most foreign countries where these products are likely to be marketed.

	Orphan Drug Act. The Orphan Drug Act is intended to provide incentives to manufacturers to develop and market drugs for rare diseases or conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation.
A drug that receives orphan drug designation and is the first product to receive FDA marketing approval for a particular indication is entitled to orphan drug status, a seven-year exclusive marketing period in the U.S. for that indication.
Clinical testing requirements for orphan drugs are the same as those for products that have not received orphan drug designation. OncoScint CR/OV has received an orphan drug designation for the detection of ovarian carcinoma. Under the Orphan Drug Act, the FDA cannot approve any application by another party to market an identical product for treatment of an identical indication unless (i) such party has a license from the holder of orphan drug status, or (ii) the holder of orphan drug status is unable to assure an adequate supply of the drug.
However, a drug that is considered by FDA to be different from a particular orphan drug is not barred from sale in the U.S. during such seven-year exclusive marketing period even if it receives marketing approval for the same product claim.

	Other Regulations. In addition to regulations enforced by FDA, the Company is also subject to regulation under the state and local authorities and other federal agencies including Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and Nuclear Regulatory Commission.

	Foreign Regulatory Approval. Prior to marketing its products in Western Europe and certain other countries, the Company will be required to receive the favorable recommendation of the Committee for Proprietary Medicinal Products, or CPMP, followed by the appropriate government agencies of the respective countries. Substantial requirements, comparable in many respects to those imposed under the FD&C Act, will have to be met before commercial sale is permissible in most countries. There can be no assurance, however, as to whether or when governmental approvals (other than those already obtained) will be obtained or as to the terms or scope of those approvals.

Customers

	For the nine months ended September 30, 1998, we received
33% of its total product related, license and contract revenues from two customers: DuPont and Medi-Physics, Inc., a chain of radiopharmacies.

Employees

	As of September 30, 1998, we employed 109 persons full-time, of whom 11 were engaged in research and development activities, 36 in operations and manufacturing, 23 in clinical and regulatory activities, 18 in administration and management, and 21 in marketing. We believe that it has been successful in attracting skilled and experienced employees; however, competition for such personnel is intense.

	None of the Company's employees is covered by a collective bargaining agreement. All of the Company's employees have executed confidentiality agreements. We considers relation with its employees to be excellent.

Facilities

 We currently lease approximately 85,000 square feet of administrative, laboratory, and manufacturing space in three locations in Princeton, New Jersey, including:

- 56,900 square foot laboratory and manufacturing facility.
  The lease on this facility expires in 2003, subject to our right to renew through 2013;
- 20,000 square feet of office space. The lease on this facility expires in 2002; and
- 8,000 square feet of warehousing and additional manufacturing space. The lease on this space expires in 1999.

	We intend to remain in Princeton, New Jersey for the foreseeable future. We own substantially all of the equipment used in the laboratories, manufacturing facilities, and offices.

Important Factors Regarding Forward Looking Statements

	Certain discussions set forth above regarding the development and commercialization of our products and technologies are forward looking statements that are subject to risks and uncertainties. The statements under this caption are intended to serve as cautionary statements within the meaning of
the Private Securities Litigation Reform Act of 1995.   Certain
statements in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in Risk Factors, listed below or discussed elsewhere in this prospectus, and in the Company's filings with the Securities and Exchange
Commission:

(i) the Company's ability to continue as a going concern if the Company is unable to raise sufficient funds or generate sufficient cash flows from operations to cover the cost of its operations; (ii) the Company's ability to access the capital markets in the near term and in the future for continued funding of existing projects and for the pursuit of new projects; (iii) the Company's ability to complete its restructuring plans timely and in a way that permits the Company to operate effectively;
(iv) the ability to attract and retain personnel needed for business operations and strategic plans; (v) the timing and results of clinical studies, and regulatory approvals; (vi) market acceptance of the Company's products, including programs designed to facilitate use of the products, such as the PIE Program; (vii) demonstration over time of the efficacy and safety of the Company's products; (vii) the degree of competition from existing or new products; (ix) the decision by the majority of public and private insurance carriers on whether to reimburse patients for the Company's products; (x) the profitability of its products; (xi) the ability to attract, and the ultimate success of, strategic partnering arrangements, collaborations, and acquisition candidates; (xii) the ability of the Company and its partners to identify new products as a result of those collaborations that are capable of achieving FDA approval, that are cost-effective alternatives to existing products and that are ultimately accepted by the key users of the product; and (xiii) the success of the Company's marketing partners in obtaining marketing approvals in Canada and in European countries, in achieving milestones and achieving sales of products resulting in royalties; and (xiv) the ability to protect and practice the Company's intellectual property, including patents and know-how.

 Any forward-looking statements are made as of the date of this prospectus and the Company assumes no obligation to update any such forward-looking statements or to update the factors which could cause actual results to differ materially from those anticipated in such forward-looking statements.


            WHERE YOU CAN FIND MORE INFORMATION

 The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company also maintains a Web site (http://www.cytogen.com).

                           MANAGEMENT

Directors and Executive Officers

 The directors and  executive officers of the Company are as follows:

Name                             Age           Title
----                             ---           -----

James A. Grigsby                  55      Director; Chairman of the Board

H. Joseph Reiser, Ph.D.           52      Director; President and Chief
                                           Executive Officer

John E. Bagalay, Jr., Ph.D. J.D.  64      Director

Ronald J. Brenner, Ph.D.          64      Director

Stephen K. Carter, M.D.           61      Director

Robert F. Hendrickson             65      Director

Robert J. Broeze, Ph.D.           46      Vice President, Operations

Donald F. Crane                   48      Vice President, General Counsel
                                            and Corporate Secretary

Jane M. Maida                     43      Chief Accounting Officer, and
                                            Principal Financial Officer

Graham S. May, M.D.               50      Vice President, Medical Affairs
                                            and Commercial Development

John D. Rodwell, Ph.D.            52      Senior Vice President, Chief
                                            Scientific Officer and
                                            President, AxCell Biosciences

Michael A. Trapani                43      Vice President, Regulatory Affairs
                                             and Quality Assurance


 James A. Grigsby has been a director of the Company since May 1996 and Chairman of the Board since June 1998. Since 1994, Mr. Grigsby has been president of Cancer Care Management LLC, a consulting firm providing consulting services to managed care companies regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and prior to that period also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

 H. Joseph Reiser, Ph.D. joined CYTOGEN in August 1998 as President and Chief Executive Officer and as a member of the Board of Directors. Most recently, Dr. Reiser was Corporate Vice President and General Manager, Pharmaceuticals, for Berlex Laboratories Inc., the U.S. subsidiary of Schering AG. During his 17 year tenure at Berlex, Dr. Reiser held positions of increasing responsibility, serving as the first President of Schering Berlin's Venture Corporation, Vice President, Technology and Industry Relations, and Vice President, Drug Development and Technology. Dr. Reiser received his Ph.D. in Physiology from Indiana University School of Medicine, where he also earned his Master and Bachelor of Science degrees.

 John E. Bagalay, Jr., Ph.D., J.D. became a director in 1995 and served as interim President and Chief Executive Officer from January 1998 until August 1998. Dr. Bagalay was a director of Cellcor prior to the Company's acquisition of Cellcor in October 1995. He has served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989 and as Senior Advisor to the Chancellor since January 1, 1998. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares, for Houston First Financial Group, and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Wave Systems Corporation and several privately-held companies in the biotechnology industry. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

	Ronald J. Brenner, Ph.D. has been a director of the Company since October 1995. Dr. Brenner was President and Chief
Executive Officer of Cellcor from July 1995 until the Company's acquisition of Cellcor in October 1995. Dr. Brenner has been a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen.
Prior to 1984, he was Vice President, Corporate External
Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of Aronex Pharmaceuticals, Inc. He received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

	Stephen K. Carter, M.D. has been a director of the Company since September, 1998. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Institute. Dr. Carter was also appointed to President Clinton's panel for AIDS drug development. Dr. Carter received an AB in History from Columbia College and an MD from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

	Robert F. Hendrickson became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is a director of Envirogen, Inc., Unigene, Inc., The Liposome Company, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

 Robert J. Broeze, Ph.D.  joined CYTOGEN in May 1990 as
Director, Pharmaceutical Development. He served as CYTOGEN's Director, Manufacturing, Senior Director, Manufacturing & Technical Operations and as Executive Director, Manufacturing & Technical Operations until February 1997, when he was promoted to Vice President, Operations. Prior to joining CYTOGEN, Dr. Broeze held the position of Director, Process Development at Collaborative Research, Inc., a development stage biotechnology company engaged in the development and manufacture of biomedical products for research, diagnostic and clinical use, from 1989 to 1990. Dr. Broeze holds B.S. and Ph.D. degrees in Biology from Rensselaer Polytechnic Institute.

 Donald F. Crane joined CYTOGEN in June 1997 as Vice President, General Counsel and Corporate Secretary. Most recently, Mr. Crane was Senior SEC Counsel for U.S. Surgical Corporation since 1993. Previously, Mr. Crane was Assistant Secretary and Corporate Counsel at BellSouth Corporation in Atlanta, Georgia. Mr. Crane holds a Bachelor's degree in Communications from the University of Georgia and a J.D. degree from the University of Georgia School of Law.

 Jane M. Maida joined CYTOGEN in March 1997 as Chief Accounting
Officer, Corporate Controller and Assistant Secretary and currently serves as Principal Financial Officer. Before joining CYTOGEN,
Ms. Maida served as Chief Financial and Information Officer for
Mustard Seed, Inc., a behavioral health care company, from 1995.
Prior to that position, she was Chief Financial Officer of Morphogenesis, Inc., a biotechnology company focused on cellular immunology.
From 1986 to 1994, Ms. Maida was Corporate Controller and Assistant Secretary for The Liposome Company, Inc., a biotechnology company.
Ms. Maida holds a B.S. in Education from the University of Pennsylvania and a M.S. in Accounting from the State University of New York at Albany. She is also a Certified Public Accountant.

 Graham S. May, M.D. joined CYTOGEN in January 1997 as Vice President, Medical Affairs. In February 1998, he assumed additional responsibilities for corporate business development. Most recently, he was a Principal in the Global Health Care Practice of Gemini Consulting Inc., an international management consultant company, from 1995 to 1996. Prior to that, Dr. May was with Pharmacia, U.S., for almost 10 years, first as Medical Director of the Hospital Products division, and finally as Executive Medical Director of Kabi Pharmacia, Inc. Dr. May has been a visiting scientist at the Clinical Trials Branch, National Heart, Lung, and Blood Institute at the National Institutes of Health. He has also worked with AKZO and Ciba-Geigy in Europe, as well as Hoechst-Roussel Pharmaceuticals in the U.S. Dr. May holds undergraduate and medical degrees from Cambridge University, England, and is a member of the Faculty of Pharmaceutical Medicine.

 John D. Rodwell, Ph.D. joined CYTOGEN in September 1981. He served as Director, Chemical Research, then as Vice President, Discovery Research from 1984 to 1989, and as Vice President, Research and Development from 1989 to July 1996, at which time he assumed his present responsibilities as Sr. Vice President and Chief Scientific Officer. Dr. Rodwell has also served as President and a director of AxCell since 1996. From 1980 to 1981, Dr. Rodwell was a Research Assistant Professor and, from 1976 to 1980, he was a postdoctoral fellow, both in the Department of Microbiology at the University of Pennsylvania School of Medicine, where he currently is an Adjunct Associate Professor in the Department of Microbiology. He holds a B.A. degree from the University of Massachusetts, an M.S. degree in Organic Chemistry from Lowell Technological Institute and a Ph.D. degree in Biochemistry from the University of California at Los Angeles.

 Michael A. Trapani joined CYTOGEN in January 1996 as Director, Regulatory Affairs & Quality Assurance and held that position until his promotion in March 1998 to Vice President, Regulatory Affairs and Quality Assurance. In his current position, he is responsible for regulatory and quality activities world-wide.
Mr. Trapani has approximately 20 years experience in the pharmaceutical industry with the majority of his experience in the drug approval area. Most recently, he was Senior Director, Regulatory Affairs for Pharmacia Adria in Columbus, OH. Prior to that position, he held the position of Executive Director, Regulatory Affairs at Kabi Pharmacia in Piscataway, N.J. Mr. Trapani started his career with the FDA. Mr. Trapani holds a B.S. degree in Biology from Brooklyn College and an MBA degree from Seton Hall Graduate School of Business.

Director Compensation

	In 1997, each director who is not also an officer of the Company was paid an annual retainer of $7,500, plus $800 for each Board meeting attended ($400 if participation was by telephone). Any director who also served on a Board committee received an additional annual fee of $500 for serving on the committee, and $1,000 for serving as chairman of any Board committee, plus $250 for each committee meeting attended, except that the members of the Nominating Committee did not receive any compensation for serving on that committee. The Chairman of the Board, if not an employee of the Company, receives an additional annual retainer of $35,000.


                     EXECUTIVE COMPENSATION

 The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1997, 1996 and 1995.

                                                  Summary Compensation Table

                                          Annual Compensation (1)          Long-Term Compensation
                                          -----------------------          ----------------------
                                                                                   Awards
                                                                           ----------------------

                                                                Other                   Securities
                                                                Annual     Restricted   Underlying      All Other
                                           Salary     Bonus     Compen-       Stock      Options/        Compen-
Name and Principal Position     Year         ($)       ($)     sation ($)   Awards ($)   SARs (#)    sation ($) (2)
---------------------------     ----       ------     -----    ----------   -----------  ---------   --------------
Thomas J. McKearn (5)           1997      298,012         0         0            0             0          10,613 (6)
Chairman, President and Chief   1996      284,181    49,150         0            0 (3)   155,000 (4)      10,650
Executive Officer               1995      250,000    38,500         0            0 (3)   135,000 (4)      10,876

John D. Rodwell                 1997      202,999    22,800         0            0             0           8,631
Senior Vice President and       1996      187,198    35,150         0            0        82,000           8,499
Chief Scientific Officer        1995      170,000    29,000         0            0        90,000           8,038

Graham May (7)                  1997      206,446    31,100         0            0        45,000           6,515
Vice President, Medical Affairs

Frederick M. Miesowicz (8)      1997      201,554    20,400         0            0             0           6,178
Vice President                  1996      207,985    26,950         0            0        40,000           4,191
                                1995      189,496    29,000         0            0        98,000             480

Richard J. Walsh (9)            1997      186,000    27,200         0            0             0           8,533
Vice President, Marketing and   1996      176,443    43,375         0            0        70,000           8,470
Commercial Development          1995      170,735    22,000    20,263 (10)       0        55,000           8,137

   _____________________


 (1)	Perquisites or personal benefits did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus reported for the named executive officers.

(2)	The amounts disclosed in this column include amounts
    contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 1997, these amounts were as follows: on behalf of Dr. McKearn, $7,750; Dr. Rodwell, $7,750; Dr. May, $5,948, Dr. Miesowicz, $5,640; and Mr. Walsh,
    $7,750. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 1997, these amounts were as follows: on behalf of Dr. McKearn, $863; Dr. Rodwell, $881; Dr. May, $567, Dr. Miesowicz, $538; and Mr. Walsh, $783.

(3)	On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996.
    On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1995, Dr. McKearn received the second installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1996, Dr. McKearn received the third installment of 10,000 shares upon payment made equal to the aggregate par value of the shares.

(4)	Pursuant to the Compensation Agreement, the Company granted to
    Dr. McKearn, effective as of January 3, 1994, an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option was at the discretion of the Compensation Committee of the Board of Directors. Any shares not vested were irrevocably canceled and ineligible for future vesting under the grant. In December
    1995, the Compensation Committee considered the vesting of the second installment of 20,000 shares and determined that 15,000 shares should vest. In March 1997, the Compensation Committee considered the vesting of the third installment of 20,000 shares and determined that 17,000 shares should vest. See "Employment and Severance Arrangements".

(5)	Dr. McKearn resigned as Chairman, President and Chief
    Executive Officer and returned to a scientific role in the Company, effective January 1998, and left the employment of the Company in September, 1998.

(6) In March 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company was responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. The amount disclosed in the Summary Compensation Table reflects the portion of the total premiums ($43,710) paid by the Company under these insurance policies in fiscal year 1997 that is attributable to term life insurance coverage (a total of $2,000). The current dollar value of the benefit to Dr. McKearn of the remainder of the premiums paid by the Company during fiscal year 1997 is $0. The benefit was calculated based upon the difference between the payment of the premium and its refund at the earliest possible time to the Company. For a description of the Split Dollar Collateral Assignment Agreement, see "Employment and Severance Arrangements".

(7)	Dr. May joined the Company as Vice President, Medical Affairs, effective January 2, 1997.

(8) Dr. Miesowicz was elected as a Vice President of the Company, effective October 20, 1995. Dr. Miesowicz also serves as Vice President and General Manager of Cellcor. A portion of the amount included in the Summary Compensation Table for 1995 reflects salary paid to Dr. Miesowicz by Cellcor in fiscal
    year 1995, prior to the merger, for services 	rendered in his
    capacity as Cellcor's Senior Vice President of Scientific
    Affairs. Dr. Miesowicz left the employment of the Company in September 1998.

(9)	Mr. Walsh resigned from the Company during February 1998.

(10)Under the terms of his offer of employment, Mr. Walsh was awarded 5,000 shares of Common Stock. The amount included in the Summary Compensation Table for 1995 reflects the aggregate value of those shares on the date they were purchased by Mr. Walsh, which value is based upon the closing market price of the Company's unrestricted stock on that date ($20,313), less the price paid for the shares by Mr. Walsh ($50).

	The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1997:

                                OPTION GRANTS IN FISCAL YEAR 1997

                                                                                  Potential Realizable Value
                                                                                    at Assumed AnnualRates
                                                                                        of Stock Price
                                                                                       Appreciation for
                                      Individual Grants                                 Option Term (3)
                        --------------------------------------------------------  --------------------------
                                     Percent of
                        Number of       Total
                       Securities      Options       Exercise or
                       Underlying    Granted to      Base Price
                         Options    Employees in     (per share)    Expiration
      Name             Granted (1)  Fiscal Year (1)       (2)           Date         5% ($)       10% ($)
      ----             -----------  ---------------   ----------    ----------       ------       -------

Thomas J. McKearn             0            0                 0                            0             0

Frederick M. Miesowicz        0            0                 0                            0             0

Graham S. May            45,000         5.43            5.4063        01/02/07      153,000       387,731

John D. Rodwell               0            0                 0                            0             0

Richard J. Walsh              0            0                 0                            0             0

_______________________

(1)	All of the options granted to the named executive officers
    vest over five years at the rate of 20% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is ten years from the date of grant.
    Annual option grants for the named and other executive officers were deferred until January 1998.

(2)	The exercise price of all stock options granted during the
    last fiscal year is equal to the average of the high and low sale prices of the common stock as reported on the NSM on the respective dates the options were granted.

(3)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

	The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1997 and fiscal year-end values of unexercised options:

               AGGREGATED OPTION EXERCISES IN LAST
         FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                     Number of Securities    Value of Unexercised
                                                   Underlying Unexercised    In-the-Money Options
                                                     Options at FY-End         at FY-End (1) (2)
                                                     -----------------       --------------------

                                                             (#)                      ($)
                 Shares Acquired     Value Realized      Exercisable/             Exercisable/
    Name         on Exercise (#)         ($) (1)        Unexercisable            Unexercisable
    ----         ----------------    --------------    ---------------           --------------

Thomas J. McKearn           0               0          353,000/285,000                 0/0

Frederick M. Miesowicz      0               0           181,000/90,800                 0/0

Graham S. May               0               0                 0/45,000                 0/0

John D. Rodwell        19,100          43,894          150,400/151,000                 0/0

Richard J. Walsh            0               0           87,000/123,000                 0/0


________________________

(1)	The dollar values in this column were calculated by
    determining the difference between the fair market value of the common stock underlying the options at fiscal year-end or the date of exercise, as the case may be, and the exercise price of the options.

(2)	The fair market value of a share of common stock
    (calculated as the average of the high and low sale prices as reported on the NSM) on December 31, 1997 was $1.6094.


Stock Option Plan

	The Company's 1995 Employee Stock Option Plan (the "Option Plan") provides for grants of "incentive stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options. The
Option Plan provides for issuance of up to 4,502,635 shares of the Company's Common Stock, subject to adjustment in the event of stock splits, stock dividend, combinations or other similar changes in the capital structure of the Company. Under the Option Plan, incentive stock options and nonqualified stock options may be granted to officers and employees of the Company and its subsidiaries and affiliate, or in certain instances to consultants. As of September 30, 1998, there were options to purchase 2,634,741 shares of Common Stock outstanding under the Option Plan.

	The Option Plan is administered by a committee of the Board of Directors, which has sole discretion and authority, consistent with the provisions of the Option Plan, to determine which eligible participants will receive options, the time at which options will be granted and the character of the options, the terms of the options granted, including vesting, and the number of shares which will be subject to options granted under the Option Plan.

	In the event of a change in control of the Company, as defined in the Option Plan, all outstanding options granted under the Option Plan vest, and may at the discretion of the Board of Directors or a committee of the Board of Directors be assumed by or converted into options or securities of a successor corporation.

	The exercise price of options may not be less than the fair market value of the Common Stock on the date of grant of the option. Options are nontransferable, other than pursuant to the laws of descent and distribution.

Employee Stock Purchase Plan

	The Company also maintains a Stock Purchase Plan for its eligible employees, intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Under this plan, employees with a minimum amount of service are eligible to purchase common stock of the Company, by regular payroll deduction, at a 15% discount to the market. Employees can invest 1-10% of base compensation under this plan.

Section 401(k) Plan

The Company also maintains a retirement program under a plan intended to qualify under Section 401(k) of the Code. Under the plan, employees with a minimum amount of service can defer income on a pretax basis. The Company matches contributions at a level of $.50 for each $1.00 the employee contributes, to a maximum of 6% of base salary. Employees may, subject to limits established by the Internal Revenue Service, defer up to 10% of base salary under the plan. In addition, the Company may provide on a discretionary basis additional matching contributions.

Employment Agreements

	Dr. Thomas J. McKearn served as the President of Cellcor on a full-time basis since January 1998 through its closure in
September 1998.  Prior to this assignment he served as the
Company's Chairman, Chief Executive Officer and President. Dr. McKearn had entered into agreements with the Company pursuant to which he earned or received (i) base salary of $298,012 in fiscal year 1997, (ii) a restricted stock grant of 10,000 shares in each of 1994, 1995, and 1996, and certain (iii) a stock option granted effective January 3, 1994 to purchase up to an aggregate of
100,000 shares of Common Stock at an exercise price of
approximately $6.188 per share, with vesting determined by the Compensation Committee based upon the meeting of certain performance criteria, and (iv) a $2.3 million split-dollar life insurance policy (described above) effective in 1995 through his
last employment date.   The agreement provided Dr. McKearn was
entitled to one year's severance pay upon dismissal. Dr. McKearn left the employment of the Company in September 1998.

	Under the terms of severance agreements, Drs. Rodwell and May will also be entitled to receive twelve months of salary if their employment with the Company is terminated without cause. Dr.
Miesowicz left the employment of the Company in September 1998 and he will receive twelve months of salary under the terms of his severance agreement.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 1998, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director, by each of the Company's five most highly compensated executive officers for 1997, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The number of shares set forth below includes those shares of Common Stock issuable pursuant to options which are exercisable or shares which are convertible within 60 days of September 30, 1998.

          	                                     Number of Shares
                                                of Common Stock 	      Percent
Name and Address of Beneficial Owner (1)	      Beneficially Owned      of Class
----------------------------------------       ------------------      --------
Henry L. Hillman,
Elsie Hilliard Hillman and
C.G. Grefenstette, Trustees
2000 Grant Building
Pittsburgh, PA  15219 (2)........................  		5,551,524		         9.40%

Ronald J. Brenner, Ph.D.
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)(5)..............    3,808,909           6.45%

Hillman Medical Ventures Partnerships
824 Market Street, Suite 900
Wilmington, DE  19801 (3).......................	    3,713,909	          6.29%

Hal S. Broderson
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)................		   3,715,009	          6.29%

Charles G. Hadley
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)................   		3,714,159	          6.29%

Directors and Executive Officers
--------------------------------

Thomas J. McKearn (5)....................... 	  731,531     1.31%
Frederick M. Miesowicz (5)..................	   181,000         *
John D. Rodwell (5)(6)......................	   259,300         *
Richard J. Walsh (5)........................ 	   	5,000	        *
John E. Bagalay, Jr. (5).................... 	   	8,400	        *
Stephen K. Carter (7).......................         	0         *
James A. Grigsby............................ 	   	8,400	        *
Robert F. Hendrickson (5)................... 	   14,200         *
Graham S. May (5)........................... 		   9,000	        *
H. Joseph Reiser (7)........................        	 0         *

All executive officers
 and directors as a group (16 persons) (5)..  5,091,952    	8.62%
_________________

	*Indicates amount is less than 1%.

(1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company. Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on September 30, 1998 and includes shares subject to options held by the individual or the group, as applicable which are exercisable or as become exercisable within 60 days following such date.

	(2) Includes 116,325 shares of Common Stock held by the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust"), 20,625 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 4,125 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 1,696,540 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 367,445 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 176,470 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 486,622 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 110,522 shares of Common Stock held by Hillman Medical Ventures 1992 L.P. ("HMV 1992"), 1,094,700 shares of Common Stock held by Hillman Medical Ventures 1994 L.P. ("HMV 1994"), and 1,478,150 shares of Common Stock held by Hillman Medical Ventures 1995 L.P. ("HMV 1995"). JCI, HCC, and Wilmington Securities, Inc. (which (i) owns Hillman Properties West, Inc., the sole general partner of Hillman 1984, and (ii) is the sole general partner of Hillman/Dover L.P., one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992, HMV 1994 and HMV 1995 (collectively, "Hillman Medical Ventures")) are private investment companies owned by Wilmington Investments, Inc., which, in turn, is owned by The Hillman Company. The Hillman Company is a private firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). Consequently, the HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, JCI, HCC, Hillman 1984, and Hillman Medical Ventures and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 155,100 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (collectively, the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Thomas G. Bigley are trustees of the Family Trusts and, as such, share voting and investment power over the shares held by the Family Trusts.

	(3) Includes 367,445 shares of Common Stock held by HMV 1989, 176,470 shares of Common Stock held by HMV 1990, 486,622 shares of Common Stock held by HMV 1991, 110,522 shares of Common Stock held by HMV 1992, 1,094,700 shares of Common Stock held by HMV 1994 and 1,478,150 shares of Common Stock held by HMV 1995.

	(4) Includes 3,713,909 shares held by Hillman Medical Ventures. Each of Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates, L.P., which is a general partner of the Hillman Medical Ventures Partnerships and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures and disclaim beneficial ownership of the 1,992,715 shares beneficially owned by the HLH Trustees, Hillman 1984, HCC, JCI and the Family Trusts referred to in note 2 above.

	(5) Includes shares of Common Stock which the named persons have the right to acquire upon the exercise of stock options, within sixty days of September 30, 1998, as follows: Dr. McKearn:
388,000; Dr. Miesowicz: 181,000; Dr. Rodwell: 194,300; Dr. May
9,000; Dr. Brenner: 8,400; Dr. Bagalay: 8,400; Mr. Grigsby: 4,400;
and Mr. Hendrickson: 10,200. The group number includes the shares of Common Stock which the named persons and other executive officer have the right to acquire upon the exercise of stock options, within sixty days of September 30, 1998. Dr. McKearn, Dr. Miesowicz and Mr. Walsh are no longer employed by the Company.

(6) Includes 5,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 5,000 shares held by his wife.

(7) Dr. Reiser was elected President and Chief Executive
Officer and as a director on August 24, 1998; Dr. Carter was elected as a director on September 14, 1998.

                  DESCRIPTION OF CAPITAL STOCK

Authorized Stock; Issued and Outstanding Shares

	As of the date of this Prospectus, the Company's authorized capital stock consists of 89,600,000 shares of Common Stock, par value $0.01 per share, and 5,400,000 shares of preferred stock, $0.01 per share. 200,000 shares of Series C Junior participating Preferred Stock have been authorized for issuance pursuant to the Company's Shareholder Rights Agreement. The description below is a summary of all material provisions of the Company's common stock and preferred stock.

Common Stock

	The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Except as otherwise required by law or as provided in any resolutions adopted by the Board with respect to the preferred stock of the Company, the holders of shares of Common Stock will exclusively possess all voting power. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The terms of the Common Stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to stockholders in the event of the liquidation, dissolution or winding up of the Company.

    As of September 30, 1998, 58,602,852 shares of Common Stock were issued and outstanding, and 1,260,000 shares of Common Stock were reserved for issuance upon the exercise of certain outstanding warrants and approximately 6,694,623 shares were reserved for issuance pursuant to stock option plans and Employee
Stock Purchase Plans. The Company has issued to Dow, two warrants to purchase an aggregate of 260,000 shares of Common
Stock at $3.00 per share in connection with the Company's acquisition of and amendments to an exclusive license from Dow.
Subsequent to September 30, 1998, the Company has issued to Berlex warrants for the purchase of one million shares of Common
Stock at an exercise price of $1.0016 per share; to Kingsbridge, 200,000 warrants at $1.016 per share; and to the May Davis Group, as placement agent for the Equity Line Agreement, 100,000 warrants at $2.00 per share. Pursuant to the registration statement of which this prospectus forms a part, the Company has registered pursuant to Rule 415 under the Securities Act of 1933, as amended, 8,000,000 shares of its common stock which may be sold from time to time.

    The Certificate of Incorporation and Bylaws of the Company contain certain provisions which may have the effect of delaying, deferring, or preventing a change of control of the Company. See "Risk Factors - Anti-takeover Considerations". In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of preferred stock of the Company. Provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in such preferred stock. For a description of certain rights which may also affect a change-in-control transaction, see "Description of Capital Stock - Preferred Stock."

Preferred Stock

	Pursuant to the Certificate of Incorporation, the Company has the authority to issue up to 5,400,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by the Board of Directors of the Company. The Board of Directors of the Company may, without further action by the stockholders of the Company, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Shares of any series of preferred stock of the Company may be represented by depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of preferred stock of such series and deposited with a depository. The use of this mechanism could increase the number of interests in preferred stock issued by the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by the Company in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

	One Series C Junior Participating preferred Stock purchase right which has a redemption value of $.01 was distributed as a dividend for each of the Company's common shares held of record as of the close of business on June 30, 1998, or issued thereafter (with certain exceptions). The rights will be exercisable if a person or a group acquires beneficial ownership of 20% or more of the Company's Common Stock and can be made exercisable by action of the Company's Board of Directors if a person or a group commences a tender offer which would result in such person or group beneficially owning 20% or more of the Company's Common Stock. Each right will entitle the holder to buy one one-thousandth of a share of Series C Junior
Participation Preferred Stock for $20.  The rights expire on June
19, 2008.

Transfer Agent and Registrar

 	Chase Mellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.

Section 203 of the Delaware General Corporation Law

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under
Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203;
(ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

                       PLAN OF DISTRIBUTION

     We may sell the common stock registered hereby from time to time to one or more underwriters for public offering and sale by them or may sell the common stock to investors directly or through agents. Any such underwriter, investor or agent involved in the offer and sale of the common stock will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the common stock at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the common stock, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the common stock for whom they may act as agent. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the common stock upon the terms and conditions as set forth in the applicable prospectus supplement.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the common stock may be deemed to be underwriters, and any discounts and commissions received by them may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Our common stock is listed on the Nasdaq Stock Market under the symbol "CYTO."

     We will bear all expenses of registering the common stock hereunder.

     No common stock may be sold without delivery of the applicable prospectus supplement describing the method and terms of each offering of any such common stock.

                         LEGAL MATTERS

	The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Donald F. Crane, Jr. Esq., Vice President and General Counsel to Cytogen Corporation.

                            EXPERTS

	The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made in their report which is qualified as to the ability of the Company to continue as a going concern.

                CYTOGEN CORPORATION AND SUBSIDIARIES

                    INDEX TO FINANCIAL STATEMENTS



                                                                         Page
Annual Financial Statements
  Report of Independent Public Accountants . . . . . . . . . . . . . . .  F-2

  Consolidated Balance Sheets as of December 31, 1997 and 1996 . . . . .  F-3

  Consolidated Statements of Operations--Years Ended December 31, 1997, 1996
             and 1995. . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

  Consolidated Statements of Stockholders' Equity--Years Ended
           December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . .  F-5

  Consolidated Statements of Cash Flows--Years Ended December 31, 1997, 1996
             and 1995. . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

  Notes to Consolidated Financial Statements . . . . . . . . . . . . . .  F-7

Interim Financial Statements
  Consolidated Balance Sheets as of September 30, 1998
           and December 31, 1997 . . . . . . . . . . . . . . . . . . . .  F-19

  Consolidated Statements of Operations--For the Nine Months Ended
             September 30, 1998 and 1997 . . . . . . . . . . . . . . . .  F-20

  Consolidated Statements of Stockholders' Equity (Deficit)--
             For the Nine Months Ended September 30, 1998. . . . . . . .  F-21

  Consolidated Statements of Cash Flows--For the Nine Months Ended
            September 30, 1998 and 1997. . . . . . . . . . . . . . . . .  F-22

  Notes to Consolidated Financial Statements . . . . . . . . . . . . . .  F-23

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To CYTOGEN CORPORATION:


      We have audited the accompanying consolidated balance sheets of CYTOGEN Corporation (a Delaware Corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CYTOGEN Corporation and Subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company will require additional funding to continue operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

      As explained in Note 11 to the Consolidated Financial Statements, the Company has given retroactive effect to the change in accounting for its convertible security having a beneficial conversion feature.



                                                   ARTHUR ANDERSEN LLP

Philadelphia, PA
      March 31, 1998

                              CYTOGEN CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEETS
                          (all amounts in thousands, except share data)

                                                                                    December 31,
                                                                             -------------------------
                                                                                 1997           1996
                                                                             -------------------------
Assets:

Current Assets:
   Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . .     $  7,401      $  20,296
   Short-term investments . . . . . . . . . . . . . . . . . . . . . . . .            -          4,469
   Accounts receivable, net . . . . . . . . . . . . . . . . . . . . . . .        4,064            439
   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          443            258
   Other current assets . . . . . . . . . . . . . . . . . . . . . . . . .          289            241
                                                                             ----------     ----------

     Total current assets . . . . . . . . . . . . . . . . . . . . . . . .       12,197         25,703
                                                                             ----------     ----------
Property and Equipment:
   Leasehold improvements . . . . . . . . . . . . . . . . . . . . . . . .       10,126         10,023
   Equipment and furniture  . . . . . . . . . . . . . . . . . . . . . . .        7,743          7,248
                                                                             ----------     ----------
                                                                                17,869         17,271
   Less-- Accumulated depreciation and amortization . . . . . . . . . . .      (13,917)       (12,455)
                                                                             ----------     ----------

     Net property and equipment . . . . . . . . . . . . . . . . . . . . .        3,952          4,816
                                                                             ----------     ----------

Restricted cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,486          9,916
Other Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,134          1,509
                                                                             ----------     ----------
                                                                             $  27,769      $  41,944
                                                                             ==========     ==========

Liabilities and Stockholders' Equity:
Current Liabilities:
   Accounts payable and accrued liabilities . . . . . . . . . . . . . . .     $  5,876       $  5,338
   Current portion of long-term liabilities . . . . . . . . . . . . . . .        1,739          1,824
                                                                             ----------     ----------
     Total current liabilities  . . . . . . . . . . . . . . . . . . . . .        7,615          7,162
                                                                             ----------     ----------

Long-Term Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .       10,171          1,855
                                                                             ----------     ----------

Commitments and Contingencies (Note 15)

Stockholders' Equity:
   Preferred stock, $.01 par value, 5,400,000 shares authorized-
     Series A Convertible and Exchangeable Preferred Stock, $.01 par
         value, 1,000 shares authorized, issued and outstanding in 1997 and 1996
         (liquidation value of $5,000). . . . . . . . . . . . . . . . . .            -              -
     Series B Convertible Preferred Stock, $.01 par value, 750 shares authorized,
         issued and outstanding in 1997 (liquidation value of $7,500) . .            -              -
   Common stock, $.01 par value, 89,600,000 shares authorized, 51,170,000 and
      51,079,000 shares issued and outstanding in 1997 and 1996,
      respectively. . . . . . . . . . . . . . . . . . . . . . . . . . . .          512            511
   Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . .      298,212        289,098
   Unrealized (loss) on short-term investments. . . . . . . . . . . . . .            -             (5)
   Accumulated deficit. . . . . . . . . . . . . . . . . . . . . . . . . .     (288,741)      (256,677)
                                                                              ---------     ----------
     Total stockholders' equity . . . . . . . . . . . . . . . . . . . . .        9,983         32,927
                                                                              ---------     ----------
                                                                             $  27,769      $  41,944
                                                                             ==========     ==========

              The accompanying notes are an integral part of these statements.

                      CYTOGEN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (all amounts in thousands except per share data)




                                                                  YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                               1997         1996        1995
                                                            ---------------------------------
Revenues:
   Product  . . . . . . . . . . . . . . . . . . . . . . .  $  5,252     $  1,507     $  1,377
   Royalties. . . . . . . . . . . . . . . . . . . . . . .     3,282          -             -
   License and contract . . . . . . . . . . . . . . . . .     5,886        4,223        3,608
                                                           ---------    ---------    ---------

      Total Revenues. . . . . . . . . . . . . . . . . . .    14,420        5,730        4,985

Operating Expenses:
   Research and development . . . . . . . . . . . . . . .    25,758       20,915       22,594
   Acquisition of in-process technology . . . . . . . . .     7,500          -         45,878
   Selling and marketing. . . . . . . . . . . . . . . . .     5,492        4,143        4,493
   General and administrative . . . . . . . . . . . . . .     6,948        5,534        4,804
                                                           ---------    ---------    ---------

      Total Operating Expenses. . . . . . . . . . . . . .    45,698       30,592       77,769
                                                           ---------    ---------    ---------

      Operating Loss  . . . . . . . . . . . . . . . . . .   (31,278)     (24,862)     (72,784)

Gain on Investments, net  . . . . . . . . . . . . . . . .     1,167        1,547          857
Interest Expense  . . . . . . . . . . . . . . . . . . . .      (601)        (451)        (593)
                                                           ---------    ---------    ---------

Net Loss . . . . . .. . . . . . . . . . . . . . . . . . .   (30,712)     (23,766)     (72,520)
Dividends Including Deemed Dividends on Preferred Stock .    (1,352)      (4,571)          -
                                                           ---------    ---------    ---------
Net Loss to Common Stockholders . . . . . . . . . . . . .  $(32,064)    $(28,337)    $(72,520)
                                                           =========    =========    =========

Basic and Diluted Net Loss per Common Share . . . . . . .  $  (0.63)    $  (0.59)    $  (2.11)
                                                           =========    =========    =========

Basic and Diluted Weighted Average Common
   Shares Outstanding . . . . . . . . . . . . . . . . . .    51,134       48,401       34,333
                                                           =========    =========    =========


              The accompanying notes are an integral part of these statements.

                                      CYTOGEN CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (All amounts in thousands, except share data)


                                                                               Unrealized
                                                                               Gain (Loss)
                                                                  Additional       on           Accu-           Total
                                        Preferred      Common       Paid-in    Short-Term      mulated      Stockholders'
                                          Stock         Stock       Capital    Investments     Deficit         Equity
                                       -----------    --------    ----------   ------------  ----------     -------------
Balance, December 31, 1994             $     -          $247       $159,941      $   -       $(155,820)       $  4,368
Issued 5,223,182 shares of common
   stock  . . . . . . . . . . . . .          -            52         21,477          -             -            21,529
Conversion of redemable common
   stock into common stock. . . . .          -             3          1,372          -             -             1,375
Issued 10,748,800 shares of common
   stock in connection with the
   acquisitions of CytoRad Inc. and
   Cellcor Inc. . . . . . . . . . .          -           107         50,802          -             -            50,909
Issued 5,144,388 shares of common
   stock in connection with a
   subscription offering. . . . . .          -            51         19,480          -             -            19,531
Granted 15,000 shares of common
   stock  . . . . . . . . . . . . .          -             -             50          -             -                50
Unrealized gain on investments. . .          -             -              -         34             -                34
Net loss. . . . . . . . . . . . . .          -             -              -          -          (72,520)       (72,520)
                                          ------        -----      ---------     ------      -----------      ---------

Balance, December 31, 1995                   -           460        253,122         34          (228,340)       25,276

Issued 1,000 shares of series A
   preferred stock  . . . . . . . .          -             -          4,854          -              -            4,854
Series A preferred stock conversion
   discount deemed dividends. . . .          -             -          4,571          -            (4,571)           -
Issued 5,029,402 shares of common
   stock. . . . . . . . . . . . . .          -            51         26,525          -               -          26,576
Granted 10,000 shares of common
   stock. . . . . . . . . . . . . .          -             -             26          -               -              26
Unrealized loss on investments. . .          -             -              -        (39)              -             (39)
Net loss. . . . . . . . . . . . . .          -             -              -          -            (23,766)     (23,766)
                                          ------        -----      ---------     ------      -------------    ---------
Balance, December 31, 1996                   -           511        289,098         (5)          (256,677)      32,927

Issued 750 shares of series B
   preferred stock  . . . . . . . .          -             -          7,455          -                -          7,455
Issued 100,282 shares of common
   stock. . . . . . . . . . . . . .          -             1            335          -                -            336
Series B preferred stock conversion
   discount deemed dividends. . . .          -             -          1,324          -             (1,324)          -
Accrued dividends on series B
   preferred stock. . . . . . . . .          -             -              -          -                (28)         (28)
Unrealized gain on investments. . .          -             -              -          5                -              5
Net loss  . . . . . . . . . . . . .          -             -              -          -            (30,712)     (30,712)
                                         ------         -----      ---------   --------         ----------

Balance, December 31, 1997               $   -          $512       $298,212    $     -          $(288,741)     $  9,983
                                         ======         =====      =========   ========         ==========     =========


              The accompanying notes are an integral part of these statements.

                                     CYTOGEN CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (All amounts in thousands)



                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                  1997          1996           1995
                                                              -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss. . . . . . . . . . . . . . . . . . . . . . . . . . .  $(30,712)     $(23,766)      $(72,520)
                                                               ---------     ---------      ---------
Adjustments to Reconcile Net Loss to Cash Used for
   Operating Activities:
   Depreciation and Amortization  . . . . . . . . . . . . . .     1,518         1,515          1,529
   Write Down of Land . . . . . . . . . . . . . . . . . . . .       384            -              -
   Imputed Interest . . . . . . . . . . . . . . . . . . . . .       261           451            593
   Stock and Stock Option Grants  . . . . . . . . . . . . . .        45            70             78
   Acquisition of In-Process Technology For
     Stock Consideration. . . . . . . . . . . . . . . . . . .         -            -          45,878
   Inventory Writedown  . . . . . . . . . . . . . . . . . . .         -            -           2,926
   Changes in Assets and Liabilities,
    Net of Effect from Acquisitions:
      Accounts Receivable, net  . . . . . . . . . . . . . . .    (3,625)         (155)          (255)
      Inventories . . . . . . . . . . . . . . . . . . . . . .      (185)           98            (82)
      Other Assets  . . . . . . . . . . . . . . . . . . . . .       (57)          162            760
      Accounts Payable and Accrued Liabilities  . . . . . . .       540        (1,091)        (2,170)
                                                                --------     ---------      ---------

        Total Adjustments . . . . . . . . . . . . . . . . . .    (1,119)        1,050         49,257
                                                                --------     ---------      ---------

      Net Cash Used For Operating Activities  . . . . . . . .   (31,831)      (22,716)       (23,263)
                                                                --------     ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) Decrease in Short-Term Investments . . . . . . . .     4,474        (3,307)        (1,167)
(Increase) in Restricted Cash . . . . . . . . . . . . . . . .      (570)       (9,533)          (383)
Purchases of Property and Equipment . . . . . . . . . . . . .      (654)         (886)          (595)
Net Cash Acquired in CytoRad Acquisition  . . . . . . . . . .         -            -          10,455
Net Cash Used to Acquire Cellcor Inc. . . . . . . . . . . . .         -            -          (3,463)
                                                                --------     ---------      ---------
      Net Cash Provided By (Used In) Investing Activities . .     3,250       (13,726)         4,847
                                                                --------     ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Note Payable  . . . . . . . . . . . . . . . . .    10,000            -             -
Payments of Long-Term Debt  . . . . . . . . . . . . . . . . .    (2,030)       (2,243)        (2,461)
Net Proceeds from Issuance of Common Stock. . . . . . . . . .       261        26,576         41,060
Net Proceeds from Issuance of Series A Preferred Stock. . . .         -         4,854            -
Net Proceeds from Issuance of Series B Preferred Stock. . . .     7,455            -             -
Redemption of Common Stock  . . . . . . . . . . . . . . . . .         -            -            (332)
                                                                --------     ---------      ---------
      Net Cash Provided By Financing Activities . . . . . . .    15,686        29,187         38,267
                                                                --------     ---------      ---------

Net Increase (Decrease) in Cash and Cash Equivalents. . . . .   (12,895)       (7,255)        19,851
Cash and Cash Equivalents, Beginning of Year  . . . . . . . .    20,296        27,551          7,700
                                                                --------     ---------      ---------
Cash and Cash Equivalents, End of Year  . . . . . . . . . . .   $ 7,401      $ 20,296       $ 27,551
                                                                ========     =========      =========

        The accompanying notes are an integral part of these statements.

                   CYTOGEN CORPORATION AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Business

  CYTOGEN Corporation ("CYTOGEN" or the "Company") is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of cancer and other disease.
In March 1997, CYTOGEN received clearance from the U.S. Food and Drug Administration ("FDA") to market Quadramet , CYTOGEN's product for the relief of pain due to cancers that have spread to the skeleton and that can be visualized on a bone scans. In October 1996, CYTOGEN received marketing approval from FDA for the ProstaScint imaging agent, CYTOGEN's prostate cancer diagnostic imaging product. In December 1992, FDA approved OncoScint CR/OV imaging agent, CYTOGEN's colorectal and ovarian cancer specific diagnostic imaging product, for single administration per patient. In November 1995, FDA approved an expanded indication allowing for repeat administration of OncoScint CR/OV. All three products are currently available in the market place. Operations of the Company are subject to certain risks and uncertainties including, but not limited to uncertainties related to access to capital, product market acceptance, product efficacy and clinical trials, technological uncertainty, uncertainties of future profitability, dependence on collaborative relationships and key personnel. The Company has incurred losses since its inception and expects to incur significant operating losses in the future. There can be no assurance that the Company will ever be able to commercialize successfully its products or that profitability will ever be achieved.

  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management believes the Company's existing capital resources and other available sources of financing will be adequate to fund the Company's operations into 1999. Additional financings are available under certain conditions through the sale of Preferred Stock under the financing commitment described in Note 11. Currently, the Company does not meet all of the conditions to draw down additional funds. Based on the Company's historical ability to raise capital and current market conditions, the Company believes other financing alternatives (including arrangements with collaborative partners) are available. There can be no assurance that the financing commitment described in Note 11 or other financial alternatives will be available when needed or at terms commercially acceptable to the Company. If necessary, management believes it has the ability to reduce its operating expenses so the Company will have adequate cash flow to sustain operations into 1999 and beyond. If an operating expense reduction plan was implemented, it would require the Company to delay, scale back or eliminate significant aspects of the Company's operations.


Basis of Consolidation

  The consolidated financial statements include the accounts of CYTOGEN and its subsidiaries, AxCell Biosciences Corporation ("AxCell"), Cellcor Inc. ("Cellcor") and Targon Corporation ("Targon"). Intercompany balances and transactions have been eliminated in consolidation. Unless the context otherwise indicates, as used herein, the term "Company" refers to CYTOGEN and its subsidiaries, taken as a whole.


Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                         CYTOGEN CORPORATION AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restatement and Reclassification

   Reference is made to Note 11 regarding the 1996 financial statements restatement to correct the accounting presentation of a deemed dividend. Also, restricted cash has been reclassified as non-current in the 1995 and 1996 financial statements since its use is restricted for Targon.


Statement of Cash Flow

   Cash and cash equivalents include cash on hand, cash in banks and all highly-liquid investments with a maturity of three months or less at the time of purchase. Cash paid for interest expense was $524,000, $307,000 and $399,000 in 1997, 1996 and 1995, respectively. See Note 4 for discussion of Cellcor and CytoRad Incorporated ("CytoRad') acquisitions.


Restricted Cash

   Restricted cash consists of cash restricted to use for the operations of Targon (see Note 2).


Accounts Receivable

   As of December 31, 1997 and 1996, accounts receivable were net of an allowance for doubtful accounts of $576,000 and $546,000, respectively. The Company charged to expense $30,000 and $10,000 as a provision for doubtful accounts in 1997 and 1996, respectively. As of December 31, 1997, approximately 75% of the Company's accounts receivable balance was due from The DuPont Merck Pharmaceutical Company ("DuPont Merck").


Inventory

    The Company's inventory is primarily related to ProstaScint and OncoScint CR/OV. Inventory is stated at the lower of cost or market using the first-in, first-out method and consisted of :


                                               1997            1996
                                            ----------      ----------
Raw Materials. . . . . . . . . . . . . . .  $ 145,000       $  74,000

Work-in-process. . . . . . . . . . . . . .    158,000             -
Finished Goods . . . . . . . . . . . . . .    140,000         184,000
                                            ---------       ---------
                                            $ 443,000       $ 258,000
                                            =========       =========

                   CYTOGEN CORPORATION AND SUBSIDIARY
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Property and Depreciation

  Equipment and furniture are stated at cost net of depreciation and a $215,000 reserve for idle equipment. Leasehold improvements are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter. Equipment and furniture are depreciated on a straight-line basis over five years. Expenditures for repairs and maintenance are charged to expense as incurred. For 1997, 1996 and 1995, repairs and maintenance expenses were $350,000, $394,000 and $274,000, respectively.


Other Assets

  Other assets consist primarily of undeveloped real property with a net book value of $900,000, which is valued at the lower of cost or market. During 1997, the Company charged to expense $384,000 to write down the property to estimated market value.


Revenue Recognition

  Product and royalty revenues include product sales by CYTOGEN to its customers. Royalties are earned based on Quadramet sales by DuPont Merck. Product sales are recognized upon shipment of finished goods. Royalties are based on a percentage of sales of Quadramet or guaranteed contractual minimum royalty payments, whichever is greater.

  License and contract revenues include milestone payments and fees under collaborative agreements with third parties, revenues from contract manufacturing and research services, and revenues from other miscellaneous sources. The Company's contract manufacturing services include filling, testing, validation, and process development of monoclonal antibodies; process development and clinical development of biopharmaceutical products; and the preclinical manufacturing of an antibody product. Revenues from milestone payments are recognized when all parties concur that the events stipulated in the agreement have been achieved. Revenues from cost-plus contracts are recognized when the costs are incurred. Revenues from up-front payments are recognized when the Company has no obligation to return the fee under any circumstances.


Research and Development

  Research and development expenditures consist of projects conducted by the Company and payments made to sponsored research programs and consultants. All research and development costs are expensed as incurred. Research and development expenditures for customer sponsored programs were $1.5 million, $1.1 million and $200,000 in 1997, 1996 and 1995, respectively.


Patent Costs

  Patent costs are expensed as incurred.

                    CYTOGEN CORPORATION AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Common Stock Outstanding

  As a result of the Cellcor merger, the issued and outstanding shares of Cellcor common stock and preferred stock ("Cellcor Shares") were converted into the right to receive shares of CYTOGEN common stock. As of December 31, 1997, certain holders of Cellcor Shares had not yet exchanged their Cellcor Shares for shares of CYTOGEN common stock. For accounting purposes, all Cellcor Shares were deemed exchanged for issued and outstanding shares of CYTOGEN common stock as of the date of the Cellcor merger (see Note 4).


Net Loss Per Share

  Effective for the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS"), No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic earnings
(loss) per share and diluted earnings (loss) per share. Basic loss per share is based on the average numbers of common shares outstanding during the year. Diluted loss per share is the same as basic loss per share, as the inclusion of common stock equivalents would be antidilutive since the Company incurred losses in prior years. This pronouncement had no effect on the Company's previously reported net loss per share, since the Company incurred losses in prior years.


New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, which establishes standards for reporting and disclosure of comprehensive income is effective for interim and annual periods beginning after December 15, 1997. Reclassification of financial information for earlier periods presented for comparative purposes is required under SFAS No. 130. Although this statement requires additional disclosures in the Company's consolidated financial statements, its adoption will not have any impact on the Company's financial position or consolidated results of operations. The Company will adopt SFAS No. 130 in 1998.

  In June 1997, the FASB issued SFAS No. 131, which establishes standards for reporting of information about operating segments and requires the reporting of selected information about operating segments in interim financial statements, is effective for fiscal years beginning after December 15, 1997. Adoption of the statement will have no effect on the Company's financial position or consolidated results of operations. The Company is presently studying the future effects of SFAS No. 131 on the presentation of its segment information and based on current circumstances, does not believe the effect of the adoption will be material.

  In July 1997, the Emerging Issues Task Force (EITF) issued EITF 96-16 which establishes standards for an investee when the investor has a majority of the voting interest but the minority stockholders have certain approval or veto rights. EITF 96-16 is effective after July 24, 1997 for all new investment agreements and is effective in the fourth quarter of 1998 on agreements in effect prior to July 24, 1997. The Company intended to adopt EITF 96-16 in the fourth quarter of 1998 for its 99.75% investment in Targon (see Note 2) since that agreement was entered into in September 1996 and adopt the equity method of accounting for this investment. As discussed in
Note 2, on March 31, 1998, the Company's ownership interest in Targon was reduced to 49.875%. As a result, beginning in the first quarter of 1998, the Company will account for Targon on the equity method and retroactively adopt 96-16. The use of the equity method would have had no effect in the Company's previously reported net loss, stockholders' equity or cash flows. Using the equity method, $7.5 million of charges to in-process technology

                   CYTOGEN CORPORATION AND SUBSIDIARY
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


and approximately $1.9 million of research and development expense in the 1997 statement of operations, will be reclassified to "Equity in loss in research and development subsidiary". The effect on the 1996 statement of operations will be immaterial. The primary effect on the December 31, 1997 balance sheet is the reclassification of restricted cash to "Investment in Subsidiary". All other changes will be immaterial.


2.  TARGON CORPORATION:

  Targon was established in September 1996 pursuant to agreements between CYTOGEN and Elan. Targon is a majority-owned (99.75%) subsidiary of CYTOGEN. Elan purchased 932,535 shares of CYTOGEN common stock for $5 million and 1,000 shares of CYTOGEN's newly created Series A Convertible Preferred Stock ("Series A") for $5 million, which proceeds are being used to fund Targon. The Series A has a liquidation value of $5 million or $5,000 per share. On March 31, 1998 Elan exchanged the Series A for 50% of CYTOGEN's interest in Targon. Elan is entitled through March 31, 2003 to exercise a warrant to purchase up to 1 million shares of CYTOGEN common stock, at an exercise price per share which escalates from $9.00 to $14.00 over the term of the warrant. Prior to the exchange of the Series A into CYTOGEN's interest in Targon, Elan had a right to convert the Series A into shares of common stock (see Note 11). As a result of the exchange, all rights to conversion into common stock were terminated.

  In July 1997, Targon acquired from Elan, an exclusive worldwide license for Morphelan for an up-front license cash payment of $7.5 million (see Note
9). The related technology will be utilized by Targon in the development and clinical trial testing of an analgesic therapy for moderate and severe pain. Given the development stage status of the related technology, the $7.5 million license fee payment was recorded as an in-process research and development charge in the 1997 statement of operations. Additional payments may be due Elan by Targon if certain milestones are met.


3.  ELAN CORPORATION:

  In 1995, CYTOGEN entered into an agreement with Elan under which both parties initiated a research program to combine CYTOGEN's Genetic Diversity Library technology with Elan's drug delivery system technology to
collaboratively develop orally administered products.   In January 1997,
Elan was granted the worldwide rights to certain oral drug delivery and other products derived from the collaboration. Elan provided the funding necessary for the Company to fulfill its obligations under the research program. During 1997 and 1996, CYTOGEN recorded $924,000 and $1.3 million, respectively, in contract revenues from Elan. CYTOGEN has charged to expense all costs incurred in fulfilling its obligation under this arrangement.


4.  CELLCOR, INC. AND CYTORAD INCORPORATED:

  In October 1995, CYTOGEN completed its acquisition of Cellcor and the related subscription offering (the "Subscription Offering"). As a result, CYTOGEN issued (i) 4,713,564 shares of CYTOGEN common stock to acquire Cellcor and (ii) 5,144,388 shares of CYTOGEN common stock in connection with the Subscription Offering raising a total of $20 million, and reserved for issuance up to 606,952 shares of CYTOGEN common stock issuable upon the exercise of the options that were outstanding under the Cellcor employee stock option plans at the time of the merger. The transaction was accounted for by using the purchase method of accounting, whereby the Company recorded a one-time, non-cash charge of approximately $26.2 million for the

                   CYTOGEN CORPORATION AND SUBSIDIARY
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


acquisition of technology rights in the 1995 statement of operations, representing the amount by which the purchase price exceeded the fair value of net assets acquired from Cellcor.

  In February 1995, CYTOGEN completed its acquisition of CytoRad, under which CYTOGEN exchanged for each outstanding CytoRad unit (i) 1.5 shares of CYTOGEN common stock, (ii) a warrant to acquire one share of CYTOGEN common stock (which expired on January 31, 1997) and (iii) a contingent value right ("CVR") to receive, under certain circumstances and at no additional cost, up to one-half share of CYTOGEN common stock. On February 29, 1996, the Company announced that the CVRs expired by their terms and were of no further value. Accordingly, the Company no longer had an obligation to issue shares of its common stock to holders of CVRs on January 31, 1997.
As a result of the merger, the Company acquired $11.7 million of CytoRad's cash and securities, before payment of certain transaction costs. In addition, CYTOGEN recorded a charge of approximately $19.7 million for acquisition of technology and marketing rights, representing the amount by which the purchase price exceeded the fair value of the net assets acquired from CytoRad.

  The acquisition of technology and marketing rights of Cellcor and CytoRad was charged to the statement of operations as an in-process research and development charge given the development stage nature of the related technology.


5.  DUPONT MERCK:

  Pursuant to the terms of the DP/Merck Agreement between CYTOGEN and DuPont Merck, CYTOGEN received from DuPont Merck (i) $1.3 million, $1.5 million and $1.5 million in 1995, 1996 and 1997, respectively, to fund the clinical programs to expand the use and marketing of Quadramet; and (ii) $2.0 million milestone payment in 1997 upon the FDA approval of Quadramet. The DP/Merck Agreement further provides for the Company to receive royalty revenues based on a percentage of sales of Quadramet or a guaranteed contractual minimum royalty payments, whichever is greater, and additional payments upon achievement of certain other milestones. During 1997, the Company recorded $3.3 million in royalty revenues.


6.  THE DOW CHEMICAL COMPANY:

  In 1993, CYTOGEN acquired from Dow an exclusive license for the treatment of osteoblastic bone metastases in the U.S. for Quadramet. This license was amended in 1995 to expand the territory to include Canada and Latin America, and in 1996 to expand the field to include all osteoblastic diseases. In 1995, upon the filing of the NDA for Quadramet with FDA, the Company received a one-time licensing fee of $2.0 million from Dow for their use of Quadramet's NDA filing package. At the same time, the Company was required to pay to Dow $1.0 million. In 1997, the Company recorded a $4.0 million milestone payment to Dow upon FDA approval of Quadramet. The agreement also requires the Company to pay Dow royalties based on a percentage of net sales of Quadramet, or a guaranteed contractual minimum payments, whichever is greater, and future payments upon achievement of certain milestones. During 1997, the Company recorded $375,000 in royalty expense.

                      CYTOGEN CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


            Future annual minimum royalties due to Dow are as follows:

                          1998               $   500,000
                          1999                   500,000
                          2000                   750,000
                          2001                   750,000
                          2002 through 2012    1,000,000


7.  REVENUES FROM MAJOR CUSTOMERS:

  Significant revenue concentrations of the Company's total product, royalties, license and contract revenues were as follows:


       Customer               1997      1996      1995
       --------               ----      ----      ----
DuPont Merck (Note 5)          47%       27%       27%
Elan (Note 3)                   6        23         -
Medi-Physics, Inc.              9        10        12
Dow (Note 6)                    -         -        39


  Medi-Physics, Inc. is a chain of radiopharmacies which distributes ProstaScint and OncoScint kits.


8.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:



                                          1997            1996
                                     ------------    ------------
Payroll and related expenses         $ 1,754,000     $ 1,974,000
Accounts payable                       1,162,000       1,301,000
Research contracts and materials         745,000       1,039,000
Commission and royalties                 647,000              -
Professional and legal                   840,000         376,000
Other accruals                           728,000         648,000
                                     -----------     -----------
                                     $ 5,876,000     $ 5,338,000
                                     ===========     ===========




9.  LONG TERM LIABILITIES:



                                          1997            1996
                                       ---------       ---------
       Due to Knoll                  $ 1,619,000     $ 2,993,000
       Due to Chiron                           -         343,000
       Due to Elan (Note 2)           10,000,000               -
       Capital lease obligations         291,000         343,000
                                     ------------    ------------
                                      11,910,000       3,679,000
       Less:  Current portion         (1,739,000)     (1,824,000)
                                     ------------    ------------
                                     $10,171,000     $ 1,855,000
                                     ============    ============

                     CYTOGEN CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  CYTOGEN and Knoll entered into an agreement for the co-promotion of OncoScint CR/OV in the U.S., which was terminated in 1994 (the "Termination Agreement"). Pursuant to the Termination Agreement, the Company has reacquired all the U.S. marketing rights to OncoScint CR/OV, which were previously granted to Knoll , and was to required to pay Knoll $8.0 million over a four-year period and without interest. In each of 1996 and 1997, the Company made payments to Knoll for $1.6 million and is expected to make its last payment in July 1998 for $1.7 million. Imputed interest of $227,000, $355,000 and $521,000 relating to the obligation, which was discounted based upon a 10% interest rate, was recorded in 1997, 1996 and 1995, respectively. The Company has the option to delay any of its scheduled payments and pay interest on the outstanding liability at the prevailing prime rate.

  In 1994, the Company entered into a disengagement agreement with Chiron to reacquire the exclusive marketing and distribution rights to OncoScint CR/OV in Europe (the "European Rights"), which were previously granted to Chiron, and purchase certain business assets relating to the European Rights. The resulting liability of CYTOGEN to Chiron was paid over three years and without interest, as follows: $200,000 in 1995, $300,000 in 1996
and $377,000 in 1997.   Imputed interest of $34,000, $58,000 and $71,000
relating to the obligation, which was discounted based upon a 10% interest rate, was recorded in 1997, 1996 and 1995, respectively.

  In July 1997, the Company obtained a $10.0 million loan from Elan. The loan is payable in full at the end of year three and bears interest at the six month LIBOR rate plus 1% and is adjusted on a semi-annual basis. The funds were used by CYTOGEN to provide funding to Targon, including funding for the $7.5 million license fee paid by Targon to Elan. In 1997, the Company recorded $310,000 in interest expense for this note.

  The Company leases certain equipment under capital leases which will expire on various dates through 2002. Property and equipment leased under non-cancelable capital leases have a net book value of $291,000 at December 31, 1997. Payments to be made under capital lease obligations (including interest of $42,000) are as follows: $142,000 in 1998, $135,000 in 1999,
$30,000 in 2000, $15,000 in 2001 and $11,000 in 2002.


10.  COMMON STOCK:

  In January 1996, the Company sold to Fletcher Capital Markets, Inc. an aggregate of 1.0 million shares of CYTOGEN common stock at an aggregate price of $4.7 million, or $4.70 per share.

  The Company also sold to a European institutional investor (i ) 729,394 shares of CYTOGEN common stock in April 1996 for an aggregate price of $5.0 million, (ii) 913,909 shares of CYTOGEN common stock in October 1996 for an aggregate price of $5.0 million and (iii) 776,791 shares of CYTOGEN common stock in November 1996 for an aggregate price of $4.0 million.

  In September 1996, the Company sold to Fletcher Fund, L.P. 225,000 shares of CYTOGEN common stock for an aggregate price of $1.5 million, or $6.529 per share.

11.  CONVERTIBLE PREFERRED STOCK:

  In September 1996, CYTOGEN issued 1,000 shares of Series A Convertible and Exchangeable Preferred Stock ("Series A") in connection with the formation of Targon (see Note 2). The 1996 results of operations have been restated to give effect to the accounting treatment announced by the staff of the Securities and Exchange Commission (SEC) at the March 13, 1997 meeting of the Emerging Issues Task Force relative to the 1996 Series A issuance. Since the Series A shares were immediately convertible into common stock, under this accounting treatment, the most beneficial conversion discount was recorded analogous to a deemed dividend in the restated 1996 financial statements. The effect of this restatement was to increase the net loss applicable to common stockholders by $4.6 million and to increase the loss per common share from $0.49 to $0.59. This restatement had no effect on the stockholders' equity or cash flows of the Company.

  In December 1997, CYTOGEN obtained a financing commitment from private investors for the purchase of up to $20.0 million of its Convertible Preferred Stock subject to satisfaction of certain conditions. CYTOGEN completed the first tranche of the financing in December 1997 by issuing 750 shares of Series B Preferred Stock ("Series B") for an aggregate price of $7.5 million. The Series B carries a dividend rate of 6% which is payable in cash or common stock of CYTOGEN at the Company's option at the earlier of conversion date or when and as declared by the Board of Directors. The Company has accrued the pro rata portion of the dividend in 1997.

  The Company may at its option issue additional securities under the commitment in up to two additional series, subject to certain conditions. The purchasers are not obligated to purchase additional securities if the average closing bid price of the Company's common stock is less than $2.00 per share for a thirty day period, and the maximum funding for each series is determined by the price of the stock as follows: (i) between $2.01 to $2.49 per share, $4.0 million; (ii) between $2.50 to $2.99 per share, $5.5 million; (iii) between $3.00 to $3.74 per share, $7.0 million; (iv) between $3.75 to $4.49 per share, $10.0 million; or (v) $4.50 per share or greater, $12.5 million. The obligations of the purchasers to purchase additional securities are subject to additional conditions related to the effectiveness during certain periods of a secondary registration statement permitting resale of shares of common stock issued on conversion of the Series B; and to certain other events.

  The conversion of the Series B to common stock is based on the price of CYTOGEN common stock at the time of conversion. Holders may convert, at their option, at either $3.4575 per share or at a stated discount to the price of CYTOGEN common stock at the time of conversion ranging from 5% to 15%, depending on when the conversion occurs. Consequently, the Company has recorded a deemed dividend of $1.3 million on the first tranche in December 1997, which represented the maximum 15% conversion discount given to the holders of the Series B. The conversion price may be adjusted under certain circumstances.


12. STOCK OPTIONS AND GRANTS:

  The Company has various stock option plans that provide for the issuance of incentive and non-qualified stock options to employees, non-employee directors and outside consultants, for which an aggregate of 6,233,357 shares of common stock have been reserved. The persons to whom options may be granted and the number, type, and terms of the options vary among the plans. Options are granted with an exercise term of 10 years and generally

                    CYTOGEN CORPORATION AND SUBSIDIARY
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


become exercisable in installments over periods of up to 5 years at an exercise price determined either by the plan or equal to the fair market value of the common stock at the date of grant. Under certain circumstances, vesting may accelerate. Activity under these plans was as follows:




                                    Number of         Price Range
                                     Shares            Per Share
                                    ---------         -----------

Balance at December 31, 1994        2,127,940        $ 1.00 - 17.00
     Granted                        1,425,607          2.69 -  5.47
     Exercised                        (91,400)         1.00 -  3.88
     Cancelled                       (509,290)         2.69 - 17.00
                                    ----------

Balance at December 31, 1995        2,952,857        $ 2.69 - 17.00
     Granted                        1,073,770          5.00 -  9.28
     Exercised                       (254,907)         2.69 -  7.50
     Cancelled                       (248,780)         2.69 -  7.50
                                   -----------

Balance at December 31, 1996        3,522,940        $ 2.69 - 17.00
    Granted                           822,400          2.06 -  6.13
    Excersised                        (60,350)         1.77 -  5.47
    Cancelled                        (459,530)         2.69 -  8.88
                                   -----------

Balance at December 31, 1997        3,825,460        $ 2.06 - 17.00
                                    ==========

  At December 31, 1997, options to purchase 1,424,704 shares of common stock were exercisable and 1,611,995 shares of common stock were available for issuance of additional options that may be granted under the plans.

  In connection with the Cellcor merger (see Note 4), CYTOGEN reserved for issuance 606,952 shares of common stock that will become issuable upon the exercise of the Cellcor stock options. At December 31, 1997, 324,289 Cellcor stock options were outstanding at exercise prices ranging from $0.83 to $14.58 and 324,269 Cellcor stock options were exercisable.

  In January 1998 the Company cancelled approximately 1,800,000 unexercised stock option grants ranging in price from $3.88 to $16.50 per share and issued approximately 1,540,000 stock option grants at $1.95 per share which equaled the fair market per share price. This repricing was not available to officers, directors, executives and consultants of the Company.

  In 1997, the Company adopted an employee stock purchase plan under which eligible employees may elect to purchase shares of common stock at the lower of 85% of fair market value as of the first trading day of each quarterly participation period, or as of the last trading day of each quarterly participation period. In 1997, employees purchased 16,017 shares for aggregate proceeds of $34,692. The Company has reserved 483,983 shares for future issuance under its employee stock purchase plan.

  The Company applies Accounting Principle Board Opinion No. 25,
"Accounting for Stock Issued to Employees," and the related interpretations in accounting for its stock option plans. The disclosure requirement of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting

                     CYTOGEN CORPORATION AND SUBSIDIARY
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


for Stock-Based Compensation," was adopted by the Company in 1996. Had compensation cost of the Company's common stock option plan been determined under SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts:

                                                                  Year Ended December 31,
                                                                  -----------------------
                                                        1997             1996             1995
                                                      -------           ------           ------

Net loss to common stockholders, as reported       $(32,064,000)    $(28,337,000)    $(72,520,000)
Pro forma net loss to common stockholders          $(34,946,000)    $(30,594,000)    $(72,967,000)

Net loss per common share, as reported                   $(0.63)          $(0.59)          $(2.11)
Pro forma net loss per common share                      $(0.68)          $(0.63)          $(2.13)


  The average fair value per option of the options granted under the stock option plans during 1997, 1996 and 1995 is estimated as $2.10, $3.35 and $3.20, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996 and 1995: dividend yield of zero, volatility of 69.87%, 70.72% and 69.57%, respectively, risk-free interest rate 6.07%, 5.90% and 6.04%, respectively, and an expected life of 5 years. The average fair value per option ascribed to the employee stock purchase plan during 1997 is estimated at $2.17 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions; divided yield of zero, volatility of 50.20%, risk free interest rate of 5.13% and expected life of 3 months. Because the SFAS No. 123 method of accounting is not required to be applied to options granted prior to January 1, 1995, the resulting pro forma compensation charge may not be representative of that to be expected in future years.


13.   PENSION PLANS:

  The Company maintains a defined contribution pension plan. The contribution is determined by the Board of Directors each year and is based upon a percentage of gross wages of eligible employees. The plan provides for vesting over five years, with credit given for prior service. The Company also makes contributions under a 401(k) plan in amounts which match up to 50% of the salary deferred by the participants. Matching is capped at 6% of deferred salaries. Total pension expense was $405,000, $328,000 and $311,000 for 1997, 1996 and 1995, respectively.


14.  INCOME TAXES:

  As of December 31, 1997, CYTOGEN had federal net operating loss carryforwards of approximately $155 million. The Company also had federal and state research and development tax credit carryforwards of approximately $5 million. The net operating loss and credit carryforwards began to expire in 1998.

  The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been an "ownership change". Such an "ownership change" as described in Section 382 of the Internal Revenue Code may limit the Company's utilization of its net operating loss and tax credit carryforwards.

                    CYTOGEN CORPORATION AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Based upon the Company's loss history, a valuation allowance for deferred tax assets has been provided:


                                                       1997                1996
                                                       ----                ----

Deferred tax assets:
  Net operating loss carryforwards                 $ 52,700,000       $ 48,200,000
  Capitalized research and development expenses      20,500,000         18,200,000
  Research and development credit                     5,000,000          5,000,000
  Acquisition of in-process technology                2,500,000              -
  Other, net                                            140,000            140,000
                                                   -------------      -------------
     Total deferred tax assets                       80,840,000         71,540,000
     Valuation allowance for deferred tax assets    (80,840,000)       (71,540,000)
                                                   -------------      -------------
        Net deferred tax assets                    $      -           $      -
                                                   =============      =============



  In 1995, CYTOGEN acquired CytoRad and Cellcor (see Note 4), both of which had net operating loss carryforwards. Due to Section 382 limitation, approximately $10 million of CytoRad and $12.0 million of Cellcor carryforwards may be available to offset future taxable income. A 100% valuation allowance was established on the acquisition dates as realization of these tax assets is uncertain.


15.  COMMITMENTS AND CONTINGENCIES:

  The Company leases its facilities and certain equipment under non-cancelable operating leases that expire at various times through 2003. Rent expense incurred on these leases was $1.8 million, $1.8 million and $1.2 million in 1997, 1996 and 1995, respectively. Minimum future obligations under the operating leases total $7.4 million as of December 31, 1997 and will be paid as follows: $1.9 million in 1998, $1.9 million in 1999, $1.4 million in 2000, $1.2 million in 2001, $984,000 in 2002 and $108,000 in 2003.

  The Company is obligated to make minimum future payments under research and development contracts that expire at various times. As of December 31, 1997, the minimum future payments under contracts with fixed terms totalled $3.8 million and will be paid as follows: $1.3 million in 1998, $1.3 million in 1999, and $1.2 million in 2000. Under contracts whose expirations are not fixed, the annual minimum payments are $105,000 in 1998, $115,000 in 1999 and $125,000 in 2000 and thereafter. In addition, the Company is obligated to pay performance-based compensation to its marketing partner and royalties on revenues from commercial products developed from the research, including certain guaranteed minimum payments.

  During March 1998, a lawsuit was instituted against the Company in the Federal District Court for the Eastern District of Pennsylvania by Quaker Capital Group ("Quaker"), claiming rights to fees in connection with a financing concluded by the Company in December 1997, based on a financing engagement entered with Quaker during 1997. The Company believes it has substantial defenses to the claims and intends to defend against the lawsuit aggressively. The Company does not believe that the claim is likely to have a materially adverse effect on the Company's financial position, results of operations or cash flows.

                          CYTOGEN CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED BALANCE SHEETS
                      (All amounts in thousands, except share data)
                                       (Unaudited)


                                                                           September 30,   December 31,
                                                                           -------------   ------------
                                                                                1998            1997
                                                                           -------------   ------------

ASSETS:
 Current Assets:
    Cash and cash equivalents                                                $  3,027       $  7,401
    Accounts receivable, net                                                    1,196          4,064
   Inventories                                                                    127            443
   Other current assets                                                           469            258
                                                                             ---------      ---------


     Total current assets                                                       4,819         12,166
                                                                             ---------      ---------

 Property and Equipment:
   Leasehold improvements                                                      10,128         10,126
   Equipment and furniture                                                      7,803          7,696
                                                                             ---------      ---------
                                                                               17,931         17,822

   Less- Accumulated depreciation and amortization                            (14,884)       (13,910)
                                                                             ---------      ---------

     Net property and equipment                                                 3,047          3,912
                                                                             ---------      ---------

 Investment in Targon Subsidiary                                                  -           10,343
 Other Assets                                                                   1,014          1,134
                                                                             ---------      ---------
                                                                             $  8,880       $ 27,555
                                                                             =========      =========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
 Current Liabilities:
   Accounts payable and accrued liabilities                                  $  7,472       $  5,662
   Current portion of long-term liabilities                                     1,836          1,739
                                                                             ---------      ---------

     Total current liabilities                                                  9,308          7,401
                                                                             ---------      ---------

 Long-Term Liabilities                                                          2,141         10,171
                                                                             ---------      ---------
 Stockholders' Equity (Deficit):
   Preferred stock, $.01 par value, 5,400,000 shares authorized -
     Series A Convertible and Exchangeable Preferred Stock, $.01 par value,
       1,000 shares authorized, 0 and 1,000 shares issued and outstanding
       in 1998 and 1997, respectively                                             -               -
     Series B Convertible Preferred Stock, $.01 par value,
       750 shares authorized, 0 and 750 shares issued and outstanding
       in 1998 and 1997, respectively                                             -               -
     Series C Junior Participating Preferred Stock, $.01 par value,
       200,000 shares authorized, 0 issued and outstanding                        -               -
     Common stock, $.01 par value, 89,600,000 shares authorized,
     58,603,000 and 51,170,000 shares issued and outstanding
     in 1998 and 1997, respectively                                               586            512
   Additional paid-in capital                                                 298,371        298,212
   Accumulated deficit                                                       (301,526)      (288,741)
                                                                             ---------      ---------
     Total stockholders' equity (deficit)                                      (2,569)         9,983
                                                                             ---------      ---------
                                                                             $  8,880       $ 27,555
                                                                             =========      =========

               The accompanying notes are an integral part of these statements.

                      CYTOGEN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (All amounts in thousands, except per share data)
                                  (Unaudited)


                                                        Nine Months Ended September 30,
                                                        -------------------------------
                                                             1998             1997
                                                           -------          -------
    Revenues:
      Product Related:
        Product Sales
          ProstaScint                                    $  4,593          $  2,779
          Quadramet                                           955               -
          Others                                              696               929
                                                       -----------        ----------
            Product Sales                                   6,244             3,708


        Quadramet Royalty                                   1,664               652
                                                       -----------        ----------
            Total Product Related                           7,908             5,360


        License and Contract                                1,456             4,834
                                                       -----------        ----------

            Total Revenues                                  9,364            10,194
                                                       -----------        ----------

     Operating Expenses:
        Cost of Product Related and
          Contract Manufacturing Revenues                   6,090             4,604
        Research and Development                            8,341            14,739
        Equity Loss in Targon Subsidiary                    1,020             8,709
        Selling and Marketing                               3,581             3,782
        General and Administrative                          5,833             4,760
                                                       -----------        ----------

            Total Operating Expenses                       24,865            36,594
                                                       -----------        ----------

            Operating Loss                                (15,501)          (26,400)

    Gain on Sale of Targon Subsidiary                       2,833               -
    Interest Income                                           537               527
    Interest Expense                                         (535)             (219)
                                                       -----------        ----------

    Net Loss                                              (12,666)          (26,092)
    Dividends on Series B Preferred Stock                    (119)              -
                                                       -----------        ----------

    Net Loss to Common Stockholders                    $  (12,785)        $ (26,092)
                                                       ===========        ==========

    Basic and Diluted Net Loss
        per Common Share                               $    (0.23)        $   (0.51)
                                                       ===========        ==========

    Basic and Diluted Weighted Average
      Common Shares Outstanding                            55,426            51,124
                                                       ===========        ==========

                The accompanying notes are an integral part of these statements.

                             CYTOGEN CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                       (All amounts in thousands, except share data)
                                          (Unaudited)




                                                                           Additional      Accu-          Total
                                                   Preferred     Common      Paid-in      mulated     Stockholders'
                                                     Stock        Stock      Capital      Deficit   Equity (Deficit)
                                                   ---------     -------   ----------   ----------  ----------------
Balance, December 31, 1997                           $  -         $512      $298,212    $(288,741)       $9,983

Issued 56,193 shares of common
   stock. . . . . . . . . . . . . . . . . . .           -           -            104           -            104
Issued 7,377,054 shares of common stock
   upon conversion of series B preferred stock
    (See Note 4). . . . . . . . . . . . . . .           -           74            55           -            129
Accrued dividends on series B
   preferred stock. . . . . . . . . . . . . .           -           -            -           (119)         (119)

Net loss  . . . . . . . . . . . . . . . . . .           -           -            -         (12,666)      (12,666)

Balance, September 30, 1998                          $  -         $586      $298,371     $(301,526)      $(2,569)
                                                     =====        ====      ========     ==========      ========


             The accompanying notes are an integral part of these statements.

                            CYTOGEN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (All amounts in thousands)
                                         (Unaudited)

                                                           Nine Months Ended September 30,
                                                           ------------------------------
                                                                 1998             1997
                                                               -------          -------
 CASH FLOWS FROM OPERATING ACTIVITIES:

 Net Loss                                                   $ (12,666)        $ (26,092)
                                                            ----------        ----------
 Adjustments to Reconcile Net Loss to Cash Used for
     Operating Activities:
       Depreciation and Amortization                              974             1,139
       Imputed Interest                                            81               195
       Stock Grants                                                32                42
       Equity Loss in Targon Subsidiary                         1,020             8,709
       Gain on Sale of Targon Subsidiary                       (2,833)               -
       Changes in Assets and Liabilities:
         Accounts receivable, net                               2,868            (2,660)
         Inventories                                              316               152
         Other assets                                             (91)             (218)
         Accounts payable and accrued liabilities               2,010               748
         Other liabilities                                         87                58
                                                            ----------        ----------

               Total adjustments                                4,464             8,165
                                                            ----------        ----------

         Net cash used for operating activities                (8,202)          (17,927)
                                                            ----------        ----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Redemption of Short Term Investments                              -              4,474
 Investment in Targon Subsidiary                                   -            (10,000)
 Proceed from Sale of Targon Subsidiary                          2,000               -
 Purchases of Property and Equipment                              (109)            (520)
                                                              ---------        ---------

         Net cash provided by (used for) investing activities    1,891           (6,046)
                                                              ---------        ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from Issuance of Notes Payable                         2,000           10,000
 Payment of Note Payable                                           -             (1,600)
 Principal Payment of Capital Lease Obligations                   (100)             (81)
 Proceeds from Issuance of Common Stock                             37              231
                                                              ---------        ---------

 Net cash provided by financing activities                       1,937            8,550
                                                              ---------        ---------

 Net Decrease in Cash and Cash Equivalents                      (4,374)         (15,423)

 Cash and Cash Equivalents, Beginning of Period                  7,401           20,296
                                                              ---------        ---------

 Cash and Cash Equivalents, End of Period                     $  3,027         $  4,873
                                                              =========        =========

             The accompanying notes are an integral part of these statements.

                         CYTOGEN CORPORATION AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

 CYTOGEN Corporation ("CYTOGEN" or the "Company") is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of cancer and other disease. In March 1997, CYTOGEN received approval from U.S. Food and Drug Administration ("FDA") to market Quadramet , CYTOGEN's product for the relief of pain due to cancers that have spread to the skeleton and that can be visualized on a bone scan. In October 1996, CYTOGEN received marketing approval from FDA for the ProstaScint imaging agent, CYTOGEN's prostate cancer diagnostic imaging product. In December 1992, FDA approved OncoScint CR/OV imaging agent, CYTOGEN's colorectal and ovarian cancer specific diagnostic imaging product, for single administration per patient. In November 1995, FDA approved an expanded indication allowing for repeat administration of OncoScint CR/OV. All three products are currently available in the market place. Operations of the Company are subject to certain risks and uncertainties including, but not limited to uncertainties related to access to capital, product market acceptance, product efficacy and clinical trials, technological uncertainty, uncertainties of future profitability, dependence on collaborative relationships and key personnel. The Company has incurred losses since its inception and expects to incur operating losses in the near future. There can be no assurance that the Company will ever be able to commercialize successfully its products or that profitability will ever be achieved.

 The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. During the third quarter of 1998, management implemented a restructuring plan including operating expense reductions. Management believes the Company's existing capital resources together with decreased operating costs, the $750,000 proceeds from the term loan (see Note 5), the $4 million net receipt from Berlex Laboratories ("Berlex") anticipated in the fourth quarter of 1998 (see Note 2), but exclusive of the Equity Line Agreement (see Note 6) will be adequate to fund the Company's operations into 1999. Management believes the addition of the Equity Line Agreement will provide the Company with adequate cash flow to sustain operations into 2000. Based on the Company's historical ability to raise capital and current market conditions, the Company believes other financing alternatives (including accounts receivable financing) are available. There can be no assurance that the Equity Line Agreement or other financial alternatives will be available when needed or at terms commercially acceptable to the Company.

Basis of Consolidation

 The consolidated financial statements include the accounts of CYTOGEN and its wholly- owned subsidiaries, AxCell Biosciences Corporation ("AxCell") and
Cellcor, Inc. ("Cellcor").   The financial statements also include the
investment results of Targon Corporation ("Targon"), which were accounted for on the equity method (see Investment in Targon Subsidiary). Intercompany balances and transactions have been eliminated in consolidation.

                        CYTOGEN CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


 As of September 30, 1998, the Cellcor and Targon subsidiaries were closed and sold, respectively.

Basis of Presentation

     The consolidated financial statements of CYTOGEN Corporation are unaudited and include all adjustments which, in the opinion of management, are necessary to present fairly the financial condition and results of operations as of and for the periods set forth in the Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Cash Flows. All such accounting adjustments are of a normal, recurring nature.
The consolidated financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission, which includes financial statements as of and for the year ended December 31, 1997. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for any other interim period or for a full year.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks and all highly-liquid investments with a maturity of three months or less at the time of purchase.

Cost of Product Related and Contract Manufacturing Revenues

     Beginning in 1997, the Company began providing contract manufacturing services to third parties, and its second product ProstaScint was approved resulting in significantly higher product sales. Prior to 1997, product sales were minimal and no revenues derived from contract manufacturing, therefore cost of product sales was immaterial.

Investment in Targon Subsidiary

     As a result of the 1998 reduction of CYTOGEN's ownership interest in Targon, the Company began accounting for its investment in Targon using the equity method. In addition, the Company retroactively adopted Emerging Issues Task Force (EITF) 96-16. Under the equity method, the Company recognized 100% of Targon's losses through March 31, 1998 in its consolidated statement of operations as "Equity Loss in Targon Subsidiary" with a corresponding reduction in the carrying amount of its investment. The Company did not recognize Targon's losses after March 31, 1998 based on the completion of the sale of Targon (see Note 3).

     As a result of the adoption of EITF 96-16 and the equity method, approximately $461,000 and $1.4 million of research and development expenses recorded in the third quarter and year-to-date periods ended September 30, 1997, respectively, and $7.5 million of acquisition of product rights expense recorded in the third quarter of 1997, were reclassified to "Equity Loss in Targon Subsidiary". The primary effect on the December 31, 1997 balance sheet was the reclassification of Restricted Cash to "Investment in Targon Subsidiary". All other changes were immaterial.

                      CYTOGEN CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


     On August 12, 1998 the Company sold its remaining ownership interest in Targon to Elan Corporation, plc ("Elan") for $2.0 million (see Note 3). As a result, the Company recorded a gain of approximately $2.8 million in the statement of operations in the third quarter of 1998.

Net Loss Per Share

     Basic net loss per common share is based upon the weighted average common shares outstanding during each period. Diluted net loss per common share is the same as basic net loss per common share, as the inclusion of common stock equivalents would be antidilutive.

Reclassifications

     Certain reclassifications have been reflected in the 1997 financial statements to conform with the 1998 presentation.

New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, which establishes standards for reporting and disclosure of comprehensive income. SFAS No. 130 is effective for interim and annual periods beginning after December 15, 1997. SFAS No. 130 requires additional disclosures in the Company's consolidated financial statements, but does not have any impact on the Company's financial position or consolidated results of operations. The Company has reviewed
SFAS No. 130 and determined that for the third quarter and year-to-date periods ended September 30, 1998 and 1997, no items meeting the definition of comprehensive income as specified in SFAS No. 130 existed in the financial statements. As a result, no disclosure is necessary to comply with SFAS No. 130.

2.  QUADRAMET RELATED REVENUES/EXPENSES:

     In March 1997, the Company received marketing approval from FDA for Quadramet. As a result of the approval CYTOGEN recorded a milestone payment of $2.0 million from The DuPont Pharmaceutical Company, formerly the Radiopharmaceutical Division of The DuPont Merck Pharmaceutical Company ("DuPont"), for manufacturing and marketing rights to Quadramet, and also recorded a $4.0 million milestone payment to The Dow Chemical Company ("Dow") for the exclusive license to Quadramet. From the time of product launch in the second quarter of 1997 up to June 3, 1998, CYTOGEN recorded royalty revenues from DuPont based on minimum contractual payments, which were in excess of actual sales. On June 3, 1998, pursuant to an agreement between CYTOGEN and DuPont, the minimum royalty arrangement was discontinued and
CYTOGEN reclaimed the marketing rights to Quadramet.   Subsequent to June 3,
1998, CYTOGEN has recorded product revenues from Quadramet based on actual sales. For the third quarter and year-to-date periods ended September 30, 1998, CYTOGEN recognized $735,000 and $2.6 million, respectively, in sales and royalties from Quadramet compared to $1.6 million and $1.7 million, respectively, in each of the comparable periods of the prior year.

                        CYTOGEN CORPORATION AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


     On October 29, 1998 CYTOGEN announced an exclusive license and marketing agreement ("Berlex Agreement") with Berlex for the manufacture and sale of Quadramet. CYTOGEN and Berlex are jointly finalizing a long-term supply agreement with DuPont, the current contract manufacturer of Quadramet. Under the terms of the Berlex Agreement, CYTOGEN will receive an $8 million up front payment upon completion of the supply agreement with DuPont, of which $4 million will be paid to DuPont upon completion of the supply agreement with DuPont to secure a long-term manufacturing commitment. Berlex will pay CYTOGEN royalties on net sales of Quadramet, as well as milestone payments based on achievement of certain sales levels. In connection with the Berlex Agreement, CYTOGEN granted Berlex a warrant to purchase 1 million shares of CYTOGEN common stock at an exercise price of $1.002 per share through October 2003 and exercisable after the earlier of one year or the achievement of defined sales levels.

     CYTOGEN has also paid royalty expenses to Dow since the product launch in 1997. The royalty expenses are based on a percentage of sales of Quadramet or guaranteed contractual minimum royalty payments, whichever is greater.
For the third quarter and year-to-date periods ended September 30, 1998, CYTOGEN recorded $125,000 and $375,000, respectively, in royalty expenses compared to $161,000 and $189,000, respectively, recorded in each of the comparable periods of 1997.

3.  SALE OF TARGON CORPORATION:

     Targon was established in September 1996 pursuant to agreements between CYTOGEN and Elan, and was a majority-owned (99.75%) subsidiary of CYTOGEN. On March 31, 1998, Elan exchanged its shares of the Company's Series A Convertible Preferred Stock for 50% of CYTOGEN's interest in Targon. On August 12, 1998, CYTOGEN sold its remaining 49.875% interest in Targon to Elan for $2.0 million (see Note 1). As a result of the sale, the warrant to purchase up to 1 million shares of CYTOGEN common stock previously granted to Elan and all notes among CYTOGEN, Elan and Targon were canceled. In addition to the sale of Targon, on August 14, 1998, CYTOGEN received $2.0 million from Elan in exchange for a convertible promissory note. See Note 5.

4.  CONVERSION OF CYTOGEN'S SERIES B PREFERRED STOCK:

     During the third quarter and year-to-date periods of 1998, the aggregate face amounts of $1.0 million and $7.5 million, respectively, of the Company's Series B Preferred Stock ("Series B") issued in December 1997 were converted into common stock resulting in the issuance of 1,796,745 and 7,377,054 shares, respectively, of CYTOGEN common stock for both the conversion and accrued dividends. At September 30, 1998, all of Series B was converted and therefore, none was outstanding.

5.   LONG TERM DEBT:

     On August 14, 1998, CYTOGEN received $2.0 million from Elan in exchange for a convertible promissory note. The note is convertible into CYTOGEN common shares at $2.80 per share, subject to adjustments and matures in seven years. The note bears interest of 7% compounded semi-annually, however, such interest is not payable in cash but be added to the principal for the first
24 months; thereafter, interest will be payable in cash.

                         CYTOGEN CORPORATION AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)

    On October 19, 1998, the Company entered into a $750,000 term loan agreement with The CIT Group/Credit Finance Inc., using the Company's tangible assets as collateral. The note bears interest at prime plus 3%. The note is payable over 35 monthly principal payments of $12,500 plus interest with the remaining balance due October 2001.

6.   COMMON STOCK:

     On October 23, 1998, the Company entered into an agreement (the "Equity Line Agreement") with an institutional investor (the "Investor") for a $12 million common stock equity line. Pursuant to the Equity Line Agreement, the Company, subject to the satisfaction of certain conditions including the effective registration of such shares, was granted the right to issue and sell to the Investor, and the Investor would be obligated to purchase up to $12 million of CYTOGEN common stock from time to time (collectively, the "Put Rights") over a two year period at a purchase price per share equal to 85% of the average of lowest trade prices of CYTOGEN common stock during five designated trading days as determined under the Equity Line Agreement. The Company can exercise the Put Rights every 20 trading days in the amounts ranging from $150,000 to $1 million, subject to the satisfaction of minimum trading volume, market price of CYTOGEN common stock and registration of the shares of common stock under the Securities Act of 1933, as amended. The Company is required to exercise Put Rights with respect to a minimum of $3 million over the life of the Equity Line Agreement. In addition, the Company granted to the Investor a warrant to purchase up to 200,000 shares of CYTOGEN common stock at an exercise price of $1.016 per share through April 2002.

                         8,000,000 Shares


                       CYTOGEN CORPORATION


                           Common Stock



                      ____________________

                           PROSPECTUS
                      ____________________





                        ________ __, 1998

                            Part II

           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

	The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby, other than underwriting discounts and commissions:

	Registration Fee-Securities and Exchange Commission...........   	$  2,155
	Blue Sky fees and expenses....................................      		  -
	Accountants' fees and expenses................................       7,500
	Legal fees and expenses.......................................		    25,000
	Printing and engraving expenses............................... 		       -
	Transfer agent and registrar fees............................. 	       250
	Miscellaneous.................................................		       500
	     Total....................................................		  $ 35,405
                                                                   =========

ITEM 14. Indemnification of Directors and Officers

	Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

	Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

	Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section
145.

	Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to action good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's
Restated Certificate of Incorporation contains such a provision.

	The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify officers and directors and, to the extent permitted by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

ITEM 15.  Recent Sales of Unregistered Securities

	In the three years preceding the filing of this Registration Statement, the Company has issued securities that were not registered under the Securities Act of 1933, as amended
(the "Securities Act") to a limited number of persons, as described below.

 On October, 1998, the Company entered into the Equity Line Agreement with Kingsbridge, pursuant to which the Company may issue and sell, from time to time, shares of its Common Stock for cash consideration up to an aggregate of $12 million. Pursuant to the requirements of the Equity Line Agreement, the Company has filed this Registration Statement in order to permit the investor to resell to the public any shares that it acquires pursuant to the Equity Line Agreement. Commencing as of the date this Registration Statement is declared effective by the Securities and Exchange Commission and continuing for a period of 24 months thereafter, the Company may from time to time at its sole discretion, and subject to certain restrictions set forth in the Equity Line Agreement, sell ("put") shares of its Common Stock to the investor at a price equal to 85 percent of the then current average market price of the Company's Common Stock, as determined under the Equity Line Agreement. Puts can be made every 20 trading days in amounts ranging from a minimum of $150,000 to a maximum of $1,000,000, depending on the trading volume and the market price of the Common Stock at the time of each put. The Company is required to put at least $3,000,000 of its Common Stock to the investor over the life of the Equity Line Agreement. To date, no shares of Common Stock have been issued under the Equity Line Agreement.

 In conjunction with the Equity Line Agreement, in October, 1998, the Company issued to the investor a warrant (the "Warrant") which entitles the holder to purchase 200,000 shares of Common Stock of the Company at a price of $1.0165 per share. The Warrant is exercisable at any time beginning in April, 1999 and ending in April, 2002. The Warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the Warrant is payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of Common Stock underlying the Warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price. Also in connection with the Equity Line Agreement, in October, 1998, the Company issued currently exercisable warrants for 100,000 shares of common stock to the Placement Agent. Such warrants expire in October, 2001.

In December 1997, the Company issued $7.5 million of convertible preferred stock to a group of private investors in a private placement. The preferred stock and the underlying common shares into which it was convertible were subsequently registered for resale.

In November 1995, the Company sold 1,256,565 shares of
CYTOGEN common stock to a European institutional investor (the "Investor") in a private placement transaction pursuant to Regulation S of the Securities Act for an aggregate price of $5.0 million. The Company also sold to the Investor (i) 729,394 shares of CYTOGEN common stock in April 1996 for an aggregate price of $5.0 million, (ii) 913,909 shares of CYTOGEN common stock in October 1996 for an aggregate price of $5.0 million pursuant to a Stock Purchase Agreement between CYTOGEN and the Investor, dated as of August 27, 1996, as amended (the "Purchase Agreement"), and (iii) 776,791 shares of CYTOGEN common stock in November 1996 for an aggregate price of $4.0 million under the Purchase Agreement.

The securities issued and to be issued by the Company pursuant to the transactions described above have been and will be issued without registration under the Securities Act of 1933 in reliance upon the exemptions from registration provided under
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, or other exemptions. The foregoing transactions did not involve any public offering, the investors either received or had access to adequate information about the Company in order to make an informed investment decision, and the Company reasonably believed that each of the investors was "sophisticated" within the meaning of Section 4(2) of the Securities Act.


ITEM 16. Exhibits and Financial Statement Schedules

	(a)  Exhibits

3.1 - Certificate of Incorporation of the Registrant, restated and amended. Filed as an exhibit to Form 10-Q Quarterly
    Report for the quarter ended June 30, 1996 (Commission File
    No. 0-14879) and incorporated herein by reference.

3.2 - By-Laws of the Registrant, as amended. Filed as an exhibit to Form S-4 Registration Statement (No. 33-88612) and incorporated herein by reference.

4.1 - Specimen Certificate for common stock of the Registrant.
     Filed as an exhibit to Amendment No. 1 to Form S-1
     Registration Statement (No. 33-5533) and incorporated herein by reference.

5.1 - Opinion of Donald F. Crane, Jr.  Filed herewith.

21.1 - List of Subsidiaries.  Filed as an exhibit to Form 10-K/A
     Annual Report for the year ended December 31, 1997
     (Commission File No. 0-14879) and incorporated herein by reference.

23.1 - Consent of Arthur Andersen LLP.  Filed herewith.

23.2 - Consent of counsel as to legal opinion.  (included in Exhibit 5.1)

24.1 - Power of Attorney (included on page II-5)

27.1	- Financial Data Schedule
_________________

	(b)  Consolidated Financial Statement Schedules

	All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. Undertakings

	The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

	The undersigned Registrant hereby undertakes that:

	(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

	(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                          SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 10, 1998.

                         							CYTOGEN CORPORATION



                                By: /s/ H. Joseph Reiser
                                    ------------------------
                          						    H. Joseph Reiser
                                    Chief Executive Officer
                                     and President


POWER OF ATTORNEY

	KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints
H. Joseph Reiser, Jane M. Maida, or Donald F. Crane, Jr., and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any prospectus included herein, and to file the same, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on December 10, 1998 in the capacities indicated:

Signature                            Title                            Date
---------                           -------                           ----

/s/ H. Joseph Reiser       Chief Executive Officer and         December 29, 1998
--------------------       President (Principal Executive
H. Jospeh Reiser           Officer and Director


/s/ Jane M. Maida          Chief Accounting Officer            December 29, 1998
--------------------       (Principal Accounting Officer)
Jane M. Maida

/s/                         Director                           December 29, 1998
--------------------
John E. Bagalay

/s/ *                       Director                           December 29, 1998
----------------------
Ronald J. Brenner

/s/                         Director                           December 29, 1998
----------------------
Stephen K. Carter


/s/ *                       Director and                       December 29, 1998
---------------------        Chairman of the Board
James A. Grigsby

/s/ *                       Director                           December 29, 1998
---------------------
Robert F. Hendrickson

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